                               PURCHASE AGREEMENT



                                   dated as of



                                 October 6, 1995


                                     between



                             FOREST OIL CORPORATION


                                       and


                              SAXON PETROLEUM INC.



                                TABLE OF CONTENTS
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
ARTICLE I         TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . .   1
      1.1         First Closing Transactions . . . . . . . . . . . . . . . .   1
      1.2         Second Closing Transactions. . . . . . . . . . . . . . . .   2
      1.3         Closing Adjustments. . . . . . . . . . . . . . . . . . . .   2
      1.4         Additional Adjustments . . . . . . . . . . . . . . . . . .   3

ARTICLE II        CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . .   3
      2.1         First Closing. . . . . . . . . . . . . . . . . . . . . . .   3
      2.2         Second Closing . . . . . . . . . . . . . . . . . . . . . .   3
      2.3         Location of Closing. . . . . . . . . . . . . . . . . . . .   3

ARTICLE III       CONDITIONS OF CLOSINGS . . . . . . . . . . . . . . . . . .   4
      3.1         Conditions Precedent to Both Closings. . . . . . . . . . .   4
      3.2         Additional Conditions Precedent to First Closing . . . . .   6
      3.3         Additional Conditions Precedent to Second Closing. . . . .   7
      3.4         Legends. . . . . . . . . . . . . . . . . . . . . . . . . .   9

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF
                  THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . .  10
      4.1         Corporate Existence and Power. . . . . . . . . . . . . . .  10
      4.2         Authorization; Contravention . . . . . . . . . . . . . . .  11
      4.3         Approvals. . . . . . . . . . . . . . . . . . . . . . . . .  11
      4.4         Binding Effect . . . . . . . . . . . . . . . . . . . . . .  11
      4.5         Financial Information. . . . . . . . . . . . . . . . . . .  12
      4.6         Absence of Certain Changes or Events . . . . . . . . . . .  12
      4.7         Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
      4.8         Litigation . . . . . . . . . . . . . . . . . . . . . . . .  14
      4.9         Compliance with Laws . . . . . . . . . . . . . . . . . . .  15
      4.10        Licenses . . . . . . . . . . . . . . . . . . . . . . . . .  15
      4.11        Employee Matters . . . . . . . . . . . . . . . . . . . . .  16
      4.12        Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  17
      4.13        Property . . . . . . . . . . . . . . . . . . . . . . . . .  17
      4.14        Oil and Gas Interests. . . . . . . . . . . . . . . . . . .  17
      4.15        Equipment. . . . . . . . . . . . . . . . . . . . . . . . .  20
      4.16        Leases . . . . . . . . . . . . . . . . . . . . . . . . . .  21
      4.17        Securities . . . . . . . . . . . . . . . . . . . . . . . .  21
      4.18        Proprietary Rights . . . . . . . . . . . . . . . . . . . .  21
      4.19        Insurance. . . . . . . . . . . . . . . . . . . . . . . . .  21
      4.20        Debt . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
      4.21        No Default . . . . . . . . . . . . . . . . . . . . . . . .  22
      4.22        Capitalization . . . . . . . . . . . . . . . . . . . . . .  23
      4.23        Environmental Matters. . . . . . . . . . . . . . . . . . .  24

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                                     -ii-

                                                                            Page
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
      4.24        Books and Records. . . . . . . . . . . . . . . . . . . . .  27
      4.25        Material Contracts . . . . . . . . . . . . . . . . . . . .  27
      4.26        Misstatements. . . . . . . . . . . . . . . . . . . . . . .  28
      4.27        Securities Filings . . . . . . . . . . . . . . . . . . . .  28
      4.28        Required Vote. . . . . . . . . . . . . . . . . . . . . . .  28
      4.29        No Merger Agreements . . . . . . . . . . . . . . . . . . .  28
      4.30        Aggregate Material Adverse Effect. . . . . . . . . . . . .  29
      4.31        Continuing Representations and Warranties. . . . . . . . .  29
      4.32        Restricted Securities. . . . . . . . . . . . . . . . . . .  29

ARTICLE V         REPRESENTATIONS AND WARRANTIES
                  OF THE PURCHASER . . . . . . . . . . . . . . . . . . . . .  30
      5.1         Corporate Existence and Power. . . . . . . . . . . . . . .  30
      5.2         Authorization; Contravention . . . . . . . . . . . . . . .  30
      5.3         Approvals. . . . . . . . . . . . . . . . . . . . . . . . .  30
      5.4         Binding Effect . . . . . . . . . . . . . . . . . . . . . .  31
      5.5         Financial Information. . . . . . . . . . . . . . . . . . .  31
      5.6         Absence of Certain Changes or Events . . . . . . . . . . .  31
      5.7         Litigation . . . . . . . . . . . . . . . . . . . . . . . .  31
      5.8         Compliance with Laws . . . . . . . . . . . . . . . . . . .  32
      5.9         Capitalization . . . . . . . . . . . . . . . . . . . . . .  32
      5.10        Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  34
      5.11        Misstatements. . . . . . . . . . . . . . . . . . . . . . .  34
      5.12        SEC Documents. . . . . . . . . . . . . . . . . . . . . . .  35
      5.13        Reporting Issuer . . . . . . . . . . . . . . . . . . . . .  35
      5.14        Fees for Brokers and Finders . . . . . . . . . . . . . . .  35
      5.15        Books and Records. . . . . . . . . . . . . . . . . . . . .  35
      5.16        Representations Relating to Number Company . . . . . . . .  36
      5.17        Representations Relating to Archean Shares . . . . . . . .  37
      5.18        Continuing Representations and Warranties. . . . . . . . .  37
      5.19        Restricted Securities. . . . . . . . . . . . . . . . . . .  38

ARTICLE VI        COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . .  38
      6.1         Affirmative Covenants of the Company . . . . . . . . . . .  38
      6.2         Negative Covenants of the Company. . . . . . . . . . . . .  44
      6.3         Covenants of the Purchaser . . . . . . . . . . . . . . . .  47

ARTICLE VII       ADDITIONAL COVENANTS OF THE PARTIES. . . . . . . . . . . .  48
      7.1         Mutual Covenants of the Parties. . . . . . . . . . . . . .  48

ARTICLE VIII      TERMINATION. . . . . . . . . . . . . . . . . . . . . . . .  50
      8.1         Termination. . . . . . . . . . . . . . . . . . . . . . . .  50
      8.2         Expenses and Fees. . . . . . . . . . . . . . . . . . . . .  52

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                                     -iii-

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
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
ARTICLE IX        INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . .  53
      9.1         Indemnification. . . . . . . . . . . . . . . . . . . . . .  53
      9.2         Security for Indemnification Obligation. . . . . . . . . .  56
      9.3         No Limitation on Other Rights of Recovery. . . . . . . . .  56

ARTICLE X         MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . .  57
      10.1        Notices. . . . . . . . . . . . . . . . . . . . . . . . . .  57
      10.2        No Waivers; Remedies; Specific Performance . . . . . . . .  57
      10.3        Amendments, Etc. . . . . . . . . . . . . . . . . . . . . .  57
      10.4        Successors and Assigns . . . . . . . . . . . . . . . . . .  58
      10.5        Accounting Terms and Determinations. . . . . . . . . . . .  58
      10.6        Governing Law. . . . . . . . . . . . . . . . . . . . . . .  58
      10.7        Counterparts; Effectiveness. . . . . . . . . . . . . . . .  58
      10.8        Severability of Provisions . . . . . . . . . . . . . . . .  58
      10.9        Headings and References. . . . . . . . . . . . . . . . . .  58
      10.10       Entire Agreement . . . . . . . . . . . . . . . . . . . . .  59
      10.11       Survival . . . . . . . . . . . . . . . . . . . . . . . . .  59
      10.12       Exclusive Jurisdiction . . . . . . . . . . . . . . . . . .  59
      10.13       Non-Recourse . . . . . . . . . . . . . . . . . . . . . . .  59



ANNEX
Annex A           -     Definitions


EXHIBITS

Exhibit A         -     Terms of Series A and Series B Preferred Shares and
                        Common Shares and Non-Voting Shares
Exhibit B         -     Form of Prospectus Agreement
Exhibit C         -     Form of Company Registration Rights Agreement
Exhibit D         -     Form of Warrant
Exhibit E         -     Form of Equity Participation Agreement
Exhibit F         -     Form of Voting Agreement
Exhibit G         -     Form of Escrow Agreement


                               PURCHASE AGREEMENT


            PURCHASE AGREEMENT dated as of October 6, 1995 between FOREST OIL CORPORATION, a New York corporation (the "PURCHASER"), and SAXON PETROLEUM INC., an Alberta corporation (the "COMPANY").

            Terms not otherwise defined in this Agreement have the meanings stated in Annex A.

            The parties agree as follows:


                                    ARTICLE I

                                  TRANSACTIONS


1.1         FIRST CLOSING TRANSACTIONS

            Subject to the terms and conditions set forth in this Agreement, at the First Closing,

      (a) the Company shall issue, sell and deliver to the Purchaser 8,800,000 Common Shares of the Company (the "COMMON SHARES") in exchange for 790,000 shares of common stock of the Purchaser (the "FOREST SHARES") to be issued, sold and delivered by the Purchaser to the Company;

      (b) the Company shall issue, sell and deliver to the Purchaser 3,000,000 Redeemable Preferred Shares, Series B (the "SERIES B PREFERRED SHARES"), having (i) the rights, privileges, restrictions and conditions set out in Exhibit A attached hereto, and (ii) the collateral security set out in Exhibit "G" hereto and the Purchaser shall deliver a certified cheque or bank draft for $3,000,000 as payment for the Series B Preferred Shares;

      (c) the Company and the Purchaser shall execute and deliver the Prospectus Agreement substantially in the form of Exhibit B attached hereto; (the "PROSPECTUS AGREEMENT").

      (d) the Company and the Purchaser shall execute and deliver the Company Registration Rights Agreement substantially in the form of Exhibit C attached hereto (the "COMPANY REGISTRATION RIGHTS AGREEMENT").

1.2         SECOND CLOSING TRANSACTIONS

            Subject to the terms and conditions set forth in this Agreement, at the Second Closing:

      (a) the Company will redeem the Series B Preferred Shares by making a cash payment to the Purchaser in the sum of $1,500,000, issuing and delivering to the Purchaser the number of Common Shares issuable upon such redemption and issuing to the Purchaser Non-Voting Shares in satisfaction of accrued but unpaid dividends to the Second Closing Date;

      (b) the Company shall issue, sell and deliver to the Purchaser 32,000,000 Common Shares less the number of Common Shares issued under paragraph (a) as payment of the redemption price of the Series B Preferred Shares, 12,300,000 Non-Voting Shares and
            5,300,000 Warrants substantially in the form of Exhibit D (the "WARRANTS"), in exchange for 4,510,000 Forest Shares (subject to adjustment under Section 1.3) to be issued, sold and delivered by the Purchaser to the Company;

      (c) the Company shall issue, sell, assign and deliver to the Purchaser 15,500,000 Non-Voting Series A Preferred Shares (the "SERIES A PREFERRED SHARES") having the rights, privileges, restrictions and conditions set out in Exhibit A attached hereto in exchange for the Number Company Shares which the Purchaser shall sell, assign and deliver to the Company; and

      (d) the Company and the Purchaser shall execute and deliver the Equity Participation Agreement substantially in the form of Exhibit E attached hereto (the "EQUITY PARTICIPATION AGREEMENT")

1.3         CLOSING ADJUSTMENTS

            At the Second Closing the following adjustments shall be made if the Forest Reference Price is below U.S. $2.50 or above U.S. $3.50:

      (a) if the Forest Reference Price is less than U.S. $2.50 the aggregate number of Forest Shares shall be increased by a number of Forest Shares determined as follows:

(U.S. $2.50 - Forest Reference Price to a minimum of U.S. $2.00) X 5,300,000
----------------------------------------------------------------------------
                             Forest Reference Price

            or the Purchaser may, at its option in lieu of issuing additional Forest Shares, make a cash payment to the Company in an amount equal to the numerator of such fraction;

      (b) if the Forest Reference Price is greater than U.S. $3.50 the aggregate number of Forest Shares shall be decreased as follows:

(Forest Reference Price to a maximum of U.S. $4.00 - U.S. $3.50) X 5,300,000
----------------------------------------------------------------------------
                             Forest Reference Price

            or the Company may, at its option, in lieu of accepting such reduction, make a cash payment to the Purchaser in an amount equal to the numerator of such fraction.

1.4         ADDITIONAL ADJUSTMENTS

            In the event that prior to the Second Closing Date any change is made in the Forest Shares (by reason of stock dividends (other than stock dividends on the $.75 Convertible Preferred Stock), non-cash dividends, extraordinary cash dividends, stock splits, consolidations, recapitalizations, subdivisions, mergers, conversions or the like) an adjustment shall be made to the number of Forest Shares issuable under Section 1.2 such that the number of Forest Shares issued is the number that would have been received by the Company had the Second Closing Date occurred immediately prior to such event or the record date therefor as applicable. In the event of any such change appropriate adjustments to the formula in Section 1.3 shall be made.


                                   ARTICLE II

                                    CLOSING

2.1         FIRST CLOSING

            The closing of the transactions set forth in Section 1.1 (the "FIRST CLOSING TRANSACTIONS") shall take place (the "FIRST CLOSING") on October 13, 1995 or, at the election of the Purchaser, on the second Business Day after the conditions precedent to the obligations of the parties under this Agreement with respect thereto shall have been satisfied or waived, as the case may be, or on such other date as the parties may agree in writing (the "FIRST CLOSING DATE"), but in no event later than October 31, 1995.

2.2         SECOND CLOSING

            The closing of the transactions set forth in Section 1.2 (the "SECOND CLOSING TRANSACTIONS") shall take place (the "SECOND CLOSING") on December 20, 1995 or, at the election of the Purchaser, on the second Business Day after the conditions precedent to the obligations of the parties under this Agreement with respect thereto shall have been satisfied or waived, as the case may be, or on such other date as the parties may agree in writing (the "SECOND CLOSING DATE"), but in no event later than December 31, 1995.

2.3         LOCATION OF CLOSING

            The First Closing and the Second Closing (collectively, the "CLOSINGS") shall take place at the executive offices of the Company at its address stated on the signature pages of this Agreement or at such other location as agreed to by the parties.


                                   ARTICLE III

                             CONDITIONS OF CLOSINGS

3.1         CONDITIONS PRECEDENT TO BOTH CLOSINGS

            The respective obligations of each party under this Agreement with respect to the Transactions are subject to the satisfaction of each of the following conditions, unless waived by the party for whose benefit they are intended, at or before the related Closing:

      (a) each of the Company and the Purchaser shall have obtained from each Governmental Body or other person each Approval or taken all actions required to be taken in connection with each Approval, as the case may be, in each case with respect to an Approval that is required or advisable on the part of that person for (1) the due execution and delivery by that person of each Transaction Document to which it is or may become a party, (2) the conclusion of the First Closing Transactions or the Second Closing Transactions, as the case may be,
            (3) the performance by that person of its obligations under each Transaction Document to which it is or may become a party with respect to the First Closing Transactions or the Second Closing Transactions, as the case may be, and (4) the exercise by that person of its rights and remedies under each Transaction Document to which it is or may become a party with respect to the First Closing Transactions or the Second Closing Transactions, as the case may be;

      (b) no Action shall be pending or, to the knowledge of the Company or the Purchaser or any of its material Subsidiaries, threatened against either of them or, to their knowledge, any other person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the conclusion of the First Closing Transactions or the Second Closing Transactions, as the case may be;

      (c) neither the Company nor the Purchaser (1) is in violation of or default, in any material respect, with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, (2) would be in violation of or default, in any material respect, with respect to the same in connection with or as a result of the conclusion of the First Closing Transactions or the Second Closing Transactions, as the case may be, or (3) has received notice that, in connection with or as a result of the conclusion of the First Closing Transactions or the Second Closing

            Transactions, as the case may be, it is or would be in violation of or default, in any material respect, with respect to the same;

      (d) the representations and warranties of the other party contained in each Transaction Document to which it is a party shall be true and correct in all material respects on and as of the First Closing Date or the Second Closing Date, as the case may be, with the same force and effect as though made on and as of such Closing Date;

      (e) the other party shall have performed, in all material respects, all of its covenants and other obligations required by each Transaction Document required to be performed at or before the First Closing or the Second Closing, as the case may be; and

      (f) the party shall have received from the other party the following, each dated the First Closing Date or the Second Closing Date, as the case may be, in form and substance reasonably satisfactory to the party:

            (1) a certificate of the Secretary or an Assistant Secretary of such other party with respect to (i) the certificate of incorporation or articles of incorporation, as the case may be, of such other party, (ii) the bylaws of such other party,
                  (iii) the resolutions of the Board of Directors of such other party, approving the Transaction Documents to which such other party is a party and the other documents to be delivered by it under the Transaction Documents and (iv) the names and true signatures of the officers of such other party, authorized to sign each Transaction Document to which such other party is a party and the other documents to be delivered by such other party, under the Transaction Documents;

            (2) a certificate of the President or a Vice President of such other party to the effect that (i) the representations and warranties of such other party contained in the Transaction Documents to which it is a party are true and correct in all material respects as of the First Closing Date or the Second Closing Date, as the case may be, and (ii) such other party has performed, in all material respects, all covenants and other obligations required by the Transaction Documents to which it is a party to be performed by it at or before the First Closing or the Second Closing, as the case may be;

            (3) with respect to the Company, certified copies, or other evidence satisfactory to the Purchaser, of all Approvals of all Governmental Bodies and other persons with respect to the Company referred to in Section 4.3;

            (4) with respect to the Purchaser, certified copies, or other evidence satisfactory to the Company, of all Approvals of all Governmental Bodies and other persons with respect to the Purchaser referred to in Section 5.3;

            (5) a certificate of the applicable corporate authorities as to the valid existence, or where available good standing of the party;

            (6) with respect to the Company, a favourable opinion of counsel for the Company as to such matters reasonably requested by the receiving party; and

            (7) with respect to the Purchaser, a favourable opinion of one or more counsel for the Purchaser as to such matters reasonably requested by the receiving party.

3.2         ADDITIONAL CONDITIONS PRECEDENT TO FIRST CLOSING

            The respective obligations of each party under this Agreement with respect to the First Closing Transactions are also subject to the satisfaction of each of the following conditions unless waived by the party for whose benefit they are intended, at or before the First Closing;

      (a) each of the Company and the Purchaser shall have conducted satisfactory due diligence reviews with respect to the other by 24 hours before the First Closing;

      (b) the board of directors of Forest, at a meeting duly called and held, shall have duly approved the Transactions;

      (c) the board of directors of the Company, at a meeting duly called and held, shall have duly (1) determined that the Transactions, taken as a whole, are in the best interests of the Company and its shareholders, (2) resolved to recommend that holders of Common Shares approve the Transactions (collectively, the "RECOMMENDATIONS") and (3) approved the Transaction Documents and the Transactions;

      (d) Sayer Securities Limited shall have delivered to the board of directors of the Company an opinion, satisfactory to the Company and the Purchaser, to the effect that the terms of the Transactions taken as a whole, are fair to the shareholders of the Company from a financial point of view;

      (e) the Company and the Purchaser shall have executed and delivered the Prospectus Agreement substantially in the form of Exhibit B attached hereto, with such changes therein as shall have been approved by the Company and the Purchaser;

      (f) the Company and the Purchaser shall have executed and delivered the Company Registration Rights Agreement substantially in the form of Exhibit C attached hereto, with such changes therein as shall have been approved by the Company and the Purchaser;

      (g) the Company shall have duly executed and delivered to the Purchaser one or more certificates representing 8,800,000 Common Shares;

      (h) a certificate of amendment shall have been issued under the BUSINESS CORPORATIONS ACT (Alberta) creating the Series B Preferred Shares and the Company shall have duly executed and delivered to the Purchaser a certified copy of such certificate of amendment together with one or more certificates representing 3,000,000 Series B Preferred Shares;

      (i) the Purchaser shall have delivered to the Company $3,000,000 in immediately available funds as payment for the purchase price for the Series B Preferred Shares;

      (j) the Purchaser shall have delivered to the Company one or more certificates representing 790,000 Forest Shares;

      (k) the Management Shareholders shall have executed and delivered a Voting Agreement substantially in the form of Exhibit F hereto with such amendments as may be approved by the Purchaser;

      (l) the Company shall have provided the Purchaser with evidence of the repayment of the indebtedness held by Enron Capital and Trade Resources Canada Corp. (other than certain obligations previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement);

      (m) the written approval of lenders to the Company and the Purchaser shall have been obtained on terms satisfactory to the Company in the case of the Company's lenders and satisfactory to the Purchaser in the case of the Company's and the Purchaser's lenders; and

      (n) the approval of The Alberta Stock Exchange to the First Closing Transactions and the approval of the Ontario Securities Commission to the issue of Series B Preferred Shares shall have been obtained on terms acceptable to the Company and the Purchaser.

3.3         ADDITIONAL CONDITIONS PRECEDENT TO SECOND CLOSING

            The respective obligations of each party under this Agreement with respect to the Second Closing Transactions are also subject to the satisfaction of each of the following conditions unless waived by the party for whose benefit they are intended, at or before the Second Closing:

      (a) the Company shall have duly executed and delivered to the Purchaser certificates representing the Common Shares, the Non-Voting Shares and the Warrants required pursuant to Sections 1.2, 1.3 and 1.4;

      (b) the Company shall have duly redeemed the Series B Preferred Shares by paying to the Purchaser $1,500,000 in immediately available funds and duly executing and delivering to the Purchaser a certificate representing 4,000,000 Non-Voting Shares and a certificate representing Non-Voting Shares issued in payment of accrued but unpaid dividends to the Second Closing Date and the Purchaser shall submit to the Company a cheque payable to Revenue Canada for the withholding tax due in respect of such dividend;

      (c) a certificate of amendment shall have been issued under the BUSINESS CORPORATIONS ACT (Alberta) creating the Series A Preferred Shares, and the Company shall have delivered a certified copy of such certificate of amendment to the Purchaser;

      (d) the Purchaser shall have duly transferred to the Company the Number Company Shares and provided the Company with a clearance certificate under Section 116 of the INCOME TAX ACT (Canada) in respect of such disposition and the Company shall have duly executed and delivered to the Purchaser a certificate representing 15,500,000 Series A Preferred Shares;

      (e) the Shareholders Meeting shall have been duly held and all approvals of the shareholders of the Company required in order to consummate the Transactions shall have been duly obtained and evidence thereof provided to the Purchaser;

      (f) the Company shall have received the resignations, effective as of the Second Closing Date, of 4 directors identified by the Company and agreed to by the Purchaser;

      (g) 4 persons selected by the Purchaser shall have been elected or appointed as directors of the Company effective as of the Second Closing Date, of which one person (which need not be the same person in each instance), as selected by the Purchaser, shall have been appointed to each of the Executive Committee (if one is then established), the Compensation Committee and the Audit Committee of the Board of Directors of the Company;

      (h) the Company and the Purchaser shall have entered into the Equity Participation Agreement substantially in the form of Exhibit F; and

      (i) the Company shall have been novated into the Archean Shareholders Agreement in place of the Purchaser or the Purchaser shall have entered into an agreement with the Company pursuant to which the Purchaser will exercise its rights under the Archean Shareholder Agreement in the manner directed by the Company.

3.4         LEGENDS

      (a) Each certificate for Forest Shares, and any certificate issued in exchange therefor or upon transfer, except certificates issued in connection with a sale registered under the Securities Act of 1933 (the "SECURITIES ACT") and except as provided below, shall bear legends to the following effect:

            (1) "The shares represented hereby and any interest herein or therein have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any state of the United States, and may not be re-offered, re-sold, pledged, hypothecated or otherwise transferred or disposed of except pursuant to an effective registration statement or in a transaction which, in the opinion of counsel to the Company, is exempt from such registration."

            (2) "The shares represented by this certificate are subject to the restrictions contained in the Registration Rights Agreement dated as of __________, 1995, a copy of which is on file at the office of the Secretary of the Company."

            (3) "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Forest Oil Corporation and Mellon Securities Trust Company, dated as of October 14, 1993 (the "RIGHTS AGREEMENT"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Forest Oil Corporation. Under certain circumstances, as set forth in the Rights Agreement, those Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Forest Oil Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As described in the Rights Agreement, Rights issued to or acquired by any Acquiring Person (as defined in the Rights Agreement) shall, under certain circumstances, become null and void."

      (b) The legend stated in Section 3.4(a)(1), shall be removed by delivery of one or more substitute certificates without such legend if the holder thereof shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that the legend is not required for purposes of the Securities Act.

      (c) The legend stated in Section 3.4(a)(2) shall be removed at such time as the related securities are no longer subject to the Registration Rights Agreement referenced therein.

      (d) Each certificate for the Common Shares, the Non-Voting Shares and the Series A and Series B Preferred Shares, and any certificate issued in exchange therefor or upon the transfer thereof, except certificates issued in connection with a sale pursuant to a prospectus, and except as provided below, shall bear legends to the following effect:

            (1) "This certificate is not transferable until [one year or 18 months, as applicable] after issuance except pursuant to an exemption from the prospectus requirements contained in the applicable securities legislation."

            (2) "The shares represented hereby and any interest herein or therein have not been registered under the United States Securities Act of 1933, as amended, or the securities laws of any state of the United States, and may not be re-offered, re-sold, pledged, hypothecated or otherwise transferred or disposed of except pursuant to an effective registration statement or in a transaction which, in the opinion of counsel to the Company, is exempt from such registration."

            (3) "The shares represented by this certificate are subject to the restrictions contained in the Prospectus Agreement dated as of _______________, 1995, a copy of which is on file with the Secretary of the Company."

      (e) The legend stated in Section 3.4(d)(1) shall be removed after the date referred to in the legend.

      (f) The legend stated in Section 3.4(d)(2) shall be removed at such time as the related securities are no longer subject to the Prospectus Agreement referenced therein.


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants as follows:

4.1         CORPORATE EXISTENCE AND POWER

            The Company (1) is a corporation duly amalgamated, validly existing and in good standing under the laws of Alberta, (2) has all necessary corporate power and authority and all material licenses, authorizations, consents and approvals required to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used and to carry on its business as now conducted and proposed to be conducted, (3) is duly qualified as an extra-provincial corporation under the laws of each jurisdiction in which both (A) qualification is required either (i) to own, lease, license or use its properties now owned, leased, licensed and used or
(ii) to carry on its business as now conducted and (B) the failure to be so qualified could materially and adversely affect either or both of
(i) the business, properties, operations, prospects or condition (financial or otherwise) of the Company, and (ii) the ability of the Company to perform its obligations under any Transaction Document to which it is or may become a party and (4) has all necessary corporate power and authority to execute and deliver each Transaction Document to which it is or may become a party.

4.2         AUTHORIZATION; CONTRAVENTION

            Subject to obtaining the Approvals referred to in Section 4.3, the execution and delivery by the Company of each Transaction Document to which it is or may become a party and the performance by it of its obligations under each of those Transaction Documents have been duly authorized by all necessary corporate action and do not and will not (1) contravene, violate, result in a breach of or constitute a default under, (A) its articles of amalgamation or certificate of amalgamation or bylaws, (B) any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator by which the Company or any of its properties may be bound or affected, or (C) any agreement, indenture or other instrument to which the Company is a party or by which the Company or its properties may be bound or affected or (2) except as contemplated by the Transaction Documents, result in or require the creation or imposition of any Lien on any of the properties now owned or hereafter acquired by the Company.

4.3         APPROVALS

            Except with respect to the approvals referenced in Sections 3.2(c) and 3.2(m), the approval of The Alberta Stock Exchange, the approval of the shareholders of the Company referenced to in Section 3.3(e) and the approval of the Director of the Ontario Securities Commission under Section 20.9 of the Ontario Securities Commission Policy 5.2, no Approval of any Governmental Body or other person is required or advisable on the part of the Company for (1) the due execution and delivery by the Company of any Transaction Document to which it is or may become a party, (2) the conclusion of the Transactions, (3) the performance by the Company of its obligations under each Transaction Document to which it is or may become a party with respect to the Transactions and (4) the exercise by the Purchaser of its rights and remedies under each Transaction Document with respect to the Transactions.

4.4         BINDING EFFECT

            Each Transaction Document to which the Company is or may become a party is, or when executed and delivered in accordance with this Agreement will be, a legally valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

4.5         FINANCIAL INFORMATION

      (a) The consolidated balance sheet of the Company and its Subsidiaries as of December 31, 1994 and the related consolidated statements of income and retained earnings and cash flows for the fiscal year then ended, reported on by KPMG Peat Marwick Thorne and contained in the Company's 1994 Annual Report and the consolidated balance sheet of the Company as of June 30, 1995 and the related consolidated statements of income and retained earnings and cash flow, a true and complete copy of each of which has been delivered to the Purchaser, present fairly in all material respects the consolidated financial position of the Company as of their respective dates and their consolidated results of operations and cash flows for the periods then ended, in accordance with GAAP applied on a consistent basis except as described in the footnotes to the financial statements included in such financial statements or as disclosed in writing to the Purchaser, which writing makes reference to this Agreement.

      (b) The Company has made available to the Purchaser copies of each management letter delivered to the Company or any Subsidiary by KPMG Peat Marwick Thorne in connection with the financial statements referred to in this Section 4.5 or relating to any review by them of the internal controls of the Company and its Subsidiaries during the three years ended December 31, 1994 or thereafter, and to the knowledge of the Company, has made available for inspection all reports and all working papers produced or developed by them or management in connection with their examination of those financial statements, as well as all such reports and working papers for prior periods for which any liability of the Company for Taxes has not been finally determined or barred by applicable statutes of limitation.

4.6         ABSENCE OF CERTAIN CHANGES OR EVENTS

      (a) Except as disclosed in writing to the Purchaser, which writing makes reference to this Agreement, since June 30, 1995, there has been no material adverse change in the business, properties, operations, prospects or condition (financial or otherwise) of the Company, except with respect to each circumstance or event that shall have affected the oil and gas industry generally, including, without limitation, warm weather in markets for the consumption of oil and gas products.

      (b) Since June 30, 1995, the Company has not done the following or entered into any agreement or other arrangement with respect to the following, except in each case with respect or pursuant to each Transaction Document to which it is or may become a party and except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement:

            (1) transferred any of its assets except in each case for fair consideration and in the ordinary course of business; or

            (2) waived, released, cancelled, settled or compromised any debt, claim or right of any material value except in each case in the ordinary course of business; or

            (3) transferred any right under any lease, license or agreement or any Proprietary Right or other intangible asset except in each case in the ordinary course of business; or

            (4) paid or agreed to pay any bonus, extra compensation, pension or severance pay, or otherwise increased the wage, salary or compensation (of any nature) to its shareholders, directors, officers or employees, or engaged any new officer or employee at an annual rate of compensation in excess of $50,000 in each case or for a period of employment of more than 180 days; or

            (5) to the knowledge of the Company, suffered any damage, destruction or casualty loss (whether or not covered by insurance) of property the greater of cost or fair market value of which exceeds $50,000 individually or in the aggregate or any taking of any of its property or assets the greater of cost or fair market value of which exceeds $50,000 individually or in the aggregate by condemnation or eminent domain; or

            (6) made any loan to or entered into any transaction with any of its shareholders having beneficial ownership of 5% or more of the common shares of the Company then issued and outstanding, or any of its directors, officers or employees giving rise to any claim or right of, by, or against any person in an amount or having a value in excess of $10,000; or

            (7) entered into any material agreement, arrangement, commitment, contract or transaction, amended or terminated any of the same or otherwise conducted any of its affairs, in any case not in the ordinary course of business and consistent with past practices; or

            (8) issued, sold or granted any Equity Securities or other securities of the Company except with respect to Permitted Issuances; or

            (9) made any contribution, other than regularly scheduled contributions, to any Company Employee Plan or made or incurred any commitment to establish or increase the obligation of the Company to any Company Employee Plan; or

            (10) except as disclosed in the footnotes to the financial statements referred to in Section 4.5, changed any accounting methods or principles used in recording transactions on the books of the Company or in preparing the financial statements of the Company that would materially impact the financial disclosure.

4.7         TAXES

      (a) The Company has filed all Tax Returns that are required to be filed with any Governmental Body and has paid all Taxes due pursuant to the Tax Returns or any assessment received by it or otherwise required to be paid, except Taxes being contested in good faith by appropriate proceedings and for which adequate reserves or other provisions are maintained, and except for the filing of Tax Returns as to which the failure to file could not, individually or in the aggregate, have a Material Adverse Effect.

      (b) Income tax returns of the Company and its Subsidiaries filed pursuant to the INCOME TAX ACT (Canada) have been assessed through the year ended December 31, 1994. The Company knows of no basis for the assessment of any material amount of Taxes for any period covered by the Tax Returns that are referred to in Section 4.7(a) that is not reflected on those Tax Returns. The Company is not a party to any Action by any Governmental Body and no claim has been asserted, threatened or proposed against it for assessment or collection of any Taxes. The Company has not executed or filed with Revenue Canada or any other taxing authority any agreement extending the period of assessment or collection of any Taxes other than a waiver granted to Alberta Treasury in respect of the year ended December 31, 1990 which matter has been settled and will be withdrawn.

      (c) All Taxes that the Company is required to withhold or collect have been withheld or collected and, to the extent required, have been paid over to the proper Governmental Body on a timely basis, and the Company has withheld proper amounts from its employees for all periods in full compliance with tax withholding provisions of applicable Regulations, except for withholdings or collections as to which the failure to withhold or collect could not, individually or in the aggregate, have a Material Adverse Effect.

      (d) No portion of the real property or plant, structures, fixtures or improvements of the Company is subject to any special assessment, the liability with respect to which, individually or in the aggregate, could have a Material Adverse Effect. The Company has no knowledge or reason to know of any proposal for any such assessment.

4.8         LITIGATION

      (a) Except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, there is no Action pending or, to the knowledge of the Company, threatened against the Company that (1) involves any of the

            Transactions or (2) individually or in the aggregate, if determined adversely to it, could result in a liability to it in an amount that exceeds $50,000 individually or $100,000 in the aggregate.

      (b) There is no Action pending or, to the knowledge of the Company, threatened against the Company, or any other person that involves any of the Transactions or any property owned, leased, licensed or used by the Company that, individually or in the aggregate, if determined adversely to it, could have a Material Adverse Effect.

4.9         COMPLIANCE WITH LAWS

            The Company is not in, and has not received notice of, a violation of or default with respect to, any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, including individual products or services sold or provided by it, except for violations or defaults that, individually or in the aggregate, could not have a Material Adverse Effect.

4.10        LICENSES

      (a) To the knowledge of the Company, the Company is the registered holder of each License that is required to be held by the Company so that it may carry on its business as now conducted and proposed to be conducted, the failure to hold which individually or in the aggregate, could have a Material Adverse Effect.

      (b) To the knowledge of the Company, each such License is validly issued, in good standing and in full force and effect, unimpaired by any act or omission by the Company. There is no Action pending or, to the knowledge of the Company, threatened against the Company that could result in the revocation, termination, suspension or material and adverse modification of any such License. The Company has no reason to believe that any such License will not be renewed in the ordinary course. The conclusion of the Transactions will not (and will not give any Governmental Body a right to) terminate or modify any rights of, or accelerate or increase any obligation of, the Company under any such License.

      (c) To the knowledge of the Company, the Company has filed or caused to be filed with each applicable Governmental Body all reports, applications, documents, instruments and information required to be filed by it pursuant to all applicable Regulations, other than those as to which the failure to file could not have a Material Adverse Effect.

      (d) To the knowledge of the Company, the Company is in substantial compliance with each License, with all Regulations applicable to the operations of its business as now conducted and proposed to be conducted and with all terms and conditions of all operating agreements relating to its business, non-compliance with which could have a Material Adverse Effect.

4.11        EMPLOYEE MATTERS

      (a)   EMPLOYEES AND EMPLOYEE PLANS

            (1) The Company has previously disclosed to the Purchaser in writing, which writing references this Agreement, a correct and complete list of:

                  (A) all employees of the Company and all consultants retained by the Company including in each case the terms of their employment or retainer and details of all written or oral agreements with such employees or consultants. No employees of the Company are subject to any union or collective bargaining agreements; and

                  (B) all Employee Plans. The Company has made available to the Purchaser true and complete copies of its Employee Plans and all related summary descriptions, including, without limitation, copies of any employee handbooks listing or describing any of its Employee Plans and summary descriptions of any of its Employee Plans not otherwise in writing.

            (2) Except for any failure or default that could not have a Material Adverse Effect, the Company has fulfilled or has taken all actions necessary to enable it to fulfil when due all of its obligations under each of its Employee Plans and there is no existing default or event of default or any event which, with or without the giving of notice or the passage of time, would constitute a default by it under any Employee Plan.

      (b)   EMPLOYMENT AND LABOUR RELATIONS. To the knowledge of the Company,

            (1) the Company has substantially complied with its obligations related to, and is not in default under, any material written or oral employment agreements and any written personnel policies to which the Company is a party or by which the Company is bound;

            (2) the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labour practices and there are no outstanding or threatened claims by or on behalf of any employees or former employees relating to their employment or length of employment.

4.12        SUBSIDIARIES

            The Company has no Subsidiaries or, except as contemplated herein, any agreements to acquire any Subsidiaries.

4.13        PROPERTY

      (a) The Company owns, leases or licenses all real property and personal property, tangible or intangible, other than Oil and Gas Interests, that are used or useful in its business and operations as now conducted and proposed to be conducted, the failure to own, lease or license which, individually or in the aggregate, could have a Material Adverse Effect. Each of the properties, tangible or intangible, so owned, leased, licensed or used by the Company are reflected in the financial statements referred to in Section 4.5 in the manner and to the extent required to be reflected therein by GAAP (other than any properties disposed of in the ordinary course of business, consistent with past practice).

      (b) Except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, the Company has good and marketable title to, or in the case of leased or licensed property has valid leasehold interests in or licenses to, each of the properties (other than Oil and Gas Interests), tangible or intangible, so owned, leased, licensed or used by the Company. The right, title and interest of the Company in and to each of those properties is free and clear of all Liens other than Permitted Liens.

      (c) To the knowledge of the Company, the Company has Good Title to such portion of the Oil and Gas Interests included or reflected in the engineering reports described in Section 4.14(a) and reflected in the financial statements referred to in Section 4.5 (other than any Oil and Gas Interests disposed of since the respective dates thereof in the ordinary course of business consistent with past practices).

4.14        OIL AND GAS INTERESTS

      (a) The Company has furnished or made available to the Purchaser a copy of the reports prepared by Fekete Associates Inc. (the "INDEPENDENT ENGINEERS"), dated as of December 31, 1994 and June 30, 1995 setting forth the estimated future reserves and income attributable to the Oil and Gas Interests of the Company.

      (b) All logs, reservoir reports, production reports, cost and expense data, tax information, pricing data, engineering and technical data, geological and geophysical data, and all other data and information, in each case to the extent furnished by the Company to the Independent Engineers in preparing the reports referred to in
            Section 4.14(a), were consistent in all material respects with, or were provided without adjustment in the form available on the internal records of the Company.

      (c)   Since the acquisition of each Oil and Gas Interest by the Company,
            (i) with respect to each Oil and Gas Interest operated by the Company, such Oil and Gas Interest has been operated in a reasonable manner and in accordance with generally prevailing standards of the oil and gas industry for similarly situated properties and (ii) with respect to each Oil and Gas Interest operated by a person other than the Company, the Company has maintained records with respect to such Oil and Gas Interests in a reasonable manner and in accordance with generally prevailing standards of the oil and gas industry applicable to non-operated interests in oil and gas properties.

      (d) Except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement:

            (1) the oil and gas leases giving rise to Oil and Gas Interests of the Company are in full force and effect and, with respect to all Oil and Gas Interests of the Company, the Company has not been advised by any lessor or any other party of any default under any such oil and gas leases or other Contract, which default has not heretofore been cured in all respects, in each case except to the extent the failure of such Oil and Gas Interest to be in full force and effect or the presence of such default could not, individually or in the aggregate, have a Material Adverse Effect;

            (2) the Company is not currently in breach of or in default under any obligations under any oil and gas lease or other Contract giving rise to a material Oil and Gas Interest owned by the Company;

            (3) except for amounts held in suspense in accordance with prudent industry practice, the Company has made or has caused to be made proper and timely payments (including but not limited to royalties, delay rentals and shut-in royalties), due under the oil and gas leases and other Contracts of the Company;

            (4) the Company is being paid, in all material respects, its percentage of the working or royalty interests included in its Oil and Gas Interests, without suspense and without indemnity other than those customarily found in the oil and gas industry;

            (5) the Company has fulfilled all material requirements for filings, certificates, disclosures of parties in interest and other similar matters contained in (or otherwise applicable thereto by Regulation) its Contracts and is fully qualified to own and hold its Oil and Gas Interests;

            (6) no other party to a material Contract to which the Company is a party has given or threatened to give notice of any Action to terminate, cancel, rescind or procure a judicial reformation of any such Contract or any provision thereof; and

            (7) there are no express obligations to engage in continuous development operations (i.e., drilling additional wells) in order to maintain any Contract giving rise to any material Oil and Gas Interest of the Company.

      (e)   Except as reflected in the financial statements referred to in
            Section 4.5 or as otherwise previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, the
            Company:

            (1) is not obligated by virtue of a prepayment arrangement under any gas contract containing a "take or pay" or similar provision, a production payment or any other arrangement to deliver a material amount of gas or oil attributable to its Oil and Gas Interests at some future time without then or thereafter receiving full payment therefor; or

            (2) has not received any funds or payments from purchasers of production of gas under gas contracts which are subject to a potential refund, which refunds, individually or in the aggregate, if required to be made would have a Material Adverse Effect.

      (f)   To the knowledge of the Company:

            (1) all of the producing wells located on lands included in any Oil and Gas Interests of the Company have been drilled and completed within the boundaries of such lands or within the limits otherwise permitted by contract, pooling or unit agreement, lease instrument and by Regulation;

            (2) all drilling and completion of the wells included in the Oil and Gas Interests of the Company and all development and operations on such Oil and Gas Interests have been conducted in compliance with all applicable Regulations and licenses; and

            (3) except as may be reflected in the engineering reports referred to in Section 4.14(a), no well located on lands included in any Oil and Gas Interests of the Company is subject to penalties on allowables because of any overproduction (legal or illegal) which would prevent the full legal and regular allowable (including maximum permissible tolerance) as prescribed by any Governmental Body to be assigned to any such well;

            except with respect to such failures of compliance which, individually or in the aggregate, could have a Material Adverse Effect.

      (g) Except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement:

            (1) there exist no material impairments to any Approvals granted by any federal or provincial Governmental Body in Canada, in each case with respect the assignments by the Company of an interest in any such federal or provincial leases to any party; and

            (2) the Company has complied in all material respects with all Regulations applicable to such federal or provincial leases.

      (h) Except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, as of the most recent date or dates before the date hereof for which information is available, with respect to the Oil and Gas Interests of the Company which are subject to a gas contract and a balancing agreement with respect to the production of petroleum or other similar agreement, there has not been delivered to or for the account of the Company more production of gas than the amount to which such person is entitled and the Company is not subject to any material "make up" deliveries of gas out of its proportionate share of production.

4.15        EQUIPMENT

      (a) Except with respect to Equipment in which the Company has an interest by virtue of the ownership of a non-operating interest in an Oil and Gas Interest, the Company has control of Equipment in which the Company has an interest, the failure to have control of which, individually or in the aggregate, could have a Material Adverse Effect.

      (b) To the knowledge of the Company, the Equipment and other personal property of the Company, the loss of use, forfeiture or other disposition of which, individually or in the aggregate, could have a Material Adverse Effect, are in good condition and repair, except for ordinary wear and tear, are suitable and adequate for the uses for which they are used and intended and to carry on the business of the Company as now conducted and as proposed to be conducted, comply in all material respects with the terms and conditions of all agreements relating to the Equipment and other personal property of the Company, and are in conformity in all material respects with all Regulations and all decisions, rulings, orders and awards of any arbitrator applicable to its or its business, properties or operations of any Governmental Body currently in effect, scheduled to come into effect or proposed to be adopted, entered or issued, as the case may be.

4.16        LEASES

      (a) The Company has previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, a correct and complete description and list of the Leases in which the Company has an interest (other than month to month leases), whether as lessor or lessee, the failure to hold which, individually or in the aggregate, could have a Material Adverse Effect.

      (b) Each such Lease in which the Company has an interest has, to the knowledge of the Company with respect to parties other than the Company, been duly authorized, executed and delivered by all parties to such Lease, is in full force and effect and constitutes a legal, valid and binding obligation of the parties to such Lease or their respective successors or assigns, enforceable against them in accordance with the terms of such Lease. There is no material liability or obligation of the Company with respect to any such Lease that, under the terms of such Lease, is required to be paid or otherwise performed or is required to have been paid or otherwise performed, in each case as of the date of this Agreement, but that has not been paid or otherwise performed in full. Except as the Company has previously disclosed to the Purchaser, there exists no default under any such Lease by any party. The conclusion of any one or more of the Transactions will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of, the Company under any such Lease.

4.17        SECURITIES

            Except for the agreement to acquire Forest Shares and the Number Company Shares under this Agreement, the Company does not hold any Investment in any other person.

4.18        PROPRIETARY RIGHTS

            The Company has previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, a correct and complete description and list of all Proprietary Rights in which the Company has an interest. The conclusion of the Transactions will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of, the Company under any such Proprietary Right. The Company has not received notice that the validity of any such Proprietary Right or its title to or use of any such Proprietary Right is being questioned in any Action.

4.19        INSURANCE

            The Company is insured with reputable insurers against all risks normally insured against in accordance with generally prevailing practices in the oil and gas industry and all of such insurance policies and bonds maintained by or for the benefit of the Company are in full force and effect. The Company maintains insurance with reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated. There are no currently outstanding material losses for which the Company has failed to give or present notice or claim under any policy. There are no requirements by any insurance company or by any board of fire underwriters or other body exercising similar functions or by any Governmental Body of which the Company has knowledge requiring any repairs or other work to be done to any of the properties owned, leased, licensed or used by the Company or requiring any equipment or facilities to be installed on or in connection with any of the properties, the failure to complete which could result in the cancellation of the policy of insurance. Policies for all the insurance are in full force and effect and none of the Company is in default in any material respect under any of the policies. The Company has no knowledge of the cancellation or proposed cancellation of any of the insurance or of any proposed increase in the contributions for workers' compensation or unemployment insurance or of any conditions or circumstances applicable to the business of the Company which might result in a material increase in those contributions.

4.20        DEBT

            The Company has previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, a correct and complete description and list of the following:

      (a) all credit agreements, indentures, purchase agreements, Guarantees, Capitalized Leases and other Investments, agreements and other arrangements presently in effect providing for or relating to Debt in any amount greater than $250,000 in respect of which the Company is in any manner directly or contingently obligated;

      (b) the maximum principal or face amounts of such Debt outstanding or which may be outstanding under each of those agreements and other arrangements;

      (c)   the maturity date or dates of such Debt; and

      (d) all pre-paid production contracts, including details of the amount of money or hydrocarbons recoverable thereunder.

Except as disclosed by the Company to the Purchaser in writing, which writing makes reference to this Agreement, the conclusion of any one or more of the Transactions will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of, the Company with respect to any such Debt or pre-paid production contract.

4.21        NO DEFAULT

            Except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, the Company is not in default in respect of any obligation under any agreement, indenture, purchase agreement, Guarantee, Capitalized Lease, Investment or pre-paid production contract referred to in Section 4.20(d), which default either alone or together with any other default, entitles another party thereto, with the giving of notice or the passage of time or both, to terminate the rights and obligations of the parties thereunder or with respect thereto or to accelerate or increase any obligation of the Company thereunder.

4.22        CAPITALIZATION

      (a) The authorized capital stock of the Company consists of an unlimited number of Common Shares and unlimited number of preferred shares.

      (b) As of September 28, 1995, there were (1) 41,575,581 Common Shares and no preferred shares issued and outstanding, (2) 3,717,000 Common Shares reserved for issuance upon exercise of outstanding stock options issued by the Company to current and former employees of the Company and its Subsidiaries (the "EMPLOYEE OPTIONS") (of which 1,350,000 shares with an exercise price of $0.15 per share and of which 150,000 shares with an exercise price of $0.34 per share, 150,000 shares with an exercise price of $0.35 per share, 960,000 shares with an exercise price of $0.40 per share, 300,000 shares with an exercise price of $0.38 per share, 150,000 shares with an exercise price of $0.50 per share, and 657,000 shares with an exercise price of $0.48 per share, are exercisable),
            (3) 3,900,000 Common Shares (the "Syndicated Loan Options") reserved for issuance upon exercise of options granted pursuant to the terms of a Syndicated Loan Agreement referred to in Note 6 to the financial statements of the Company for the year ended December 31, 1994, referred to in Section 4.5, (4) 562,000 Common Shares (the "Term Loan Options") reserved for issuance upon exercise of options granted pursuant to the Term Loan Agreement referred to in Note 6 to the financial statements of the Company for the year ended
            December 31, 1994 referred to in Section 4.5, exercisable at $0.75 per share; (5) 500,000 Common Shares reserved for issuance pursuant to Warrants granted to Enron Capital & Trade Resources Canada Corp. exercisable at a price of $0.65 per share, (6) 500,000 Common Shares reserved for issuance to each of National Bank of Canada and NBD Bancorp Inc. exercisable at $0.50 per share.

      (c) Except as set forth in Section 4.22(b) and except as provided in the Transaction Documents, no Equity Securities of the Company are issued, reserved for issuance or outstanding.

      (d) All outstanding Common Shares of the Company are, and all Common Shares which may be issued pursuant to the exercise of the options referred to in Section 4.22(b) or pursuant to the terms of this Agreement, as the case may be, will be, when issued, duly authorized, validly issued, fully paid and non-assessable and, except as provided in the Transaction Documents, are not subject to preemptive rights.

      (e) Except as set out in Section 4.22(b) with respect to the outstanding Common Shares, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

      (f) Except for statutory hold provisions under Applicable Securities Laws and as contemplated herein, there is no agreement or arrangement restricting the voting or transfer of the Equity Securities of the Company;

      (g) Except as set out in Section 4.22(b) and the Transaction Documents there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other Equity Securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking except for an obligation to issue 25,000 options to two employees at a price of $0.40 per share on receipt of regulatory approval.

      (h) Except in respect of the Transactions, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company to repurchase, redeem or otherwise acquire, require or make any payment in respect of any shares of Equity Securities of the Company.

      (i) Except with respect to statutory restrictions of general application and restrictions contained in documents referred to in Section 4.20, there are no legal, contractual or other restrictions on the payment of dividends or other distributions or amounts on or in respect of any of the Equity Securities of the Company.

      (j) Except as contemplated by the Prospectus Agreement, there are no agreements or arrangements to which the Company is a party pursuant to which the Company is or could be required to file a prospectus in any jurisdiction to qualify shares of any person for distribution.

4.23        ENVIRONMENTAL MATTERS

      (a) To the knowledge of the Company, the Company and each operator of any Oil and Gas Interests has obtained all environmental, health and safety permits, licenses and other authorizations required under all Environmental Laws to carry on its business as now being or as proposed to be conducted, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect. Each of such permits, licenses and authorizations is in full force and effect and, to the knowledge of the Company, the Company and each operator of any Oil and Gas Interests is in compliance with the terms and conditions thereof, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply therewith would not have a Material Adverse Effect.

      (b) Except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement:

            (1) no written notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the knowledge of the Company, no investigation or review is pending or threatened by any Governmental Body or other entity with respect to any alleged failure by the Company to have any environmental, health or safety permit, license or other authorization required under any Environmental Law in connection with the conduct of the business of the Company or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any Environmental Release of any Hazardous Materials generated by the Company (collectively, an "ENVIRONMENTAL NOTICE"), and, to the knowledge of the Company, there is no Environmental Notice against any operator of any Oil and Gas Interest;

                  (A) to the knowledge of the Company, no polychlorinated biphenyls (PCB's) are or have been present at any site or facility now or previously owned, operated or leased by the Company in excess of concentrations allowed by Environmental Laws;

                  (B) to the knowledge of the Company, no friable asbestos or asbestos-containing materials are present at any site or facility now or previously owned, operated or leased by the Company in excess of concentrations allowed by the Environmental Laws;

                  (C) to the knowledge of the Company after due inquiry, there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, at any site or facility now or previously owned, operated or leased by the Company except such as are or were (at the time owned, operated or leased by the Company) in compliance with Environmental Laws; and

                  (D) to the knowledge of the Company, there has not been any Environmental Release of Hazardous Materials at, on or under any site or facility now or previously owned, operated or leased by the Company in violation of any Environmental Laws.

            (2) there has not been any Environmental Release, recycling, treatment, storage or disposal of Hazardous Material generated by the Company or by any operator of Oil and Gas Interests in violation of Environmental Laws at any location other than those previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement;

            (3) no oral or written notification of an Environmental Release of a Hazardous Material in violation of an Environmental Law has been filed by or on behalf of the Company or, to the knowledge of the Company, by any operator of Oil and Gas Interests;

            (4) no Liens have arisen under or pursuant to any Environmental Laws on any site or facility owned, operated or leased by the Company, and no government action has been taken or is in process that could subject any such site or facility to such Liens and, to the knowledge of the Company, the Company is not required to place any notice or restriction relating to the presence of Hazardous Materials at any site or facility owned by it in any deed to the real property on which such site or facility is located;

            (5) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or that are in the possession of the Company in relation to any site or facility now or previously owned, operated or leased by the Company which have not been made available to the Purchaser;

            (6) any Hazardous Material handled or dealt with in any way in connection with the business, properties or operations of the Company during the period the same have been under the control of the Company has been and is being handled or dealt with in all respects in substantial compliance with applicable Regulations and otherwise in a manner that could not have a Material Adverse Effect;

            (7) no sewage, waste or by-product is being or has been discharged, spilled on or stored, processed or treated at, any real property or other facilities now or previously owned, leased, licensed or used by the Company, including, but not limited to, the Real Property, the Leaseholds and the Oil and Gas Interests, which discharge, spill, storage, processing or treatment could have a Material Adverse Effect;

            (8) during the five years ending on the date of this Agreement, no employee or other person has made a written claim or demand or, to the knowledge of the Company, an oral claim or demand against the Company based on alleged damage to health caused by any Hazardous Material or by any sewage, waste or by-product; and

            (9) during the five years ending on the date of this Agreement, the Company has not been charged in writing by any Governmental Body or, to the knowledge of the Company, any other person with improperly using, handling, storing, discharging or disposing of any Hazardous Material or with causing or permitting any pollution of any ground water aquifer, surface waters or other lakes, streams, rivers or bodies of water in violation of Environmental Laws.

4.24        BOOKS AND RECORDS

      (a) The records and books of account of the Company are correct and complete in all material respects, have been maintained in accordance with good business practices and are reflected accurately in the financial statements referred to in Section 4.5. The Company has accounting controls sufficient to insure that its transactions are (1) executed in accordance with management's general or specific authorization and (2) recorded in conformity with GAAP so as to maintain accountability for assets.

      (b) The minute books of the Company contain accurate records of all meetings and accurately reflect all corporate action of the shareholders and the board of directors (including committees) of the Company.

      (c) The stock books and ledgers of the Company correctly record all transfer and issuances of all capital stock of the Company and contain all cancelled and unused stock certificates of the Company.

4.25        MATERIAL CONTRACTS

            The Company has previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, a correct and complete description and list of the following (collectively, the "MATERIAL CONTRACTS"):

      (a) agreements with investment bankers, brokers, finders, consultants and advisers engaged by the Company with respect to the Transactions or other transactions contemplating the recapitalization of the Company, the purchase or sale by the Company of assets not in the ordinary course of business or the issuance and sale by the Company of any Equity Securities or Debt of the Company;

      (b) agreements with any shareholder having beneficial ownership of 5% or more of Common Shares then issued and outstanding, director or officer of the Company and all shareholders' agreements and voting trusts; and

      (c) agreements not made in the ordinary course of business and which are materially adverse to the business of the Company.

4.26        MISSTATEMENTS

            Except to the extent revised or superseded by a subsequent certificate, schedule or report furnished to the Purchaser, no information, certificate, schedule or report furnished by the Company to the Purchaser with respect to the Company in connection with the negotiation of any Transaction Document or the satisfaction of any condition under any Transaction Document contained as of the date thereof any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained therein, in the light of the circumstances under which it was made, not misleading.

4.27        SECURITIES FILINGS

            The Company is a reporting issuer under the laws of the provinces of Alberta, Ontario and British Columbia, its shares are listed on The Alberta Stock Exchange, and the Company has filed with The Alberta Stock Exchange and the applicable Canadian securities authorities all reports, schedules, forms, statements and other documents required by the Alberta Stock Exchange and the securities laws of the provinces of Alberta, Ontario and British Columbia (the "APPLICABLE SECURITIES LAWS") to be filed by the Company since January 1, 1993 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SECURITIES DOCUMENTS"). The Company has delivered or made available to the Purchaser all Securities Documents. As of their respective dates, except to the extent revised or superseded by a subsequent filing with The Alberta Stock Exchange or pursuant to the Applicable Securities Laws, the Securities Documents complied in all material respects with the requirements of The Alberta Stock Exchange and the Applicable Securities Laws, as the case may be, and none of the Securities Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.28        REQUIRED VOTE

            The only vote of the holders of any class or series of the Equity Securities of the Company necessary to approve the Transaction Documents and the Transactions is the affirmative vote of a majority of the Common Shares voted (other than those who are restricted from voting under policies or approvals of The Alberta Stock Exchange or Applicable Securities Law) in respect of the issuance of shares and other securities by the Company and the other affirmative vote of 66 2/3% of the Common Shares voted in respect of the amendment to the articles to create the Non-Voting Shares.

4.29        NO MERGER AGREEMENTS

            The Company has not entered into any agreement with any person which has not been terminated as of the date of this Agreement and under which there remains any liability or obligation of the Company with respect to a merger or consolidation with the Company, an acquisition of any Equity Securities of the Company or any other acquisition of a substantial amount of the assets of the Company.

4.30        AGGREGATE MATERIAL ADVERSE EFFECT

            There is no circumstance or event that satisfies all of the following conditions: (a) such circumstance or event, whether considered individually or in the aggregate with all other such circumstances and events, constitutes a breach of one or more representations, warranties, covenants or other agreements of the Company in any Transaction Document or that would constitute such a breach if such representation, warranty, covenant or agreement did not include a reference therein to the possible occurrence of a Material Adverse Effect, (b) such circumstance or event negatively affects, or could negatively affect, the value of the Company, as a whole, in the amount of $250,000 or more and (c) such circumstance or event, considered in the aggregate with all other such circumstances and events, could constitute a Material Adverse Effect.

4.31        CONTINUING REPRESENTATIONS AND WARRANTIES

            Each of the representations and warranties made with respect to the Company in this Agreement or in any other Transaction Document as of any date other than a Closing Date shall be true and correct in all material respects on and as of the Closing Date except as otherwise contemplated by such Transaction Document, and except that the Company will prepare and deliver to the Purchaser such updates or other revisions of the written disclosures referred to in this
Article IV as have been delivered by the Company to the Purchaser as shall be necessary in order to make each of such written disclosures correct and complete in all material respects on and as of the Closing Date. The requirement to prepare and deliver updates or other revisions of the written disclosures, and the receipt by the Purchaser of information pursuant to Section 6.1 or otherwise on or before a Closing Date, shall not limit the right of the Purchaser under
Article III to require as a condition precedent to the performance of its obligations under this Agreement on such Closing Date the accuracy in all material respects of the representations and warranties and the performance in all material respects of the covenants of the Company made in the Transaction Documents (without regard to such updates or other revisions) and to receive an unqualified certificate with respect to the same.

4.32        RESTRICTED SECURITIES

            The Company agrees that it will not re-offer, resell, pledge, hypothecate or otherwise transfer or dispose of any Forest Shares issuable pursuant to this Agreement, or securities that may be received in replacement thereof or in exchange therefor, except pursuant to an effective registration statement under the United States Securities Act of 1933, as amended (the "1933 Act"), or in a transaction which, in the opinion of counsel to the Purchaser, is exempt from such registration. The Company acknowledges that the Forest Shares issuable pursuant to this Agreement will be "restricted securities" within the meaning of Rule 144(a)(3) under the 1933 Act, and represents that it is acquiring the Forest Shares for its own account and not with a view to, or for resale in connection with, any distribution or other disposition of the

Forest Shares apart form a distribution or disposition pursuant to the Registration Rights Agreement.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

            The Purchaser represents and warrants as follows:

5.1         CORPORATE EXISTENCE AND POWER

            The Purchaser (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, (2) has all necessary corporate and all material licenses, authorizations, consents and approvals required to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used and to carry on its business as now conducted and proposed to be conducted, (3) is duly qualified as a foreign corporation under the laws of each jurisdiction in which both (A) qualification is required either (i) to own, lease, license or use its properties now owned, leased, licensed or used or (ii) to carry on its business as now conducted and (B) the failure to be so qualified could materially and adversely affect either or both of (i) the business, properties, operations, prospects or condition (financial or otherwise) of the Purchaser and
(ii) the ability of the Purchaser to perform its obligations under any Transaction Document to which it is or may become a party and (4) has all necessary corporate power and authority to execute and deliver each Transaction Document to which it is or may become a party.

5.2         AUTHORIZATION; CONTRAVENTION

            Subject to obtaining the Approvals referred to in Section 5.3, the execution and delivery by the Purchaser of each Transaction Document to which it is or may become a party and the performance by it of its obligations under each of those Transaction Documents have been duly authorized by all necessary corporate action and do not and will not (1) contravene, violate, result in a breach of or constitute a default under, (A) its articles of incorporation or bylaws, (B) any Regulation or any decision, ruling, order or award of any arbitrator by which the Purchaser or any of its properties may be bound or affected, including, but not limited to, the Hart-Scott-Rodino Act or (C) any agreement, indenture or other instrument to which it is a party or by which it or its properties may be bound or affected or (2) result in or require the creation or imposition of any Lien on any property now owned or hereafter acquired by it.

5.3         APPROVALS

            Except with respect to the approvals referenced in Sections 3.2(b) and 3.2(m), no Approval of any Governmental Body or other person is required or advisable on the part of the Purchaser, for (1) the due execution and delivery by the Purchaser of any Transaction

Document, (2) the conclusion of the Transactions and (3) the performance by the Purchaser of its obligations under each Transaction Document to which it is or may become a party. Each Approval shall have been obtained, all actions by each person required to be taken in connection with each Approval shall have been taken and all prescribed waiting, review or appeal periods with respect to each Approval shall have terminated or expired, as the case may be, in each case on or before each Closing Date.

5.4         BINDING EFFECT

            Each Transaction Document to which the Purchaser is or may become a party is, or when executed and delivered in accordance with this Agreement will be, the legally valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

5.5         FINANCIAL INFORMATION

            The consolidated balance sheet of the Purchaser and its Subsidiaries as of December 31, 1994 and the related consolidated statements of income and retained earnings and cash flows for the fiscal year then ended, reported on by KPMG Peat Marwick LLP and contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and the consolidated balance sheet of the Purchaser as of June 30, 1995 and the related consolidated statements of income and retained earnings and cash flow, a true and complete copy of each of which has been delivered to the Company, present fairly in all material respects the consolidated financial position of the Purchaser as of their respective dates and their consolidated results of operations and cash flows for the periods then ended, in accordance with GAAP applied on a consistent basis except as described in the footnotes to the financial statements included in such financial statements or as disclosed in writing to the Company, which writing makes reference to this Agreement.

5.6         ABSENCE OF CERTAIN CHANGES OR EVENTS

            Except as disclosed in writing to the Company, which writing makes reference to this Agreement, since June 30, 1995, there has been no material adverse change in the business, properties, operations, prospects or condition (financial or otherwise) of the Purchaser, except with respect to each circumstance or event that shall have affected the oil and gas industry generally, including, without limitation, warm weather in markets for the consumption of oil and gas products.

5.7         LITIGATION

            There is no Action pending or, to the Purchaser's knowledge, threatened against the Purchaser or, to its knowledge, any other person or that involves any of the Transactions or any property owned, leased, licensed or used by the Purchaser that, individually or in the aggregate, if determined adversely to the party or the other person, could materially and adversely affect the ability of the Purchaser to perform its obligations under any Transaction Document to which it is or may become a party.

5.8         COMPLIANCE WITH LAWS

            The Purchaser is neither in, nor has received notice of a, violation of or default with respect to any Regulation of any Governmental Body or any decision, ruling, order or award of any arbitrator applicable to it or its business, properties or operations, which violation or default, individually or in the aggregate, could materially and adversely affect the ability of the Purchaser to perform its obligations under any Transaction Document to which it is or may become a party.

5.9         CAPITALIZATION

      (a)   The authorized capital stock of the Purchaser consists of
            (1) 200,000,000 shares of Common Stock, par value U.S. $.10 per share ("COMMON STOCK"), and (2) 10,000,000 shares of preferred stock, par value U.S. $.01 per share, consisting of (A) a class of 7,350,000 shares of preferred stock (the "SENIOR PREFERRED STOCK"), of which up to (x) 5,444,425 shares may be issued in a series designated as "$.75 Convertible Preferred Stock" (the "$.75 CONVERTIBLE PREFERRED STOCK") and (y) 620,000 are authorized to be issued in a series designated as "Second Series Convertible Preferred Stock", and (B) a class of 2,650,000 shares of preferred stock (the "JUNIOR PREFERRED STOCK"), of which up to 1,000,000 shares may be issued in a series designated First Series Junior Preferred Stock (the "RIGHTS PREFERRED STOCK").

      (b) As of September 8, 1995, there were (1) 47,735,086 shares of Common Stock issued and outstanding, (2) 2,880,173 shares of $.75 Convertible Preferred Stock issued and outstanding, (3) 620,000 shares of Second Series Convertible Preferred Stock (as defined in the Anschutz Agreement) issued and outstanding, (4) 1,244,715 warrants issued and outstanding, which warrants were issued under the Warrant Agreement dated as of December 31, 1991, between the Purchaser and Chemical Mellon Shareholder Services, as Warrant Agent, successor to The Chase Manhattan Bank (National Association), each of which, upon exercise, entitles the holder thereof to purchase one share of Common Shock at a price of U.S. $3.00 per share (the "EXISTING WARRANTS"), (5) 19,444,444 Tranche A Warrants (as defined in the Anschutz Agreement) issued and outstanding, each of which, upon exercise, entitles the holder thereof to purchase one share of Common Stock at an exercise price of U.S. $2.10 per share (the "TRANCHE A WARRANTS"), and (6) 11,250,000 Tranche B Warrants (as defined in the Anschutz Agreement) issued and outstanding, each of which, upon exercise, entitles the holder thereof to purchase one share of Common Stock at a price of U.S. $2.00 per share (the "TRANCHE B WARRANTS").

      (c) As of September 8, 1995, there were (1) 3,059,000 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted by the Purchaser to current and former employees of the Purchaser and its Subsidiaries (the "PURCHASER EMPLOYEE OPTIONS" (of which 1,374,000 options with an exercise price of U.S. $3.00 per share and of which 1,685,000 options with an exercise price of U.S. $5.00 per share, are exercisable), (2) 10,080,606 shares of Common Stock reserved for issuance upon conversion of the $.75 Convertible Preferred Stock, (3) 1,244,715 shares of Common Stock reserved for issuance upon exercise of the Existing Warrants,
            (4) 19,444,444 shares of Common Stock reserved for issuance upon exercise of the Tranche A Warrants, (5) 11,250,000 shares of Common Stock reserved for issuance upon exercise of the Tranche B Warrants,
            (6) 6,200,000 shares of Common Stock reserved for issuance as Purchaser Preferred Conversion Shares (as defined in the Anschutz Agreement), (7) 569,117 shares of Common Stock reserved for issuance as monthly contributions to the Purchaser's Retirement Savings Plan, and (8) 477,351 shares of Rights Preferred Stock reserved for issuance upon the exercise of the rights (the "RIGHTS") distributed to the holders of shares of Common Stock pursuant to the Rights Agreement dated as of October 14, 1993 between the Purchaser and Mellon Securities Trust Company, as Rights Agent (the "RIGHTS AGREEMENT"), none of which are issued or outstanding.

      (d) Except as set forth above and except as contemplated by the Anschutz Transaction Documents and the Transaction Documents, no Equity Securities of the Purchaser are issued, reserved for issuance or outstanding.

      (e) All outstanding shares of capital stock of the Purchaser are, and all shares which may be issued pursuant to the exercise of the Purchaser Employee Options or the Existing Warrants, the conversion of the $.75 Convertible Preferred Stock, exercise of the Rights or the Purchaser Preferred Shares or pursuant to the terms of this Agreement, the Tranche A Warrants or the Tranche B Warrants, as the case may be, will be, when issued, duly authorized, validly issued, fully paid and non-assessable and, except as provided in the Anschutz Transaction Documents and the Transaction Documents, are not subject to preemptive rights.

      (f) Except with respect to the outstanding shares of Common Stock, the Purchaser Employee Options, the Existing Warrants, the $.75 Convertible Preferred Stock, the Rights, the Anschutz Transaction Documents and the Transaction Documents, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Purchaser having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Purchaser may vote.

      (g) Except with respect to the Purchaser Employee Options, the Existing Warrants, the $.75 Convertible Preferred Stock, the Rights, the Anschutz Transaction

            Documents and the Transaction Documents, there is no agreement or arrangement restricting the voting or transfer of the Equity Securities of the Purchaser;

      (h) Except with respect to the Purchaser Employee Options, the Existing Warrants, the $.75 Convertible Preferred Stock, the Rights, the Anschutz Transaction Documents and this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Purchaser is a party or by which it is bound obligating the Purchaser to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other Equity Securities of the Purchaser or obligating the Purchaser to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

      (i) Except with respect to the Rights and the obligations of the Purchaser under this Agreement, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Purchaser to repurchase, redeem or otherwise acquire, require or make any payment in respect of any shares of Equity Securities of the Purchaser.

      (j) Except with respect to statutory restrictions of general application and the provisions of the $.75 Convertible Preferred Stock, the Purchaser Preferred Shares, the Indenture, the Subordinated Debentures and the Credit Agreement (all as defined in the Anschutz Agreement), there are no legal, contractual or other restrictions on the payment of dividends or other distributions or amounts on or in respect of any of the Equity Securities of the Purchaser.

      (k) Except as contemplated by the Registration Rights Agreements (as defined in the Anschutz Agreement), and as contemplated by this Agreement there are no agreements or arrangements to which the Purchaser is a party pursuant to which the Purchaser is or could be required to register shares of Common Stock or other securities under the Securities Act.

5.10        SUBSIDIARIES

            Except as disclosed in writing to the Company, which writing references this Agreement, the Purchaser has no Subsidiaries.

5.11        MISSTATEMENTS

            Except to the extent revised or superseded by a subsequent certificate, schedule or report furnished to the Company, no information, certificate, schedule or report furnished by the Purchaser to the Company with respect to the Purchaser in connection with the negotiation of any Transaction Document or the satisfaction of any condition under any Transaction Document contained as of the date thereof any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained therein, in the light of the circumstances under which it was made, not misleading.

5.12        SEC DOCUMENTS

            The Purchaser has filed with the Securities and Exchange Commission all reports, schedules, forms, statements and other documents required by the Securities Exchange Act of 1934, as amended, (the "EXCHANGE ACT") to be filed by the Purchaser since January 1, 1993 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC DOCUMENTS"). The Purchaser has delivered or made available to the Company all SEC Documents. As of their respective dates, except to the extent revised or superseded by a subsequent filing with the Securities or Exchange Commission, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Purchaser and the Subsidiaries included in all SEC Documents, including any amendments thereto (the "SEC FINANCIAL STATEMENTS"), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission with respect thereto.

5.13        REPORTING ISSUER

            The Purchaser is a reporting issuer under the SECURITIES ACT (Alberta) and its common shares are listed on Nasdaq National Market and The Alberta Stock Exchange and the Purchaser has filed with The Alberta Stock Exchange, the Nasdaq National Market and the Alberta Securities Commission all reports, schedules, forms, statements and other documents required by The Alberta Stock Exchange, the Nasdaq National Market and the SECURITIES ACT (Alberta) to be filed by the Purchaser since January 1, 1993.

5.14        FEES FOR BROKERS AND FINDERS

            The Purchaser has not authorized any person to act as financial advisor, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from the Purchaser upon the conclusion of or in connection with any of the Transactions.

5.15        BOOKS AND RECORDS

      (a) The records and books of account of the Purchaser are correct and complete in all material respects, have been maintained in accordance with good business practices and are reflected accurately in the financial statements referred to in Section 5.5. The Purchaser has accounting controls sufficient to insure that its transactions are (1) executed in accordance with management's general or specific authorization and (2) recorded in conformity with GAAP so as to maintain accountability for assets.

      (b) The minute books of the Purchaser contain accurate records of all meetings and accurately reflect all corporate action of the shareholders and the board of directors (including committees) of the Purchaser.

      (c) The stock books and ledgers of the Purchaser correctly record all transfer and issuances of all capital stock of the Purchaser and contain all cancelled and unused stock certificates of the Purchaser.

5.16        REPRESENTATIONS RELATING TO NUMBER COMPANY

      (a) The Purchaser is the legal, record and beneficial owner of the Number Company Shares free and clear of any Lien, except for the Liens created by this Agreement;

      (b) The Number Company Shares are duly authorized, validly issued, fully paid and non-assessable and are owned beneficially and of record by the Purchaser. The Number Company Shares constitute all of the issued and outstanding capital stock of the Number Company. The Number Company does not have outstanding shares of its capital stock or other securities convertible or exchangeable into or exercisable for any shares of its capital stock, rights to subscribe for or to purchase, options for the purchase of, calls, commitments or claims of any character relating to, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any of the foregoing;

      (c) There is no agreement or arrangement restricting the voting or transfer of the Number Company Shares except as provided in this Agreement;

      (d) There is no agreement or arrangements providing for the issuance of any shares of capital stock or other securities of the Number Company;

      (e) There are no legal, contractual or other restrictions on the payment of dividends on any shares of the capital stock or securities of the Number Company except for restrictions imposed by statutory restrictions of general application;

      (f) No person is subject to any obligation or has any right, contingent or otherwise, to purchase, repurchase, redeem or otherwise acquire or retire any of the Number Company Shares;

      (g) There is no Action against the Purchaser that involves or affects or may involve or affect any of the Number Company Shares;

      (h) The Number Company has no assets other than the Archean Shares and promissory notes of Archean (which will be removed prior to the Second Closing) and will at the Second Closing Date have no liabilities.

5.17        REPRESENTATIONS RELATING TO ARCHEAN SHARES

      (a) The Archean Shares are to the knowledge of the Purchaser duly authorized, validly issued, fully paid and non-assessable and are owned beneficially and of record by the Number Company free and clear of any Lien. The Archean Shares constitute all of the issued and outstanding Class A Preferred Shares and Class B Preferred Shares of Archean;

      (b) To the knowledge of the Purchaser, there is no agreement or arrangement restricting the voting or transfer of the Archean Shares except as provided in the Archean Shareholders Agreement;

      (c) To the knowledge of the Purchaser, there are no legal, contractual or other restrictions on the payment of dividends on any shares of the capital stock or securities of Archean, except for restrictions imposed by statutory restrictions of general application and the Articles of Incorporation of Archean as amended through June 22, 1994;

      (d) To the knowledge of the Purchaser, no person is subject to any obligation or has any right, contingent or otherwise, to purchase, repurchase, redeem or otherwise acquire or retire any of the Archean Shares except as set forth in the Articles of Incorporation of Archean, as amended through June 22, 1994; and

      (e) There is no Action against the Purchaser or the Number Company that involves or affects or may involve or affect any of the Archean Shares.

5.18        CONTINUING REPRESENTATIONS AND WARRANTIES

            Each of the representations and warranties made by the Purchaser in this Agreement or in any other Transaction Document as of a date other than a Closing Date shall be true on and as of each Closing Date except as otherwise contemplated by the Transaction Documents and except that the Purchaser will prepare and deliver to the Company such updates or other revisions of the written disclosures referred to in this Article V as have been delivered by the Purchaser to the Company as shall be necessary in order to make each of such written disclosures correct and complete in all material respects on and as of the Closing Date. The requirement to prepare and deliver updates or other revisions of the written disclosures, and the receipt by the Company of information pursuant to Section 6.3 or otherwise on or before a Closing Date, shall not limit the right of the Company under Article III to require as a condition precedent to the performance of its obligations under this Agreement on such Closing Date the accuracy in all material respects of the representations and warranties and the performance in all material respects of the covenants of the Purchaser made in the Transaction Documents

(without regard to such updates or other revisions) and to receive an unqualified certificate with respect to the same.

5.19        RESTRICTED SECURITIES

            The Purchaser agrees that it will not re-offer, resell, pledge, hypothecate or otherwise transfer or dispose of any Common Shares, Non-Voting common Shares, Series A Preferred Shares Series B Preferred Shares or Warrants issuable pursuant to this Agreement (collectively the "Saxon Securities"), or securities that may be received in replacement thereof or in exchange therefor, except pursuant to an effective registration statement under the United States Securities Act of 1933, as amended (the "1933 Act"), or in a transaction which, in the opinion of counsel to the Company, is exempt from such registration. The Purchaser acknowledges that the Saxon Securities will be "restricted securities" within the meaning of Rule 144(a)(3) under the 1933 Act, and represents that it is acquiring the Saxon Securities for investment, for its own account and not with a view to, or for resale in connection with, any distribution or other disposition of the Saxon Securities.


                                   ARTICLE VI

                                    COVENANTS

6.1         AFFIRMATIVE COVENANTS OF THE COMPANY

      (a)   PRIOR TO THE SECOND CLOSING DATE

            The Company agrees that prior to the SECOND Closing Date, the Company shall do the following:

            (1) CONSENT OF CERTAIN EMPLOYEES. The Company shall obtain from each employee with whom the Company has entered into a severance agreement a waiver of the obligation of the Company thereunder with respect to a Change of Control (as defined therein) as a consequence of the Transactions or as a consequence of the acquisition by the Purchaser or its Affiliates, at any time on and after the Second Closing Date, of beneficial ownership or the right to acquire beneficial ownership of Equity Securities of the Company.

            (2)   SHAREHOLDERS MEETING; PREPARATION OF PROXY CIRCULAR.

                  (A) The Company, acting through its Board of Directors, shall, in accordance with applicable law, as soon as practicable following the execution and delivery of this Agreement (i) duly call, give notice of, convene and, subject to Section 6.1(a)(2)(D), hold a meeting of its shareholders (including any adjournments thereof, the "SHAREHOLDERS MEETING") for the purpose, among other things, of considering and taking action upon the Transaction Documents and the Transactions, and prepare a proxy circular (such proxy circular including the form of proxy and all such other materials distributed in connection therewith, as amended or supplemented from time to time, the "PROXY CIRCULAR"), and cause the Proxy Circular to be mailed to its shareholders at the earliest practicable time following the execution and delivery of this Agreement and (ii) to solicit proxies in favour of the Transactions and otherwise obtain the approval by its shareholders of the Transactions and
                        (iii) cause the Proxy Circular and the distribution thereof to comply in all material respects with policies of The Alberta Stock Exchange and Applicable Securities Laws and ensure that the Proxy Circular will not, at the date the Proxy Circular (or any amendment thereof or supplement thereto) is first mailed to shareholders and at the time of the Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders Meeting which has become false or misleading. The Company shall also seek approval to the consolidation of the Common Shares of the Company on a basis agreed between the Company and the Purchaser, provided however, that failure to obtain approval to such matter shall not be a condition precedent to the Second Closing.

                  (B) Subject to the Company's right pursuant to clause (z) of the proviso to Section 6.1(a)(3) to withdraw or modify the Recommendations, the Company shall include in the Proxy Statement the recommendation of its Board of Directors that holders of Common Shares vote in favour of the approval of the Transaction Documents and the Transactions.

                  (C)   Notwithstanding the other provisions of this
                        Section 6.1(a), the Company agrees that its obligations pursuant to Section 6.1(a)(2)(A) (including, without limitation, the obligation to submit the Transactions to a vote of its shareholders), shall not be affected by the withdrawal or modification of the Recommendations.

                  (D) If the Company is advised by its proxy solicitors prior to the Shareholders Meeting or otherwise determines that a vote in favour of the Transactions is not likely to be obtained at the Shareholders Meeting, the Shareholders Meeting shall, at the request of the Purchaser, be adjourned from time to time, provided that in no event will the Shareholders Meeting be required hereunder to be held more than fifty days from the date that the Proxy Circular was first mailed to the Company's shareholders, which fifty day period shall be extended by the number of days, if any, that the Company is enjoined from soliciting proxies in connection with the Shareholders Meeting or that the holding of the Shareholders Meeting or the vote thereat is enjoined.

            (3) NO SOLICITATION. The Company shall not, nor shall the Company authorize or permit any of its officers, directors or employees or any financial advisor, legal advisers, accountant or other representative retained by it to,

                  (A) solicit, initiate or encourage (including, without limitation, by way of furnishing information), any inquiry or the making of any proposal to the Company or its shareholders from any person (other than (1) the Purchaser or any Affiliate of, or any person acting in concert with, the Purchaser, and (2) the persons previously identified by the Company to the Purchaser) which constitutes, or may reasonably be expected to lead to, in each case whether in one transaction or in a series of transactions, (i) an acquisition from the Company or its shareholders of any Equity Securities of the Company (other than the Transactions), (ii) any acquisition of a substantial amount of assets of the Company, (iii) a merger or amalgamation of the Company or (iv) any take over bid or issuer bid or tender offer or recapitalization, liquidation, dissolution or similar transaction involving the Company (other than the Transactions) or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the conclusion of any of the Transactions or which would or could reasonably be expected to materially reduce the benefits to the Purchaser of the Transactions (collectively, the "TRANSACTION PROPOSALS") or agree to or endorse any Transaction Proposal; or

                  (B) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to the business, properties, operations, prospects or conditions (financial or otherwise) of the Company or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing;

                  PROVIDED, HOWEVER, that the foregoing clauses (i), (ii) and
                  (iii) of Section 6.1(a)(3)(A) and 6.1(a)(3)(B) shall not prohibit the Company from (x) furnishing to a third party who has made a written Transaction Proposal information (pursuant to an appropriate confidentiality letter which includes a standstill clause approved by the Purchaser) concerning the Company and the business, properties, operations, prospects or conditions (financial or otherwise) of the Company,
                  (y) engaging in discussions or negotiations with such a third party who has made such a Transaction Proposal or
                  (z) following receipt of a Transaction Proposal, taking and disclosing to its shareholders a position or changing the Recommendations, but in each case referred to in the foregoing clauses (x) through (z) only after the Board of Directors of the Company concludes in good faith that such action is necessary or appropriate in order for the Board of Directors of the Company to act in a manner which is consistent with its fiduciary obligations under applicable law. If the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform the Purchaser of the terms and conditions of such proposal and the identity of the person making the Transaction Proposal and shall keep the Purchaser generally informed with reasonable promptness of any steps it is taking pursuant to the proviso to this Section 6.1(a)(3) with respect to the Transaction Proposal.

            (4) MAINTENANCE OF RECORDS. Keep adequate records and books of account reflecting all its financial transactions, keep minute books containing accurate records of all meetings and accurately reflecting all corporate action of its shareholders and its board of directors (including committees) and keep stock books and ledgers correctly recording all transfers and issuances of all capital stock.

            (5) MAINTENANCE OF PROPERTIES. Maintain, keep and preserve all its real property and personal property used or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

            (6) CONDUCT OF BUSINESS. Except as otherwise contemplated by the Transaction Documents, continue to engage in an efficient and economical manner solely in a business of the same general type as conducted by it on the date of this Agreement in the ordinary course, consistent with past practices; and use its best efforts to preserve the business of the Company and to preserve the goodwill of customers, suppliers and others having business relations with the Company.

            (7) MAINTENANCE OF INSURANCE. Maintain insurance such that the representations and warranties stated in Section 4.19 shall at all times remain true.

            (8) COMPLIANCE WITH LAWS. Comply in all respects with each Regulation of all Governmental Bodies and each decision, ruling, order or award of all arbitrators applicable to it or its business, properties or operations, if a failure to comply with any of the foregoing, individually or in the aggregate, could materially and adversely affect its business, properties, operations, prospects or condition (financial or otherwise) of the Company, or the ability of the Company to perform its obligations under any Transaction Document to which it is or may become a party.

            (9) PAYMENT OF TAXES. Timely file all Tax Returns that are required to be filed by it and pay before they become delinquent all Taxes due pursuant to those Tax Returns or any assessment received by it or otherwise required to be paid, except Taxes being contested in good faith by appropriate proceedings and for which adequate reserves or other provisions are maintained, and except for the filing of such Tax Returns as to which the failure to file could not, individually or in the aggregate, have a Materially Adverse Effect.

            (10)  REPORTING REQUIREMENTS.  Furnish to the Purchaser:

                  (A) ADVERSE EVENTS. Promptly after the occurrence, or failure to occur, of any such event, information with respect to any event (i) which could have a Material Adverse Effect, (ii) which, if known as of the date of this Agreement, would have been required to be disclosed to the Purchaser or (iii) which would be likely to cause any representation or warranty contained in any Transaction Document with respect to the Company to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing Date;

                  (B) MONTHLY FINANCIAL STATEMENTS. As soon as available, and in any event within 60 days after the end of each month, the consolidated balance sheet of the Company as of the end of the month and the related consolidated statements of income and retained earnings and cash flows for the portion of the fiscal year of the Company ended with the last day of the month, all in reasonable detail;

                  (C) QUARTERLY FINANCIAL STATEMENTS. As soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, the consolidated balance sheet of the Company as of the end of the quarter and the related consolidated statements of income, shareholders' equity and cash flows for the portion of the fiscal year ended with the last day of the quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year and certified by the chief financial officer of the Company (subject to year-end adjustments);

                  (D) NOTICE OF LITIGATION. Promptly after the commencement of each such matter, notice of all Actions affecting the Company that, if adversely determined, could materially and adversely affect the business, properties, operations, prospects or condition (financial or otherwise) of the Company, or the ability of the Company to perform its obligations under any Transaction Document to which it is or may become a party;

                  (E) ACCESS TO INFORMATION. Afford to the Purchaser, and to the officers, employees, financial advisors, legal advisers, accountants and other representatives of the Purchaser, reasonable access during normal business hours to all its properties, books, contracts commitments, personnel and records; furnish as promptly as practicable to the Purchaser and its representatives such information with respect to the business, properties, operations, prospects or conditions (financial or otherwise) of the Company as they may from time to time reasonably request; and to the extent reasonably requested by the Purchaser, cause its employees, auditors and other representatives to, provide information regarding the Company to, and otherwise cooperate with, the Purchaser so as to enable the Purchaser to account for its investment in the Company and prepare financial statements in accordance with GAAP;

                  (F) PROXY CIRCULARS, ETC. Promptly after the sending or filing of each such document, copies of all proxy circulars, financial statements and reports which the Company sends to its shareholders, and copies of all regular, periodic and special reports and all statements that the Company files with The Alberta Stock Exchange or under Applicable Securities Laws;

                  (G) GENERAL INFORMATION. Such other information respecting the condition or operations, financial or otherwise, of the Company as the Purchaser may from time to time reasonably request; and

                  (H) LISTING OF SHARES. Take all action required, if any, to cause the Common Shares issuable under this Agreement or any Transaction Document to be listed and posted for trading on The Alberta Stock Exchange.

6.2         NEGATIVE COVENANTS OF THE COMPANY

            The Company agrees that, before the Second Closing Date and except as contemplated by the Transaction Documents or with the prior approval of the Purchaser, the Company shall not do any of the following or enter into any agreement or other arrangement (other than the Transaction Documents) with respect to any of the following:

      (a) CHARTER DOCUMENTS. Amend its articles of incorporation or certificate of incorporation, as the case may be, or its bylaws except as contemplated by the Transaction Documents.

      (b) CAPITALIZATION. Issue or enter into any agreement to issue any shares of capital stock or other Equity Securities other than Permitted Issuances.

      (c) LIENS. Create, incur, assume, or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except Permitted Liens.

      (d) DEBT. Create, incur, assume or suffer to exist any Debt other than debt the existence of which, without regard to the giving of notice, the passage of time or the existence or occurrence of any other condition, does not permit the holder of any other Debt of the Company in an amount greater than $100,000 to cause such other Debt to become due and payable or to seek to enforce or realize upon its rights in or with respect to property or assets of the Company that secure such Debt.

      (e) PRE-PAID PRODUCTION CONTRACTS. Enter into any new arrangements for pre-paid production contracts or amend or modify any existing agreements relating to pre-paid production contracts.

      (f)   RESTRICTED PAYMENTS.  Declare or make any Restricted Payment.

      (g)   INVESTMENTS.  Make or acquire any Investment in any person.

      (h) MERGERS, ETC. Merge or amalgamate with any person, sell, lease, license or otherwise dispose of all or substantially all of its assets (whether now owned or hereafter acquired) to any person or acquire all or substantially all of the assets or the business of any person, in each case whether in one transaction or in a series of transactions.

      (i) LEASES. Create, incur, assume or suffer to exist, pursuant to a Guarantee or otherwise, any obligation as lessee for the rental or hire of any real or personal property, except the following:

            (1)   Capitalized Leases that are Permitted Liens;

            (2) leases existing on the date of this Agreement and any extensions or renewals of those leases; and

            (3) leases (other than Capitalized Leases) entered into in the ordinary course of business, consistent with past practices.

      (j) SALE AND LEASEBACK. Transfer any real or personal property to any person and thereafter directly or indirectly lease back the same or similar property.

      (k) CAPITAL EXPENDITURES. Incur any Capital Expenditures other than those disclosed in writing to the Purchaser by letter dated October 5, 1995 from Glen Tarrant to David Keyte.

      (l) SALE OF ASSETS. Transfer any of its assets now owned or hereafter acquired except the following:

            (1) hydrocarbons or other mineral products disposed of in the ordinary course of business, excluding, without limitation, production payment obligations recorded either as liabilities or as deferred revenue in accordance with GAAP;

            (2) assets transferred for fair value (including for greater certainty the sale of Swalwell assets for $2.2 million (subject to usual adjustments) with an effective date of October 1, 1995);

            (3) assets transferred that are no longer used or useful in the conduct of its business.

      (m) CONFIDENTIAL INFORMATION. Except as otherwise expressly permitted by the proviso to the first sentence of Section 6.1(a)(3) with respect to a Transaction Proposal or pursuant to confidentiality agreements with respect to the business, properties and operations of the Company in effect as of the date of this Agreement or entered into thereafter in the ordinary course of business and consistent with past practice, use or disclose to any person (other than (1) the Purchaser or any Affiliate of, or any person acting in concert with, the Purchaser, and (2) the persons previously identified by the Company to the Purchaser), except as required by law, any material non-public information concerning the business, properties, operations, prospects or condition (financial or otherwise) of the Company.

      (n) TRANSACTIONS WITH AFFILIATES. Enter into any transaction (including, but not limited to, the purchase, sale or exchange of property or the rendering of any service) with any Affiliate except as contemplated by the Transaction Documents or in the ordinary course of its business, consistent with past practices, pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favourable to it than it would obtain in a comparable arm's length transaction with a person not an Affiliate.

      (o) ACCOUNTING CHANGES. Make or permit any significant change in accounting policies or reporting practices, except for any change required by GAAP, in the opinion of the Company's independent accountants.

      (p) COMPENSATION. Except as previously disclosed to the Purchaser in writing, which writing makes reference to this Agreement, permit an increase in the amount of accrued cash compensation of any executive officer of the Company (including base salaries and bonuses of all types, whether paid or accrued) in excess of that accruing as of June 30, 1995 or permit the adoption or amendment of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or permit the payment of any benefit not required by any existing agreement or place any assets in any trust for the benefit of employees or directors of the Company;

      (q)   RECOMMENDATIONS.  Subject to clause (z) of the proviso to
            Section 6.1(a)(3), withdraw or modify the Recommendations.

      (r) TAXES. Make any tax election or settle or compromise any income tax liability.

      (s) SETTLE LITIGATION. Settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid (which are not payable or reimbursable under policies of insurance maintained by or on behalf of the Company), individually in an amount in excess of $50,000 and in the aggregate in an amount in excess of $100,000, other than in consultation and cooperation with Purchaser, and, with respect to any such settlement, with the prior written consent of Purchaser.

      (t) DELISTING. Take any action which would cause any securities of the Company currently listed on The Alberta Stock Exchange to no longer be listed on such exchange.

      (u) TRANSACTION DOCUMENTS. Amend any Transaction Document without the prior written approval of the Purchaser, which approval may be granted or withheld by the Purchaser in its discretion.

      (v) OTHER MATERIAL CONTRACTS. Enter into any other contract that is material to the Company including without limitation hedge contracts and gas contracts with a term of more than six months.

      (w) PRICE LIMITATION ON SALE OF FOREST SHARES. Prior to the date of the Shareholders Meeting, dispose of any Forest Shares purchased at the First Closing at a price which is less than the greater of U.S. $2.50 or U.S. $.125 below the closing price of Forest Shares on the Nasdaq National Market on the trading day immediately preceding the date of disposition.

6.3         COVENANTS OF THE PURCHASER

            The Purchaser agrees that prior to the Second Closing Date the Purchaser shall do the following:

      (a) PROVIDE INFORMATION. The Purchaser shall furnish to the Company promptly after the sending or filing of each such document, copies of all proxy statements, financial statements and reports which the Purchaser sends to its shareholders, and copies of all regular, periodic and special reports and all registration statements that the Purchaser files with the Securities and Exchange Commission or any Governmental Body which may be substituted in its place or with the Nasdaq National Market.

      (b) ACCESS TO INFORMATION. The Purchaser shall afford to the Company, and to the officers, employees, financial advisors, legal advisers, accountants and other representatives of the Company, reasonable access during normal business hours to all its properties, books, contracts, commitments, personnel and records; furnish as promptly as practicable to the Company and its representatives such information with respect to the business, properties, operations, prospects or conditions (financial or otherwise) of the Purchaser as they may from time to time reasonably request; and to the extent reasonably requested by the Company, cause its employees, auditors and other representatives to, provide information regarding the Purchaser to, and otherwise cooperate with, the Company so as to enable the Company to account for its investment in the Purchaser and prepare financial statements in accordance with GAAP;

      (c) COMPLIANCE WITH LAWS. The Purchaser shall comply in all respects with each Regulation of all Governmental Bodies and each decision, ruling, order or award of all arbitrators applicable to it or its business, properties, operations, prospects or conditions (financial or otherwise) of the Purchaser, or the ability of the Purchaser to perform its obligations under any Transaction Document to which it is or may become a party.

      (d) QUARTERLY FINANCIAL STATEMENTS. The Purchaser shall furnish to the Company, as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Purchaser, the consolidated balance sheet of the Purchaser as of the quarter and the related consolidated statements of income, shareholders' equity and cash flows for the portion of the fiscal year ended with the last day of the quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding date and period in the previous fiscal year.

      (e) LISTING OF FOREST SHARES. The Purchaser shall take all action required, if any, to cause the Forest Shares issuable under this Agreement to be qualified for inclusion in the Nasdaq National Market and shall give notice as required, in any, to the Nasdaq National Market with respect to the Transaction Documents and the Transactions.

      (f) DELISTING. The Purchaser shall not take any action which would cause any securities of the Purchaser listed on the Nasdaq National Market to no longer be listed on such exchange.


                                   ARTICLE VII

                       ADDITIONAL COVENANTS OF THE PARTIES

7.1         MUTUAL COVENANTS OF THE PARTIES

            Each party shall do the following until the Closing and, with respect to Section 7.1(g), indefinitely after the Closing:

      (a) MAINTENANCE OF EXISTENCE. Preserve and maintain its corporate existence and good standing in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which both (1) qualification is required either
            (A) to own, lease, license or use its properties now owned, leased, licensed or used and proposed to be owned, leased, licensed or used or (B) to carry on its business as now conducted or proposed to be conducted and (2) the failure to be so qualified could materially and adversely affect either or both of (A) the business, properties, operations, prospects or condition (financial or otherwise) of the party and (B) the ability of the party to perform its obligations under any Transaction Document to which it is or may become a party.

      (b) COMPLIANCE WITH LAWS. Comply in all respects with all Regulations of each Governmental Body and all decisions, rulings, orders and awards of each arbitrator applicable to it or its business, properties or operations, in connection with the Transactions.

      (c) BEST EFFORTS. Upon the terms and subject to the conditions provided in the Transaction Documents, each of the Company and the Purchaser shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Regulations to ensure that the conditions set forth in Article III and to the conclusion of the Transactions are satisfied and to conclude and make effective, in the most expeditious manner practicable, the Transactions including, without limitation, using its best efforts to obtain all necessary Approvals.

      (d) NOTIFICATION. Give prompt notice to the other parties to this Agreement or any other Transaction Document, as the case may be, of
            (1) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty of the party contained in the Transaction Document to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the First or Second Closing Date and (2) any failure of the party to perform or otherwise comply with, in any material respect, any covenant, condition or agreement to be performed or complied with by it under the Transaction Documents; which covenant of notification shall not limit the right of the other party under Article III to require as a condition precedent to the performance of its obligations under this Agreement the continuing accuracy and performance of the representations and warranties and covenants of the notifying party made in the Transaction Documents and to receive an unqualified certificate with respect to the same.

      (e) PUBLICITY AND REPORTS. The initial press release with respect to the Transactions shall be mutually satisfactory to the parties hereto and thereafter, except as may be required by applicable laws, court process or by obligations pursuant to any listing agreement with applicable stock exchanges neither the Company nor the Purchaser shall issue any press release or make any public filings with respect to the Transactions, without affording the other party the opportunity to review and comment upon such release or filing.

      (f) CONFIDENTIALITY. The obligations of the Purchaser under Confidentiality Agreements dated June 7 and June 9, 1995 between the Company and the Purchaser shall remain in full force and effect. In addition, information disclosed by any party or its representatives to any other party or its representatives, whether before or after the date of this Agreement, in connection with the Transactions or the discussions and negotiations preceding the execution of the Transaction Documents, shall be kept confidential by the other party and its representatives and shall not be used by those persons other than as contemplated by the Transaction Documents, except in each case to the extent that (1) the information was known by the recipient when received or the information is or hereafter becomes lawfully obtainable from other sources, (2) disclosure to a Governmental Body having jurisdiction over the parties is necessary or appropriate, (3) disclosure may otherwise be required by applicable Regulations or (4) the duty as to confidentiality is waived in writing by the other party. If this Agreement is terminated, each party shall use reasonable efforts to return upon written request from the other party all documents (and reproductions of those documents) received by it or its representatives from the other party (and, in the case of reproductions, all reproductions made by the receiving party) that include information not within the exceptions contained in the preceding sentence, unless the recipients provide assurances reasonably satisfactory to the requesting party that the documents have been destroyed.

      (g) FURTHER ASSURANCES. Promptly upon request by any other party, correct any defect or error that may be discovered in any Transaction Document or in the execution or acknowledgement of any Transaction Document and execute, acknowledge, deliver, file, re-file, register and re-register, any and all such further acts, certificates, assurances and other instruments as the requesting party may require from time to time in order (1) to carry out more effectively the purposes of each Transaction Document, (2) to enable the requesting party to exercise and enforce its rights and remedies and collect any payments and proceeds under each Transaction Document and (3) to better transfer, preserve, protect and confirm to the requesting party the rights granted or now or hereafter intended to be granted to the requesting party under each Transaction Document or under each other instrument executed in connection with any Transaction Document.

      (h) SECTION 85 ELECTION. The Company and the Purchaser shall file an election within the prescribed time and on the prescribed form under
            Section 85 of the INCOME TAX ACT (Canada) with respect to the sale of the Number Company Shares hereunder with an elected amount equal to the adjusted cost base to the Purchaser of the Number Company Shares.


                                  ARTICLE VIII

                                   TERMINATION

8.1         TERMINATION

      (a) The obligations of the parties under Section 1.1 and Articles VI and VII with respect to the First Closing Transactions may be terminated at any time prior to the First Closing, and the obligations of the parties under Section 1.2 and Articles VI and VII with respect to the Second Closing Transactions may be terminated at any time prior to the Second Closing, in each case by:

            (1)   the mutual consent of the Company and the Purchaser;

            (2) the Company, if (A) the conditions to be satisfied by the Purchaser set forth in Sections 3.1, 3.2 and 3.3 shall not have been met with respect to the First Closing by October 31, 1995 or with respect to the Second Closing by December 31, 1995 and (B) the Company shall have paid to the Purchaser all amounts then owed to the Purchaser pursuant to Section 8.2, if any;

            (3) the Company, if a representation, warranty or covenant of the Purchaser set forth in a Transaction Document is breached or violated by the Purchaser in any material respect;

            (4) the Purchaser, if the conditions to be satisfied by the Company set forth in Sections 3.1, 3.2 and 3.3 shall not have been met with respect to the First Closing by October 31, 1995 or with respect to the Second Closing by December 31, 1995;

            (5) the Purchaser, if a representation, warranty or covenant of the Company set forth in a Transaction Document is breached or violated by the Company in any material respect;

            (6) the Purchaser, if the Company shall have modified or amended in any respect materially adverse to the Purchaser or withdrawn its approval of any of the Recommendations; PROVIDED, HOWEVER, that any communication of the Company that advises that the Company has received a Transaction Proposal or is engaging in an activity permitted by clauses (x) or (y) of the proviso to the first sentence of Section 6.1(a)(3) with respect to a Transaction Proposal and that takes no action or position with respect to the Transactions or any Transaction Proposal shall not be deemed to be a withdrawal, modification or amendment of the Recommendations or the Company's approval thereof;

            (7) the Company, if there shall have occurred a Subsequent Event and the Company shall have paid in full to the Purchaser all amounts then owed to the Purchaser pursuant to Section 8.2;

            (8)   the Purchaser, if there shall have occurred a Subsequent
                  Event; or

            (9) the Purchaser, if the shareholders of the Company shall not have approved the Transaction Documents and the Transactions on or before December 31, 1995;

      (b) Any termination of the obligations of the parties shall be made by written agreement or by written notice from the terminating party to the other party.

      (c)   The termination of the obligations of the parties under this
            Section 8.1 shall not relieve any party of any liability for a breach of any warranty, covenant or agreement, or for any misrepresentation, under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any breach or misrepresentation.

8.2         EXPENSES AND FEES

      (a)   EXPENSES.   If (i) the First Closing has been completed or (ii) a
            Subsequent Event shall occur after the date of this Agreement and on or before the First Closing Date, then in either such event, all Expenses incurred by the Purchaser in connection with the Transaction Documents and the Transactions shall be paid by the Company to a maximum of $300,000. Except as contemplated in clause
            (ii), if the First Closing is not completed, each party will bear its own Expenses. "EXPENSES" shall include all reasonable out-of-pocket expenses and fees, including, without limitation, the fees and disbursements of counsel, experts, consultants and accountants, whether incurred prior to, on or after the date hereof, incurred in connection with this Agreement, the other Transaction Documents or the Transactions but for greater certainty shall not include listing fees payable by the Purchaser, costs of performing the Purchaser's obligations under the Company Registration Rights Agreement or any charges for the time of employees of the Purchaser or The Anschutz Corporation.

      (b) SUBSEQUENT EVENT FEE. If a Subsequent Event shall occur after the date of this Agreement and on or before the date that is six months after the First Closing Date, the Company shall pay $2.5 million to the Purchaser promptly following the public announcement of such Subsequent Event. If the Second Closing is completed no fees shall be payable under this subsection.

      (c) FEES FOR BROKERS AND FINDERS. Except with respect to Sayer Securities Limited as contemplated by Section 3.2(d) and with respect to Ernst & Young pursuant to an engagement letter dated May 30, 1995 as modified by a letter dated September 27, 1995, copies of which have been provided to the Purchaser, the Company has not authorized any person to act as financial advisor, broker, finder or other intermediary that might be entitled to any fee, commission, expense reimbursement or other payment of any kind from any person upon the conclusion of or in connection with any of the Transactions. The Company shall pay or cause to be paid to each of Ernst & Young and Sayer Securities Limited the entire amount of the fee, commission, expense reimbursement or other payment to which it shall become so entitled in connection with the Transactions, all without cost, expense or any other liability whatsoever to the Purchaser or any other person.

                                   ARTICLE IX

                                 INDEMNIFICATION

9.1         INDEMNIFICATION

      (a) Subject to, and without limiting the effect of, any term or provision of any Transaction Document that limits the Purchaser's or the Company's recourse against the other in the event of a failure by the other to perform a certain covenant or agreement specified therein, and whether or not the Closing shall occur, each of the Company and the Purchaser shall indemnify the other and its controlling persons and their respective shareholders, directors, officers, employees, agents and Affiliates against, and hold each of those persons harmless from, any and all losses in any way relating to or allegedly arising out of any of the following:

            (1) any breach of the representations, warranties, covenants or agreements of the Company or the Purchaser, as the case may be, contained in any Transaction Document, whether or not the Transactions are concluded or the obligations of the parties under the Transaction Documents are terminated pursuant to
                  Article VIII or otherwise;

            (2) the Company shall indemnify the Purchaser for any untrue statement of a material fact contained in the Proxy Circular, other notification, or any materials filed by the Company with The Alberta Stock Exchange or under Applicable Securities Laws or distributed or otherwise disseminated to the public (or any amendment or supplement thereto) relating to the Transaction Documents and the Transactions or any failure to state a material fact required to make any statement contained therein not misleading unless the statement or omission is based upon information furnished in writing by the Purchaser or any other Indemnified Person expressly for inclusion in the material in question;

            (3) the Purchaser shall indemnify the Company for any untrue statement of a material fact contained in information furnished in writing by the Purchaser to the Company or any other Indemnified Person expressly for inclusion in the Proxy Circular or failure to state a material fact required to make any statement contained therein not misleading; or

            (4) any other matter as to which the Company or the Purchaser in other provisions of this Agreement or any other Transaction Document has agreed to indemnify any of those persons.

            Neither the Company nor the Purchaser shall have any obligation under this Section to the other or any other person indemnified under this Section with respect to any of the foregoing arising primarily out of the gross negligence or wilful misconduct of the other or the other indemnified person, as the case may be, as determined by a final judgment of a court of competent jurisdiction.

      (b) If any Action indemnifiable under this Section shall be brought, asserted or threatened against any person indemnified under this Section, the indemnified person shall promptly notify the indemnifying person. A failure to notify the indemnifying person timely or at all shall reduce the liabilities and obligations of the indemnifying person under this Section only to the extent the indemnifying person actually shall be prejudiced by such failure. The indemnifying person shall assume the defense of the Action, including the employment of counsel satisfactory to the indemnified person and the payment of all related fees and expenses, but the indemnified person may employ separate counsel in the Action and participate in the defense of the Action at its own expense. However, the indemnified person may by written notice to the indemnifying person assume the defense of the Action, including the employment of counsel, at the expense of the indemnifying person (except that the indemnifying person shall not be liable for the fees and expenses of more than one such separate counsel with respect to the Action) if:

            (1) without a delay that shall be prejudicial to the interests of the indemnified person, the indemnifying person fails to take one or more of the following actions: (A) acknowledge in writing to the indemnified person the liability of the indemnifying person to the indemnified person under this Section with respect to the Action, (B) assume the defense,
                  (C) post an indemnity or similar bond (in form and substance satisfactory to the indemnified person) in an amount equal to the full amount for which the indemnified person may be liable as a result of the Action (including penalties and interest) or provide other evidence satisfactory to the indemnified person of the ability of the indemnifying person to pay that amount in full or (D) employ counsel reasonably satisfactory to the indemnified person; or

            (2) the persons against whom the Action shall have been brought, asserted or threatened (including any impleaded parties) include both the indemnified person and the indemnifying person and the indemnified person is advised by counsel that there may be one or more legal defenses available to the indemnified person that are different from or additional to those available to the indemnifying person; or

            (3) the indemnified person reasonably believes that the Action or an unfavourable resolution of the Action may materially and adversely affect the business, properties, operations, prospects or condition (financial or otherwise) of the indemnified person and its Affiliates other than as a result of the payment of money damages.

            If the indemnified person has assumed the defense of the Action pursuant to any of the three conditions stated above, then the indemnifying person shall not have the right to assume the defense of the Action on behalf of the indemnified person and the indemnified person shall have the right to control the defense, compromise or settlement of any indemnifiable Action on behalf of and for the account and risk of the indemnifying person. The indemnifying person shall be bound by the result of the defense of any Action, whether the defense shall have been assumed by the indemnifying person or by the indemnified person, and shall indemnify the indemnified person against, and hold the indemnified person harmless from, all Losses in any way relating to or allegedly arising in connection with the matter or matters that shall be the basis of the Action or otherwise connected to the Action, except that the indemnifying person shall not be liable for the payment of the amount of money damages provided in a settlement of an indemnifiable Action defended by the indemnified person pursuant to the second or third conditions stated above that shall have been effected without the written consent of the indemnifying person, which consent shall not be unreasonably withheld.

      (c) Notwithstanding anything in this Section to the contrary, if, in connection with an Action indemnifiable under this Section, a Governmental Body or other person having authority or jurisdiction over a matter or matters related to the Action shall have rendered, entered or granted a binding judgment, decision, ruling, order or award with respect to the matter or matters providing for the payment of money damages or the claimant and the indemnifying party shall have agreed to settle the Action for an amount of money damages without reservation of any rights or defenses against the indemnified person, and if the indemnified person elects to appeal the judgment, decision, ruling, order or award or declines to agree to the proposed settlement, as the case may be, then the indemnified person may continue to defend the Action, free of any participation by the indemnifying person, but the amount of any ultimate liability of the indemnifying party under this Section with respect to Losses related to or allegedly arising in connection with the matter or matters that shall have been comprehended by the judgment, decision, ruling, order or award or by the proposed settlement, as the case may be, shall then be limited to the amount of the judgment, decision, ruling, order or award or the amount of the proposed settlement, as the case may be, plus the other indemnified Losses of the indemnified person relating to the matter or matters through the date of its election to appeal or its rejection of the proposed settlement, as the case may be.

      (d) If the indemnification provided for in this Section is unavailable to an indemnified person (other than by reason of exceptions provided in this Section), or is insufficient to hold harmless an indemnified person in respect of any Loss then the indemnifying person, in lieu of indemnifying the indemnified person, shall contribute to the amount paid or payable by the indemnified person as a result of the Loss in the proportion that is appropriate to reflect the relative fault of the indemnifying person on the one part and of the indemnified person on the other part in connection with the events or circumstances which resulted in the Loss as well as any other relevant equitable considerations. The relative fault of the indemnifying person on the one part and of the indemnified person on the other part shall be determined by reference to, among other things, those persons' relative intent, knowledge, access to information and opportunity to correct or prevent the events or circumstances resulting in the Loss. The amount of any Loss suffered, incurred or paid any person shall be deemed to include all expenses incurred or paid by the person in connection with investigating or defending any Action, including, but not limited to, the fees and expenses of counsel.

9.2         SECURITY FOR INDEMNIFICATION OBLIGATION

            If any matter as to which the Purchaser or the Company, as the case may be, or any other indemnified person shall have asserted a claim under this Article or otherwise against an indemnifying person on or before either Closing Date is pending or unresolved at the time any payment is due from the Purchaser or the Company, as the case may be, under any Transaction Document, the Purchaser or the Company, as the case may be, shall have the right, in addition to other rights and remedies (whether under the Transaction Document or applicable law), to withhold from the payment an amount equal to the amount of the claim until the matter is resolved. The Purchaser or the Company, as the case may be, shall act as agent for each of the other indemnified persons entitled to any payment under this Article. If it is finally determined that a claim is indemnifiable under this Article or is otherwise payable by the indemnifying person, the amount of the claim may be offset against the retained payments as of the date the retained payment was withheld and the remainder, if any, of the retained payment shall be delivered to the indemnifying person pursuant to the applicable Transaction Document together with interest on the remainder payable from the date the retained payment was withheld until the remainder is paid at the rate of 8.0% per annum.

9.3         NO LIMITATION ON OTHER RIGHTS OF RECOVERY

            The indemnification set forth in this Article shall be in addition to any other obligations or liabilities of an indemnifying person to an indemnified person at common law or otherwise. The provisions of this Article shall not eliminate or otherwise limit the right of any indemnified person or any other person to seek to recover contribution, damages or otherwise enforce its rights against the indemnifying person or any other person without regard to the provisions of this Article. If at any time all or any part of any indemnification payment hereunder is or must be rescinded or returned to the person making such indemnity payment for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of any person) the indemnification obligations of the person making such payment shall be reinstated with respect to such payment so rescinded or returned as though such payment had never been made or received.

                                    ARTICLE X

                                  MISCELLANEOUS

10.1        NOTICES

            All notices, requests and other communications to any party or under any Transaction Document shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, or (2) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

10.2        NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE

      (a) No failure or delay by any party in exercising any right, power or privilege under any Transaction Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Transaction Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

      (b) In view of the uniqueness of the Transactions and the business, properties, operations, prospects and condition (financial and otherwise) of the Company, neither of the parties would have an adequate remedy at law for money damages in the event that any of the Transaction Documents is not performed in accordance with its terms, and therefore each of the parties agrees that the other party shall be entitled to specific enforcement of the terms of each Transaction Document in addition to any other remedy to which it may be entitled, at law or in equity.

10.3        AMENDMENTS, ETC.

            No amendment, modification, termination, or waiver of any provision of any Transaction Document, and no consent to any departure by a party to a Transaction Document from any provision of the Transaction Document, shall be effective unless it shall be in writing and signed and delivered by the other parties to the Transaction Document, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

10.4        SUCCESSORS AND ASSIGNS

      (a) Except for assignments by the Purchaser of its rights under this agreement to one or more of its Subsidiaries or Affiliates, no party to this Agreement may assign its rights under the Transaction Documents. No such assignment by the Purchaser shall release the Purchaser from its obligations under this Agreement. Any delegation in contravention of this Section shall be void AB INITIO and shall not relieve the delegating party of any obligation under this Agreement.

      (b) The provisions of each Transaction Document shall be binding upon and inure to the benefit of the parties to the Transaction Document and their respective successors and permitted assigns.

10.5        ACCOUNTING TERMS AND DETERMINATIONS

            Unless otherwise specified, all accounting terms shall be interpreted, all accounting determinations shall be made, all records and books of account shall be kept and all financial statements required to be prepared or delivered shall be prepared in accordance GAAP, applied on a basis consistent (except for changes approved by the Company's independent public accountants) with the latest audited financial statements referred to in Section 4.5 or 5.5.

10.6        GOVERNING LAW

            Each Transaction Document shall be governed by and construed in accordance with the internal laws of Alberta. All rights and obligations of the Company and the Purchaser shall be in addition to and not in limitation of those provided by applicable law.

10.7        COUNTERPARTS; EFFECTIVENESS

            Each Transaction Document may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

10.8        SEVERABILITY OF PROVISIONS

            Any provision of any Transaction Document that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Transaction Document or affecting the validity or enforceability of the provision in any other jurisdiction.

10.9        HEADINGS AND REFERENCES

            Article and section headings in any Transaction Document are included in the Transaction Document for the convenience of reference only and do not constitute a part of the Transaction Document for any other purpose. References to parties and articles and sections in any Transaction Document are references to the parties to or the articles and sections of the Transaction Document, as the case may be, unless the context shall require otherwise.

10.10       ENTIRE AGREEMENT

            Except as otherwise specifically provided in this Section, the Transaction Documents embody the entire agreement and understanding of the respective parties and supersede all prior agreements or understandings with respect to the subject matters of those documents.

10.11       SURVIVAL

            Except as otherwise specifically provided in any Transaction Document, and notwithstanding any investigation or notice to the contrary or any waiver by any other party of a related condition precedent to the performance by the other party of an obligation under the Transaction Document, (1) each representation and warranty of each party to the Transaction Document contained in or made pursuant to the Transaction Document shall survive each Closing and remain in full force and effect until the date that is the first anniversary of the Second Closing Date and (2) the other party may assert or commence an Action against the party with respect to the breach of any such representation or warranty of the party on or before such date and may maintain any such Action thereafter. Each covenant or agreement of a party to a Transaction Document required to be performed on or after a Closing shall remain in full force and effect thereafter in accordance with its terms.

10.12       EXCLUSIVE JURISDICTION

            Each party (1) agrees that any Action with respect to any Transaction Document shall be brought exclusively in the courts of the Province of Alberta, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any Action in those jurisdictions; PROVIDED, HOWEVER, that any party may assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may thereafter not be asserted by such party in an original Action in the courts referred to in clause (1) above.

10.13       NON-RECOURSE

            No recourse under any of the Transaction Documents shall be had against any controlling person of any party or the shareholders, directors, officers, employees, agents and Affiliates of the party or such controlling persons, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Regulation, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by such controlling person, shareholder, director, officer, employee, agent or Affiliate, as such, for any obligations of the party under this Agreement or any other

Transaction Document or for any claim based on, in respect of or by reason of such obligations or their creation.

            IN WITNESS WHEREOF, the parties have executed and delivered this Purchase Agreement as of the date first written above in Calgary, Alberta.


                                     FOREST OIL CORPORATION


                                     By: David H. Keyte


                                     Address:  Forest Oil Corporation
                                               1600 Broadway, Suite 2200
                                               Denver, Colorado  80202
                                               Attention:  Corporate Secretary

                                     Telecopy:   (303) 812-1602


                                     SAXON PETROLEUM INC.


                                     By: G A Tarrant
                                         Richard A. Wilson


                                     Address:  Saxon Petroleum Inc.
                                               1700, The Tower
                                               736 - 6th Avenue S.W.
                                               Calgary, Alberta
                                               T2P 3T7
                                               Attention:  President


                                     Telecopy:   (403) 264-1517

                                DEFINITION ANNEX


            "ACTION" against a person means an action, suit, investigation, complaint or other proceeding pending against or affecting the person or its property, whether civil or criminal, in law or equity or before any arbitrator or Governmental Body and includes an assessment or reassessment of Taxes.

            "AFFILIATE" of a person means any other person (1) that directly or indirectly controls, is controlled by or is under common control with, the person or any of its Subsidiaries, (2) that directly or indirectly beneficially owns or holds 5% or more of any class of voting stock of the person or (3) 5% or more of the voting stock of which is directly or indirectly beneficially owned or held by the person or any of its Subsidiaries. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

            "ANSCHUTZ AGREEMENT" means the Purchase Agreement dated as of May 17, 1995 between the Purchaser and The Anschutz Corporation.

            "ANSCHUTZ TRANSACTION DOCUMENTS" has the meaning stated in the Anschutz Agreement.

            "APPLICABLE SECURITIES LAWS" has the meaning stated in Section 4.27 of this Agreement.

            "APPROVAL" means an authorization, consent, approval or waiver of, clearance by, notice to or registration or filing with, or any other similar action by or with respect to a Governmental Body or any other person and the expiration or termination of all prescribed waiting, review or appeal periods with respect to any of the foregoing.

            "ARCHEAN" means Archean Energy Ltd., a corporation organized under the laws of Alberta.

            "ARCHEAN SHARES" means the 15,737,956 Class A Preferred Shares and 1,430,723 Class B Preferred Shares of Archean.

            "ARCHEAN SHAREHOLDERS AGREEMENT" means the Agreement dated June 24, 1994 among the Purchaser, the Number Company, the Erin Mills Development Corporation, CanEagle Resources, Ltd. and Archean Energy Ltd.

            "BEST EFFORTS" means the use of all reasonable efforts, including, without limitation, the expenditure of amounts reasonably related to the objective sought to be achieved, with respect to matters and actions over which the person has or could reasonably be expected to exert any control or influence.

            "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the Province of Alberta or is a day on which banking institutions located in such province are authorized or required by law or other governmental action to close.

            "CAPITAL EXPENDITURE" of a person means payments that are made by the person for the rental, lease, purchase, construction or use of any property the value or cost of which should be capitalized and appear on the balance sheet of the person in the category of property, plant or equipment, without regard to the manner in which the payments or the instrument pursuant to which they are made are characterized by the person including, without but not limited to, payments for the instalment purchase of property and payments under Capitalized Leases.

            "CAPITALIZED LEASE" means any lease that is or should be capitalized and appear on the balance sheet of the lessee.

            "CLOSINGS" has the meaning stated in Section 2.3 of this Agreement.

            "CLOSING DATE" means the First Closing Date or the Second Closing Date, as the context may require.

            "COMPANY" means Saxon Petroleum Inc., an Alberta corporation, and its successors.

            "COMMON SHARES" means common shares in the capital of the Company as constituted on the date of this agreement.

            "CONTRACTS" means all oil and gas purchase, sale and other agreements and contracts, processing agreements, operating, pooling, unitization or communitization and related agreements and all other agreements or contracts relating to the operation or ownership of Oil and Gas Interests.

            "CONTROLLING PERSONS" has the meaning stated in Section 20 of the SECURITIES EXCHANGE ACT of 1934 (as amended), provided however that the Purchaser shall not be considered a controlling person of the Company for purposes of Section 9.1 or 10.13.

            "DEBT" of a person at any date means, without duplication, the sum of (1) all obligations of the person (A) for borrowed money, (B) evidenced by bonds, debentures, notes or other similar instruments, (C) to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (D) as lessee under Capitalized Leases,
(E) under letters of credit issued for the account of the person and (F) arising under acceptance facilities, plus (2) all Debt of others Guaranteed by the person, plus (3) all Debt of others secured by a Lien on any asset of the person and whether or not such Debt is assumed by the person.

            "DOLLARS" AND "$" unless otherwise indicated refer to Canadian dollars and other lawful currency of Canada from time to time in effect.

            "EMPLOYEE PLAN" of a person means any plan, contract, commitment, program, policy, arrangement or practice maintained or contributed to by the person and providing benefits to any employee, former employee, director or agent of the person, including, without limitation: (1) any profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, contract, commitment, program, policy, arrangement or practice and (2) any plan, contract, commitment, program, policy, arrangement or practice providing for "FRINGE BENEFITS" or perquisites, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical or sick leave and medical, dental, hospitalization, life insurance and other types of insurance.

            "ENVIRONMENTAL LAWS" means any and all presently existing federal, provincial, local and foreign laws, rules or regulations, and any orders or decrees, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes.

            "ENVIRONMENTAL NOTICE" has the meaning stated in Section 4.23(b)(1).

            "ENVIRONMENTAL RELEASE" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata;

            "EQUIPMENT" means all tangible personal property of a person, including but not limited to, all equipment in all of its forms, wherever located, now or hereafter existing.

            "EQUITY SECURITIES" of a person means the capital stock of the person and all other securities convertible into or exchangeable or exercisable for any shares of its capital stock, all rights to subscribe for or to purchase, all options for the purchase of, and all calls, commitments or claims of any character relating to, any shares of its capital stock and any securities convertible into or exchangeable or exercisable for any of the foregoing.

            "EXPENSES" has the meaning stated in Section 8.2(a) of this Agreement.

            "FIRST CLOSING" has the meaning stated in Section 2.1 of this Agreement;

            "FIRST CLOSING DATE" has the meaning stated in Section 2.1 of this Agreement;

            "FIRST CLOSING TRANSACTIONS" has the meaning stated in Section 2.1 of this Agreement;

            "FOREST REFERENCE PRICE" means the weighted average price at which Forest Shares traded on the Nasdaq National Market for the 60 days prior to the date of the Shareholders' Meeting. The weighted average price of common shares for such period shall be determined by dividing the aggregate sales price of all Forest Shares sold during the period by the total number of Forest Shares so sold during such period;

            "FOREST SHARES" has the meaning stated in Section 1.1 of this Agreement.

            "GAAP" means generally accepted accounting principles as in effect in Canada or the United States, as the case may be, from time to time.

            "GOOD TITLE" means, with respect to the Oil and Gas Interests, good and defensible title that (1) entitles the Company to receive not less than the net revenue interests set forth in the engineering reports described in
Section 4.14(a) of all oil and gas produced, saved and sold from a particular property included in the Oil and Gas Interests without reduction, suspension or termination throughout the productive life of such property, (2) obligates the Company to bear a portion of the costs and expenses of operation and development of such property in an amount not greater than the working interests set forth in such engineering reports without increase throughout the productive life or such property and (3) is free and clear of all Liens, encumbrances and defects, other than Permitted Liens and Liens that a reasonably prudent purchaser of oil and gas properties in an arm's length transaction would accept in light of the value of the property affected, the improbability of assertion of the defect or irregularity and the degree of difficulty or the cost of performing curative work.

            "GOVERNMENTAL BODY" means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, provincial, state, county or local, domestic or foreign.

            "GUARANTEE" by any person means any obligation, contingent or otherwise, of the person directly or indirectly guaranteeing any Debt of any other person or in any manner providing for the payment of any Debt of any other person or the investment of funds in any other person or otherwise protecting the holder of the Debt against loss (whether by agreement to indemnify, to lease assets as lessor or lessee, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), but the term "GUARANTEE" does not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a correlative meaning.

            "HAZARDOUS MATERIAL" means, collectively, (a) any petroleum or petroleum products, geothermal products, natural gas, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCB's), (b) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "toxic pollutants", "contaminants", "pollutants" or words of similar import under any Environmental Law and (c) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated under any Environmental Law and which are present in concentrations or at locations that present a threat to human health or the environment.

            "INVESTMENT" of a person means any investment in any other person, whether by means of loan, capital contribution, purchase of capital stock, obligations or other securities, purchase of all or any integral part of the business of the person or any commitment or option to make an investment or otherwise.

            "KNOWLEDGE OF THE COMPANY" or "KNOWLEDGE OF THE PURCHASER" with respect to a representation or warranty of the Company or the Purchaser, as the case may be, contained in any Transaction Document means, after due inquiry by the Company or the Purchaser, as the case may be, of each of the following persons, the actual knowledge of any of the officers or other employees of the Company or the Purchaser, as the case may be, having managerial responsibility for the portion of the operations, assets or liabilities of the Company or the Purchaser, as the case may be, with respect to which such knowledge of the Company or the Purchaser, as the case may be, is being represented.

            "LEASEHOLDS" means all real property interests (other than Oil and Gas Interests) as lessee, together with all tenements, hereditaments, easements, rights of way, privileges and appurtenances to those and improvements on or to those interests.

            "LEASES" means all writings which evidence a lease of Equipment and other personal property.

            "LICENSE" means any license, permit, franchise, certificate of authority, or order, or any extension, modification or waiver of the foregoing, required to be issued by a Governmental Body.

            "LIEN" means any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, charge, deposit arrangement, preference, priority, security interest or encumbrance of any kind (including, but not limited to, any conditional sale agreement or other title retention agreement, any Capitalized Lease or financing lease having substantially the same economic effect as the foregoing and the filing of or agreement to give any financing statement under the Personal Property Security Act (Alberta) or comparable law of any jurisdiction to evidence any of the foregoing).

            "LOSS" means any cost, damage, disbursement, expense, liability, judgment, loss, deficiency, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including, but not limited to, interest or other carrying costs, penalties, legal, accounting, expert witness, consultant and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified person.

            "MANAGEMENT SHAREHOLDERS" means Hugh J. Davis, Glen A. Tarrant, E. Diane Johnson, Martha G. Billes, Gene Vennard, Daryl Birnie, William Brebber, William J. Wylie and Richard A. Wilson in respect of the number of Common Shares disclosed to the Purchaser in writing, which writing references this Agreement.

            "MATERIAL ADVERSE EFFECT" means, with respect to a circumstance or event subject to a representation, warranty, covenant or other agreement of the Company in any Transaction Document that includes a reference therein to the possible occurrence of a Material Adverse Effect, whether considered individually or together in the aggregate with all other circumstances or events that are the subject of the same representation, warranty, covenant or other agreement, a material adverse effect on the business, properties, operations, prospects, condition (financial or otherwise) or capitalization of the Company or the ability of the Company to perform its obligations under any Transaction Document to which it is or may become a party.

            "MATERIAL CONTRACT" means an agreement referred to in Section 4.25.

            "NON-VOTING SHARES" means non-voting shares of the Company having the right, privileges and restrictions set out in Exhibit A hereto.

            "NUMBER COMPANY" means 604228 Alberta Ltd., a corporation organized under the laws of the Province of Alberta.

            "NUMBER COMPANY SHARES" means the all of the issued shares of 604228 Alberta Ltd.

            "OIL AND GAS INTERESTS" means all right, title and interest of the Company in and to any oil and gas leases, oil, gas and other mineral leases, fee mineral interests, royalties, overriding royalties, production payments, net profits interests and other nonworking interests and nonoperating interests and contractual interests pursuant to which the Company is entitled to rights in respect of oil, gas and other minerals and hydrocarbons or revenues therefrom.

            "PERMITTED ISSUANCES" means the issuance of Common Shares of the Company pursuant to the options and warrants referred to in Section 4.22 of this Agreement.

            "PERMITTED LIENS" means, collectively, (1) "Permitted Liens" within the meaning of the Debenture dated September 7, 1995 granted by the Company to National Bank of Canada, (2) other Liens the existence of which, without regard to the giving of notice, the passage of time or the existence or occurrence of any other condition, do not permit the holder of any Debt of the Company in an amount greater than $100,000 to cause such Debt to become due and payable or to seek to enforce or realize upon the rights of the holder in or with respect to property or assets of the Company that secure such Debt.

            "PERSON" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a Governmental Body.

            "PROPERTY" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

            "PROPRIETARY RIGHTS" means all copyrights, uncopyrighted works, trademarks, trademark rights, service marks, trade names, trade name rights, patents, patent rights, unpatented inventions, licenses, permits, trade secrets, know-how, inventions, computer software, seismic data and intellectual property rights and other proprietary rights together with applications and licenses for, and the goodwill of the business relating to, any of the foregoing.

            "PROXY CIRCULAR" has the meaning stated in Section 6.1(a)(2) of this Agreement.

            "PURCHASER" means Forest Oil Corporation, a New York corporation, and its successors.

            "REAL PROPERTY" means all real property interests (other than Oil and Gas Interests), other than as lessee, together with all tenements, hereditaments, easements, rights of way, privileges and appurtenances to those interests and improvements and fixtures on or to those interests.

            "RECOMMENDATIONS" has the meaning set forth in Section 3.2(a) of this Agreement.

            "REGULATION" means (1) any applicable law, rule, regulation, judgment, decree, ruling, order, award, injunction, recommendation or other official action of any Governmental Body and (2) any official change in the interpretation or administration of any of the foregoing by the Governmental Body or by any other Governmental Body or other person responsible for the interpretation or administration of any of the foregoing.

            "RESTRICTED PAYMENT" with respect to a person means the following:

            (1) any dividend or other distribution of any kind on any shares of or person's capital stock; and

            (2) any payments in cash or otherwise, on account of the purchase, redemption, retirement or acquisition of any Equity Securities of the person.

            "SECOND CLOSING" has the meaning stated in Section 2.2 of the Agreement.

            "SECOND CLOSING DATE" has the meaning stated in Section 2.2 of the Agreement.

            "SECOND CLOSING TRANSACTIONS" has the meaning stated in Section 2.2 of the Agreement.

            "SERIES A PREFERRED SHARES" has the meaning set forth in Section 1.2 of the Agreement.

            "SERIES B PREFERRED SHARES" has the meaning set forth in Section 1.1 of the Agreement.

            "SHAREHOLDERS MEETING" has the meaning stated in Section 6.1(a)(2) of this Agreement.

            "SUBSEQUENT EVENT" means any of the following, in each case whether or not the Company and the Purchaser shall have exercised and delivered, or exercised any rights or performed any obligations under, any of the Transaction
Documents:

                  (1) the Company, without having received Purchaser's prior written consent, shall have entered into an agreement with respect to a Transaction Proposal, or the Board of Directors of the Company shall have recommended that the shareholders of the Company approve or accept any Transaction Proposal;

                  (2) the Company, without having received the Purchaser's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an agreement with respect to a Transaction Proposal, or the Board of Directors of the Company shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, the Recommendations;

                  (3) any person other than the Purchaser or any Affiliate of the Purchaser shall have acquired beneficial ownership or the right to acquire beneficial ownership of 40% or more of the outstanding shares of Common Shares then issued and outstanding; or

                  (4)  any person shall have made a Transaction Proposal
      (A) that the Board of Directors of the Company determines in its good faith judgment is more favourable to the Company's shareholders than the Transactions and (B) as a result of which the Board of Directors concludes in good faith that termination of the Transaction Documents is necessary or appropriate in order for the Board of Directors to act in a manner which is consistent with its fiduciary obligations under applicable law.

            "SUBSEQUENT EVENT FEE" means the fee referred to in Section 8.2(b) of this Agreement.

            "SUBSIDIARY" of a person means (i) any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the person or (ii) a partnership in which the person is, at the date of determination, a general or limited partner of such partnership, but only if the person or its

Subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution. For purpose of the foregoing definition, an arrangement by which a person who owns an Oil and Gas Interest is subject to a joint operating agreement, processing agreement, net profits interest, overriding royalty interest, farmout agreement, development agreement, area of mutual interest agreement, joint bidding agreement, unitization agreement, pooling arrangement or other similar agreement or arrangement shall not, by reason of such agreement or arrangement alone, be considered a Subsidiary.

            "TAXES" means all taxes, charges, fees, levies, duties, imposts, withholdings, restrictions, fines, interest, penalties, additions to tax or other assessments or charges, including, but not limited to, income, excise, property, withholding, sales, goods and services, use, gross receipts, value added, capital and franchise taxes, license recording, documentation and registration fees and custom duties imposed by any Governmental Body, and in particular, and without limiting the generality of the foregoing, all amounts payable under the INCOME TAX ACT (Canada) and the EXCISE TAX ACT (Canada).

            "TAX RETURN" means a report, return or other information required to be filed by a person with or submitted to a Governmental Body with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes the person.

            "TRANSACTION DOCUMENTS" means, collectively, this Agreement, the documents referred to in Section 1.1 and 1.2 and all other documents and instruments executed and delivered by any person in connection with the transactions contemplated hereby.

            "TRANSACTION PROPOSALS" has the meaning stated in
Section 6.1(a)(3)(A) of this Agreement.

            "TRANSACTIONS" means, collectively, the transactions undertaken pursuant to or otherwise contemplated by, the Transaction Documents.

            "TRANSFER" means a sale, an assignment, a lease, a license, a grant, a transfer or other disposition of an asset or any interest of any nature in an asset. The term "TRANSFER" used as a verb has a correlative meaning.

            "WARRANTS" has the meaning stated in Section 1.2.

                                                                       EXHIBIT A


                      CONVERTIBLE PREFERRED SHARES SERIES A


      The second series of Preferred Shares shall consist of 15,500,000 shares designated as Convertible Preferred Shares Series A and having attached thereto the following rights, privileges, restrictions and conditions:

1.    DIVIDENDS

1.1 PAYMENT OF DIVIDENDS - The holders of Convertible Preferred Shares Series A shall be entitled to receive, and the Corporation shall pay thereon, as and when declared by the board of directors out of monies of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential dividends at the rate of $0.04 per share per annum (increasing to $0.05 per share per annum upon any failure by the Corporation to pay any dividend at the time and in the manner set out) payable in equal quarterly instalments on the first day of January, April, July and October in each year ("dividend payment dates") in respect of the 3 month periods ("quarters") ending on such days, respectively, the first of such dividends to be payable on the first such day occurring after the issue of the Convertible Preferred Shares Series A in respect of the period then ending and to be in an amount per share determined in accordance with section 1.2 hereof. Dividends on the Convertible Preferred Shares Series A shall accrue from the date of original issue thereof. Dividends on the Convertible Preferred Shares Series A shall except as provided below be paid in the form of a stock dividend. The Corporation shall on each dividend payment date issue to each holder of Convertible Preferred Shares Series A a number of common shares (or at the holder's election Non-Voting Common Shares) determined by dividing the amount of dividend which such holder is entitled to receive by the weighted average price at which common shares of the Corporation traded on The Alberta Stock Exchange, or if the common shares are not then listed on The Alberta Stock Exchange, on such stock exchange on which such shares are listed as may be selected by the board of directors of the Corporation, during the period commencing on the first day of the applicable dividend period and ending five days before the dividend payment date. If the common shares are not listed on a stock exchange on the dividend payment date, the dividend shall be paid in cash. Certificates representing the shares to which the holder of Convertible Preferred Shares Series A is entitled shall be mailed to the holders of such shares on the dividend payment date, provided that the holder has provided to the Corporation a cheque payable to Revenue Canada for any withholding tax payable in respect of such dividend. In the event of:

      (a) subdivisions, consolidations or reclassifications of common shares,

      (b) distributions to all or substantially all the holders of common shares of:

            (i) shares (other than shares distributed in lieu of dividends paid in the ordinary course),

            (ii)  rights, options or warrants,

            (iii) evidences of indebtedness or

            (iv)  assets (other than dividends paid in the ordinary course) or

      (c)   other similar changes in the share capital of the Corporation which in the opinion of the board of directors shall have or shall have had an effect on the trading price of common shares on any date during a dividend period, the board of directors, acting reasonably and in good faith, shall, on or prior to the dividend payment date, prescribe adjustments to be made to the number of common shares to be issued on the date in order to make the number of common shares to be issued on such date fully comparable with the number of common shares which would otherwise have been issuable had any of the foregoing capital changes not occurred. Fractional common shares shall not be issued on any dividend payment date but in lieu thereof the Corporation shall make payments in an amount per fractional common share otherwise issuable equal to the product of the fraction of the common share otherwise issuable and the weighted average price as determined above.

1.2 DIVIDEND FOR OTHER THAN A FULL QUARTER - The amount per share of the dividend accrued for any dividend period which is less than the full quarter in which the dividend period occurs with respect to any Convertible Preferred Share Series A:

      (a)   which is issued or redeemed; or

      (b) where the assets of the Corporation are distributed to the holders of the Convertible Preferred Shares Series A pursuant to section 3 hereof;

shall be equal to the amount (rounded to the nearest 1-100th of 1 cent) calculated by multiplying one quarter of the applicable annual dividend per share by a fraction of which the numerator is the number of days in such quarter such share has been outstanding (excluding the date of issue or the dividend payment date at the beginning of such period and including the dividend payment date or date of redemption or distribution of assets at the end of such period) and the denominator is the number of days in such quarter (excluding the dividend payment date at the beginning thereof and including the dividend payment date at the end thereof).

2.    REDEMPTION

2.1 GENERAL - Subject to Clause 5 and the provisions of the BUSINESS CORPORATIONS ACT (ALBERTA) (the "Act"), the Convertible Preferred Shares Series A shall be redeemed by the Corporation on November 15, 1998 (the "redemption date"), but not otherwise.

2.2 REDEMPTION PRICE - The redemption price at which the Convertible Preferred Shares Series A are redeemable (the "redemption price") shall, if such redemption is made on or within five business days after the redemption date, be the sum of $1.00 per share and if made thereafter shall be $1.3333 per share. At the option of the Corporation the redemption price may be paid in cash or, subject to the approval of The Alberta Stock Exchange and such other stock exchanges on which such shares are listed, in fully paid and non-assessable common shares of the Corporation provided that if the redemption price is payable in common shares, the holder may elect to receive Non-Voting Shares in lieu thereof on the basis of one Non-Voting Share for each common share issuable as payment for the redemption price.
The number of fully paid and non-assessable common shares which each holder is entitled to receive shall be determined by dividing the total redemption price payable to such holder in respect of all Convertible Preferred Shares Series A held by such holder by 85% of the weighted average price at which common shares of the Corporation traded on The Alberta Stock Exchange, or if the common shares are not then listed on The Alberta Stock Exchange, on such stock exchange on which such shares are listed as may be selected by the board of directors of the Corporation, during the 60 day (30 days if payment is made later than five business days after the redemption date) period ending 5 days prior to the redemption date or, if the common shares are not listed on any stock exchange, the common shares shall be valued on a basis determined by an independent financial adviser acceptable to the Corporation and the holders or failing agreement appointed by a justice of the Court of Queen's Bench of Alberta, and any such determination shall be binding on the holder and the Corporation. The final two sentences of section 1.1 shall apply MUTATIS MUTANDIS to any such issuance of shares on redemption. At the time of redemption the Corporation shall pay all accrued but unpaid dividends to the date of redemption, provided the holder has provided to the Corporation a cheque payable to Revenue Canada for any withholding tax payable in respect of any stock dividend and the redemption.

2.3   REDEMPTION PROCEDURE

      (a) Notice of redemption of Convertible Preferred Shares Series A shall be given by the Corporation not less than two days prior to the redemption date to each holder of Convertible Preferred Shares Series A. Accidental failure or omission to give such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the redemption price, the redemption date, the place of redemption and shall contain a brief statement of the conditions on which the Convertible Preferred Shares Series A may be converted into common shares of the Corporation as provided in Clause 4. The notice shall state whether the Corporation elects to make payment in common shares, which election is irrevocable.

      (b) On the date fixed for redemption, the Corporation shall pay or cause to be paid the redemption price to or to the order of the holders of the Convertible Preferred Shares Series A redeemed on presentation and surrender at the place of redemption of the respective certificates representing such shares, and the holders of the Convertible Preferred Shares Series A shall cease to be entitled to dividends or to exercise any of the rights of holders in respect thereof unless payment of the redemption price shall not be made in accordance with the foregoing provisions, in which case the rights of the holders shall remain unimpaired.

2.4 REDEEMED CONVERTIBLE PREFERRED SHARES SERIES A - Subject to the Act, Convertible Preferred Shares Series A redeemed by the Corporation shall be restored to the status of authorized but unissued Preferred Shares as a class but not as Convertible Preferred Shares Series A as a series and shall be available for division and issuance pursuant to the conditions attaching to the Preferred Shares as a class.

3.    LIQUIDATION

3.1 LIQUIDATION - In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Convertible Preferred Shares Series A shall be entitled to an amount equal to the redemption price per share together with an amount equal to all accrued and unpaid cumulative preferential dividends to the date of such liquidation, dissolution, winding-up or other distribution before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of any common shares, Non-Voting Shares or shares ranking junior to the Convertible Preferred Shares Series A.

3.2 FURTHER PARTICIPATION - After payment to the holders of the Convertible Preferred Shares Series A as aforesaid, such holders shall not have the right to any further participation in the distribution of the property or assets of the Corporation.

4.    CONVERSION PRIVILEGE

4.1   DEFINITIONS - For the purposes of this Clause 4:

      (a) "common shares" means the common shares in the capital of the Corporation as constituted on the date of issue of the Convertible Preferred Shares Series A or as subsequently consolidated, subdivided, reclassified or otherwise changed, or any shares or other securities that holders of such shares are entitled to receive as a result of a Capital Reorganization as provided in section 4.3(d) hereof.

      (b) "close of business" means with respect to the conversion of any Convertible Preferred Shares Series A the normal closing time of the office of the Corporation or the transfer agent, if any, for the Convertible Preferred Shares Series A at which the holder of such share elects to have such share converted.

      (c) "conversion price" means as at any particular time the price per share at which at such time the Convertible Preferred Shares
            Series A are convertible into common shares in accordance with this Clause 4.

      (d) "conversion privilege" means the right to convert the Convertible Preferred Shares Series A provided for in this Clause 4.

      (e) "Current Market Price" of the common shares at any date means the price per share equal to the weighted average price at which the common shares have traded on The Alberta Stock Exchange, or if the common shares are not then listed on The Alberta Stock Exchange, on such stock exchange on which such shares are listed as may be selected for such purpose by the board of directors of the Corporation, during any period of 30 consecutive trading days (selected by the Corporation) commencing not more than 45 trading days before such date.

      (f) "trading day" means a day on which the relevant stock exchange referred to in paragraph (e) hereof is open for business.

4.2   (a)   RIGHT OF CONVERSION BY HOLDER - The holder of one or more
            Convertible Preferred Shares Series A shall have the right, at his option at any time to convert such Convertible Preferred Shares
            Series A into fully paid and non-assessable common shares at a conversion price of $0.57 per common share, such conversion price being subject to adjustment as provided in section 4.3. The number of common shares issuable on conversion of any Convertible Preferred
            Shares Series A shall, subject to the exception as to fractions contained in section 4.6, be computed by multiplying the number of Convertible Preferred Shares Series A to be converted by $1.00 and dividing the product by the conversion price.

      (b) MANDATORY CONVERSION - If the price at which common shares of the Corporation trade on The Alberta Stock Exchange (or, if such shares are not listed on such stock exchange, on such stock exchange on which such shares are listed as may be selected by the board of directors) at all times exceeds 122.8% of the conversion price for a period exceeding 30 consecutive trading days on which an average daily volume of at least .005% of the outstanding common shares has traded, the Corporation may convert all of the Convertible Preferred Shares Series A into common shares of the Corporation at a conversion price of $0.57 per common share, such conversion price being subject to adjustment as provided in section 4.3.

4.3 ADJUSTMENT OF CONVERSION PRIVILEGE - The conversion privilege shall be subject to adjustment from time to time as follows:

      (a) If the Corporation shall (i) issue to all or substantially all the holders of the common shares, common shares pursuant to a stock dividend or (ii) make a distribution on its outstanding common shares payable in common shares or securities exchangeable for or convertible into common shares or (iii) subdivide its outstanding common shares or (iv) consolidate its outstanding common shares into a smaller number of shares (any of such events being called a "Common Share Reorganization"), the conversion price shall be adjusted effective immediately after the record date at which the holders of common shares are determined for the purposes of the Common Share Reorganization by multiplying the conversion price in effect on such record date by a fraction, the numerator of which shall be the number of common shares outstanding on such record date, and the denominator of which shall be the number of common shares outstanding after the completion of such Common Share Reorganization, including in the case where securities exchangeable for or convertible into common shares are distributed, the number of common shares that would have been outstanding had such securities been exchanged for or converted into common shares on such record date.

      (b) If the Corporation shall issue rights, options or warrants to all or substantially all of the holders of the common shares under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issue, to subscribe for or purchase common shares (or securities exchangeable for or convertible into common shares) at a price per share (or at an exchange or conversion price per share in the case of securities exchangeable for or convertible into common shares) less than 95% of the Current Market Price of the common shares on such record date (any of such events being called a "Rights Offering"), the conversion price shall be adjusted effective immediately after the record date at which holders of common shares are determined for the purposes of the Rights Offering to a price determined by multiplying
            (i) the conversion price in effect on such record date by (ii) a fraction:

            (A)   the numerator of which shall be the aggregate of:

                  (Y) the number of common shares outstanding on such record date; and

                  (Z) a number determined by dividing (1) either the product of (a) the number of common shares so offered and
                        (b) the price at which such shares are offered, or the product of (c) the exchange or conversion price thereof and (d) the maximum number of common shares for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted, by (2) the Current Market Price of the common shares on the record date, and

            (B) the denominator of which shall be the aggregate of (Y) the number of common shares outstanding on such record date and
                  (Z) the number of common shares offered pursuant to the Rights Offering (or the maximum number of common shares for or into which the securities so offered pursuant to the Rights Offering may be exchanged or converted).

            To the extent that such options, rights or warrants are not exercised prior to the expiry date thereof, the conversion price shall be re-adjusted effective immediately after such expiry date to the conversion price which would then have been in effect based upon the number of common shares (or securities exchangeable for or convertible into common shares) actually delivered on the exercise of such options, rights or warrants.

      (c) If the Corporation shall distribute to all or substantially all the holders of common shares, (i) shares of any class other than common shares, or (ii) rights, options or warrants (other than rights, options or warrants to acquire common shares within a period of 45 days), or (iii) evidences of indebtedness, or (iv) any other assets (excluding cash dividends) and such issuance or distribution does not constitute a Common Share Reorganization or a Rights Offering (any of such events being herein called a "Special Distribution"), the conversion price shall be adjusted effective immediately after the record date at which the holders of common shares are determined for purposes of the Special Distribution to a price determined by multiplying (1) the conversion price in effect on the record date of the Special Distribution by (2) a fraction:

            (A)   the numerator of which shall be the difference between:

                  (Y) the product of (a) the number of common shares outstanding on such record date and (b) the Current Market Price of the common shares on such date; and

                  (Z) the fair value, as determined by the board of directors of the Corporation (whose determination shall be conclusive), to the holders of the common shares of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution, and

            (B) the denominator of which shall be the number of common shares outstanding on such record date multiplied by the Current Market Price of the common shares on such date.

            To the extent that such rights, options or warrants are not exercised prior to the expiry date thereof, the conversion price shall be re-adjusted effective immediately after such expiry date to the conversion price which would then be in effect based only upon such rights, options or warrants actually exercised.

      (d) If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this section 4.3 or a consolidation, merger or amalgamation of the Corporation with or into another corporation or body corporate, or any sale of all or substantially all of the property and assets of the Corporation to another person or corporation (any such event being called a "Capital Reorganization"), any holder of Convertible Preferred Shares
            Series A who has not exercised his right of conversion prior to the effective date of such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right at any time after the effective date of such Capital Reorganization, in lieu of the number of common shares to which he was theretofore entitled on conversion, the aggregate number of shares or other securities of the Corporation or of the continuing, successor or purchasing body corporate or person resulting from the Capital

            Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, he had been the registered holder of the number of common shares to which he was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in sections 4.3 and 4.4; provided that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the holders of Convertible Preferred Shares Series A shall thereafter be entitled to receive such number of shares or other securities of the Corporation or of the continuing, successor or purchasing body corporate or person resulting from the Capital Reorganization.

      (e) If the Corporation shall reclassify the outstanding common shares, the conversion privilege shall be adjusted effective immediately after the record date of such reclassification so that holders of Convertible Preferred Shares Series A surrendered for conversion after such date shall be entitled to receive such shares as they would have received had such Convertible Preferred Shares Series A been converted immediately prior to such record date, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in sections 4.3 and 4.4.

      (f) For purposes of calculating the number of common shares outstanding under the foregoing paragraphs all outstanding Non-Voting Shares shall be considered to be common shares.

4.4 PRICE ADJUSTMENT RULES - The following rules and procedures shall be applicable to adjustments of the conversion privilege made pursuant to section 4.3 hereof:

      (a) No adjustment in the conversion price shall be required unless such adjustment would result in a change of at least 1% in the conversion price then in effect, provided, however, that any adjustments which, except for the provisions of this section 4.4 (a) would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment.

      (b) No adjustment in the conversion price shall be made in respect of any event described in section 4.3 hereof, other than the events referred to in subparagraphs 4.3(a)(iii) and (iv) and paragraphs 4.3(d) and (e), if the holders of the Convertible Preferred Shares Series A are entitled to participate in such event on the same terms mutatis mutandis as if they had converted their Convertible Preferred Shares Series A prior to or on the effective date or record date of such event.

      (c)   No adjustment in the conversion price shall be made pursuant to section 4.3 hereof in respect of the issue from time to time of common shares to holders of common shares who exercise an option to receive or reinvest substantially equivalent dividends in common shares in lieu of receiving cash dividends, and any such issue shall be deemed not to be a Common Share Reorganization.

      (d) Subject to section 4.3(c), if a dispute shall at any time arise with respect to adjustments of the conversion privilege, such disputes shall be conclusively determined by an independent financial adviser acceptable to the Corporation and the holder, or failing agreement appointed by a justice of the Court of Queen's Bench of Alberta and any such determination shall be binding upon the Corporation and all transfer agents and all shareholders of the Corporation.

      (e) Forthwith after any adjustment in the conversion privilege pursuant to section 4.3, the Corporation shall file with the transfer agent, if any, for the Convertible Preferred Shares Series A a certificate certifying as to the particulars of such adjustment and, in reasonable detail, the event requiring and the manner of determining such adjustment; the Corporation shall also at such time give written notice to the registered holders of Convertible Preferred Shares Series A of the conversion privilege following such adjustment and the provisions of section 8.1 with respect to the giving of notice shall apply MUTATIS MUTANDIS.

4.5   CONVERSION PROCEDURE

      (a) The conversion right herein provided for in section 4.2(a) may be exercised by notice in writing given to the Corporation at its head office or to the transfer agent, if any, for the Convertible Preferred Shares Series A at any authorized office of such transfer agent accompanied by the certificate or certificates representing the Convertible Preferred Shares Series A in respect of which the holder thereof desires to exercise such right of conversion. The notice shall be signed by such holder or his agent and shall specify the number of Convertible Preferred Shares Series A which the holder desires to have converted. If less than all of the Convertible Preferred Shares Series A represented by any certificate or certificates accompanying any such notice are to be converted the holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Convertible Preferred Shares Series A comprised in the certificate or certificates surrendered as aforesaid which are not to be converted.

      (b) the conversion right provided for in section 4.2(b) may be exercised by notice in writing given by the Corporation to each holder of Convertible Preferred Shares Series A together with a certificate of the Corporation as to the trading prices during the period referred to in section 4.2(b). The notice shall be signed by the Corporation and shall specify the date for conversion, which shall not be greater than 15 days after the date of the notice.

      (c) Upon the conversion of any Convertible Preferred Shares Series A there shall be no payment or adjustment by the Corporation or by any holder of Convertible

            Preferred Shares Series A on account of any dividends either on the Convertible Preferred Shares Series A so converted or on the common shares resulting from such conversion. On any conversion of the Convertible Preferred Shares Series A the share certificates representing the common shares resulting therefrom shall be issued in the name of the registered holder of the Convertible Preferred Shares Series A converted or, subject to payment by the registered holder of any stock transfer or other applicable taxes, in such name or names as such registered holder may direct in writing (either in the notice above referred to, by completion of a form of stock transfer or otherwise).

            The right of a holder of Convertible Preferred Shares Series A to convert the same into common shares shall be deemed to have been exercised, and the holder of Convertible Preferred Shares Series A to be converted (or any person or persons in whose name or names such holder of Convertible Preferred Shares Series A shall have directed certificates representing the common shares to be issued) shall be deemed to have become a holder of common shares of record for all purposes on the date of surrender of the certificate or certificates representing the Convertible Preferred Shares Series A to be converted, accompanied by notice in writing as referred to above, notwithstanding any delay in the delivery of the certificate or certificates representing the common shares into which such Convertible Preferred Shares Series A have been converted.

4.6 AVOIDANCE OF FRACTIONAL SHARES - In any case where a fraction of a common share would otherwise be issuable on conversion of one or more Convertible Preferred Shares Series A, the Corporation shall adjust such fractional interest by the payment by cheque in an amount equal to the then market price of such fractional interest computed on the basis of the last board lot price for the common shares on The Alberta Stock Exchange (or, if such shares are not listed on such stock exchange, on such stock exchange on which such shares are listed as may be selected by the board of directors) on the previous trading day.

4.7   POSTPONEMENT OF CONVERSION - In any case where the application of section 4.3 results in a decrease of the conversion price taking effect immediately after the record date for a specific event, if any Convertible Preferred Shares Series A are converted after that record date and prior to completion of the event, the Corporation may postpone the issuance to the holder of the Convertible Preferred Shares Series A of the common shares to which he is entitled by reason of the decrease of the conversion price but such common shares shall be so issued and delivered to that holder upon completion of that event, with the number of such common shares calculated on the basis of the conversion price adjusted upon completion of that event, and the Corporation shall at the time of conversion deliver to the holder an appropriate instrument evidencing his right to receive such common shares.

4.8 CREATION AND ISSUANCE OF COMMON SHARES - Nothing herein contained shall affect or restrict the right of the Corporation to issue additional common shares from time to time.

4.9 NOTICE OF CERTAIN EVENTS - If the Corporation intends to fix the record date for:

      (a) any Common Share Reorganization (other than the subdivision of outstanding common shares or the consolidation of outstanding common shares into a smaller number of shares), or

      (b)   any Rights Offering, or

      (c)   any Special Distribution, or

      (d)   any Capital Reorganization,

the Corporation shall, not less than 14 days prior to such record date, or if no record date is fixed, prior to the effective date of such event, give notice to the holders of the Convertible Preferred Shares Series A in the manner provided in section 8.1 of the particulars of the proposed event to the extent that such particulars have been determined at the time of giving the notice.

4.10 ELECTION TO RECEIVE NON-VOTING SHARES - Any holder of Convertible Preferred Shares Series A shall be entitled to elect, by notice in writing to the Corporation, to receive Non-Voting Shares in lieu of common shares upon conversion on the basis of one Non-Voting Share for each common share issuable.

5.    RESTRICTIONS ON DIVIDENDS AND RETIREMENT OF SHARES

5.1 Except with the prior approval of the holders of the Convertible Preferred Shares Series A, so long as any of the Convertible Preferred Shares Series A are outstanding:

      (a) the Corporation shall not declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Convertible Preferred Shares Series A) on any shares of the Corporation ranking junior to or pari passu with the Convertible Preferred Shares Series A;

      (b) the Corporation shall not call for redemption, redeem, purchase or otherwise retire for value any shares ranking pari passu with, or junior to the Convertible Preferred Shares Series A; and

      (c)   the Corporation shall not issue any additional Preferred Shares.

6.    VOTING

6.1 The holders of the Convertible Preferred Shares Series A shall be entitled to receive notice of and to attend but shall not, except as otherwise provided in the Act or Sections 6.2 or 6.3, be entitled to vote at meetings of shareholders of the Corporation.

6.2 If the Corporation shall have failed to pay any dividend when due on the Convertible Preferred Shares Series A on the dates on which the same should be paid, the holders of the Convertible Preferred Shares Series A shall so long as any dividends on the Convertible Preferred Shares Series A remain in arrears be entitled, voting separately as a class, to elect one director if one quarterly dividend is in arrears and two directors if two or more quarterly dividends are in arrears.

6.3 If the Corporation shall have failed to redeem the Convertible Preferred Shares Series A or within five business days after the redemption date, the holders of the Redeemable Preferred Shares Series A shall, so long as any such shares remain outstanding, be entitled, voting separately as a class, to elect a majority of the board of directors (including any elected under Section 6.2).

6.4 A meeting of the holders of Convertible Preferred Shares for the purpose of electing directors shall be held within 21 days of the accrual of the right to elect directors and if required a meeting of the holders of Common Shares shall be called immediately thereafter to elect directors.

6.5 Any vacancy occurring among the directors elected to represent the holders of Convertible Preferred Shares Series A in accordance with the foregoing provisions of this section may be filled by the board of directors of the Corporation with the consent and approval of the remaining director or directors elected to represent the holders of Convertible Preferred Shares Series A. Whether or not such vacancies are so filled by the board of directors of the Corporation, when there is no director in office who has been elected to represent the holders of Convertible Preferred Shares Series A, the holders of record of at least one-tenth of the outstanding Convertible Preferred Shares Series A shall have the right to require the Secretary of the Corporation to call a meeting of the holders of Convertible Preferred Shares Series A for the purpose of filling the vacancies or replacing all or any of the persons filling such vacancies who have been appointed by the board of directors of the Corporation.

6.6 Notwithstanding anything contained in the articles or by-laws of the Corporation, upon any termination of the right of the holders of the Convertible Preferred Shares Series A to elect directors as provided in this section 6, the term of office of the directors elected to represent the holders of Convertible Preferred Shares Series A shall terminate upon the election of new directors at the next annual meeting of shareholders or at a special meeting of shareholders which may be held for the purpose of electing directors after such termination.

7.    TRANSFER

      The holders of Convertible Preferred Shares Series A may, subject to compliance with applicable securities laws sell, assign, mortgage, charge and encumber the Convertible Preferred Shares Series A.

8.    NOTICES AND INTERPRETATION

8.1   NOTICES

      (a) Any notice, cheque or other communication from the Corporation herein provided for shall be sufficiently given if delivered or if sent by registered mail, postage prepaid, to the holders of the Convertible Preferred Shares Series A at their respective addresses appearing on the books of the Corporation or, in the event of the address of any of such holders not so appearing, then at the last address of such holder known to the Corporation.

      (b) If any notice, cheque or other communication from the Corporation given to a holder of Convertible Preferred Shares Series A pursuant to paragraph (a) is returned on 3 consecutive occasions because he cannot be found, the Corporation shall not be required to give or mail any further notices, cheques or other communications to such shareholder until he informs the Corporation in writing of his new address.

8.2   INTERPRETATION

      (a) If any day on which any dividend on the Convertible Preferred Shares Series A is payable or on or by which any other action is required to be taken hereunder is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or before the next succeeding day that is a business day. Business day means a day other than a Saturday, a Sunday or any other day that is a statutory or civic holiday in the place where the Corporation has its head office.

      (b) All references herein to a holder of Convertible Preferred Shares Series A shall be interpreted as referring to a registered holder of the Convertible Preferred Shares Series A.

      (c) The weighted average price of common shares for any period shall be determined by dividing the aggregate sales price of all common shares sold during the period by the total number of common shares so sold during such period.

9.    MODIFICATION

9.1 The provisions attaching to the Convertible Preferred Shares Series A may be deleted, varied, modified, amended or amplified with the prior approval of the holders of Convertible Preferred Shares Series A given in accordance with Clause 10.

10.   APPROVAL OF CONVERTIBLE PREFERRED SHARES SERIES A

10.1 Any consent or approval to be given by the holders of Convertible Preferred Shares Series A shall be deemed to have been sufficiently given if it shall have been given in writing by the holders of at least 66 2/3% of the outstanding Convertible Preferred Shares Series A or by a resolution passed at a meeting of holders of Convertible Preferred Shares Series A duly called and held upon not less than 21 days notice to the holders at which the holders of at least a majority of the outstanding Convertible Preferred Shares Series A are present or are represented by proxy and carried by the affirmative vote of not less than 66 2/3% of the votes cast at such meeting. If at any such meeting the holders of a majority of the outstanding Convertible Preferred Shares Series A are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 15 days thereafter and at such time and place as may be designated by the chairman, and not less than 10 days written notice shall be given of such adjourned meeting. At such adjourned meeting the holders of Convertible Preferred Shares Series A present or represented by proxy may transact the business for which the meeting was originally convened and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast at such meeting shall constitute the consent and approval of the holders of the Convertible Preferred Shares Series A. On every poll taken at every meeting every holder of Convertible Preferred Shares Series A shall be entitled to one vote in respect of each Convertible Preferred Shares Series A held. Subject to the foregoing, the formalities to be observed in respect of the given or waiving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed in the Act and the bylaws of the Corporation.

                                                                       EXHIBIT B


                                     FORM OF

                              PROSPECTUS AGREEMENT


          PROSPECTUS AGREEMENT dated as of __________, 1995 between SAXON PETROLEUM INC., an Alberta corporation (the "COMPANY"), and Forest Oil Corporation, a New York corporation (the "SHAREHOLDER").


                                    RECITALS

(A) The Shareholder and the Company are parties to the Purchase Agreement (the "PURCHASE AGREEMENT") dated as of October 6, 1995, pursuant to which, among other things, on the First Closing Date and on the Second Closing Date the Shareholder may purchase Common Shares and other securities convertible into or entitling the Shareholder to acquire Common Shares of the Company, all of which Common Shares are collectively referred to as the "REGISTRABLE SHARES". Terms not otherwise defined herein shall have the meanings stated in the Purchase Agreement.

(B) The Company and the Shareholder desire to enter into this Agreement providing for the Company to file a prospectus under the securities acts of Alberta, British Columbia and Ontario (the "SECURITIES ACTS") to permit the distribution of the Registrable Shares.


                                    AGREEMENT

          The parties agree as follows:

1. (a) From and after the date (the "EFFECTIVE DATE") that is three months after the First Closing Date and to and including the third anniversary of the Effective Date, subject to extension pursuant to
          Section 1(e), on one or more occasions when the Company shall have received the written request of the Shareholder, any pledgee of Registrable Shares from the Shareholder or holders of at least 5,000,000 Registrable Shares in the aggregate (as such number of shares may be adjusted in the event of any change in the Registrable Shares by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like) that shall have been acquired directly or indirectly from the Shareholder, (each such person, when requesting registration under this Section 1 and thereafter in connection with any such registration, being hereinafter referred to as a "REGISTERING SHAREHOLDER"), as expeditiously as practicable the Company shall file a prospectus under the Securities Acts with respect to the distribution by the Registering Shareholder of not less than 5,000,000 Registrable Shares (as such number may be adjusted). If the requested prospectus pursuant to this Section 1(a) shall involve an underwritten offering, the Registering Shareholder initiating a request for filing of the prospectus pursuant to this Section 1(a) shall select (with the consent of the Company, not to be unreasonably withheld) the managing underwriter in connection with the offering and any additional investment bankers and managers to be used in connection with the offering. Notwithstanding anything to the contrary in the foregoing, the Company shall not be required to prepare and file pursuant to this
          Section 1 more than one prospectus if the Second Closing shall not occur and not more than two prospectuses if the Second Closing shall occur.

     (b) The Company shall prior to the date of the final prospectus provide each Registering Shareholder and its representatives and the underwriter and its representative reasonable opportunity for reasonable due diligence in connection with each registration of Registrable Shares of the Registering Shareholder pursuant to this
          Section 1.

     (c) At the request of one or more of the Registering Shareholders or the Company in connection with any prospectus pursuant to this Section 1, the Company and the requesting Registering Shareholders shall enter into an appropriate underwriting agreement containing terms and provisions customary in agreements of that nature, including provisions with respect to expenses substantially the same as those set forth in Section 2 hereof and provisions with respect to indemnification and contribution substantially the same as those set forth in Section 3 hereof and the Company shall co-operate on the timely preparation and delivery of certificates to be registered in such names as the Underwriters may require.

     (d) Notwithstanding anything herein to the contrary, the Company shall not be required to include in any prospectus pursuant to this Section 1 any Registrable Shares owned by a Registering Shareholder (1) if the Company shall deliver to the Registering Shareholder an opinion, satisfactory in form, scope and substance to the Registering Shareholder and addressed to the Registering Shareholder by legal counsel satisfactory to the Registering Shareholder, to the effect that the distribution of Registrable Shares proposed by the Registering Shareholder is exempt from the prospectus requirement under the Securities Acts or (2) if such Registering Shareholder or any underwriter of Registrable Shares shall fail to furnish to the Company the information in respect of the distribution of the shares that may be required under this Agreement to be furnished by the Registering Shareholder or the underwriter to the Company.

     (e) Upon written notice to each Registering Shareholder, the Company may postpone filing a prospectus pursuant to this Section 1 on two occasions during any period of nine consecutive months, if (1) an investment banking firm of recognized national standing shall advise the Company and the Registering Shareholders in writing that effecting the distribution or disposition would materially and adversely affect an offering of Equity Securities of the Company the preparation of which had then been commenced or (2) the Company is in possession of material non-public information the disclosure of which during the period specified in such notice the Company believes would not be in the best interests of the Company. The period during which the rights granted under Section 1 may be exercised by a Registering Shareholder shall be extended by one day beyond the third anniversary of the Effective Date for each day that pursuant to this Section 1(e), the Company postpones filing a prospectus.

     (f) In the event the filing of a prospectus with respect to any Registrable Shares shall be required by this Section 1:

          (a) Each Registering Shareholder shall furnish, and shall cause each underwriter of the Registrable Shares of the Registering Shareholder to be distributed pursuant to the distribution to furnish, to the Company in writing promptly upon the request of the Company the additional information regarding the Registering Shareholder or the underwriter, the contemplated distribution of the Registrable Shares and the other information regarding the proposed distribution by the Registering Shareholder and the underwriter that shall be required in connection with the applicable securities laws of the provinces in which the Registrable Shares are contemplated to be distributed. The information furnished by any Registering Shareholder or any underwriter shall be certified by the Registering Shareholder or the underwriter, as the case may be, and shall be stated to be specifically for use in connection with the prospectus. The failure of a Registering Shareholder to furnish information shall not affect the Company's obligation to the other Registering Shareholders.

          (b) The Company shall prepare and file under the Securities Acts designated by the Registering Shareholder the Prospectus (as defined in Section 1(g)), on the form that is then required or available for use by the Company to permit each Registering Shareholder, upon the issuance of a receipt for the final prospectus, to use the Prospectus in connection with the contemplated distribution by the Registering Shareholder of the Registrable Shares qualified by such Prospectus. The Company shall use its best efforts to cause a receipt for the final prospectus to be issued as soon as practicable and, as soon as practicable after the issue thereof, shall deliver to each Registering Shareholder evidence of the receipt and a reasonable supply of copies of the Prospectus. The Company shall promptly provide the Registering Shareholder with copies of all correspondence to and from the securities commissions, The Alberta Stock Exchange and other regulators having jurisdiction.

          (c) The Company shall use its best efforts to cause the Prospectus to remain current, including the filing of necessary amendments and supplements, and shall furnish copies of such amendments and supplements to the Registering Shareholders, so as to permit distributions by the Registering Shareholders during the respective contemplated periods of distribution, but in no event longer than three months from the date of receipt for the final prospectus; PROVIDED that the period shall be increased by the number of days that any Registering Shareholder shall have been required by Section 1(e) to refrain from disposing of the Registrable Shares owned by the Registering Shareholder in the distribution. Notwithstanding anything in the foregoing to the contrary, the Company may at any time upon notice to each Registering Shareholder withdraw the Prospectus if, in the opinion of counsel for the Company, there shall have arisen any legal impediment to the offer of the Registrable Shares made by the Prospectus or if any legal action or administrative proceeding shall have been instituted or threatened or any other claim shall have been made relating to the offer made by the Prospectus or against any of the parties involved in the offer; PROVIDED that, promptly after those matters shall be resolved to the satisfaction of counsel for the Company, pursuant to this
               Section 1 the Company shall file a new prospectus with respect to the Registrable Shares formerly covered by the prospectus that was withdrawn. The Company will use all reasonable efforts to obtain a withdrawal of any cease trade order with respect to the distribution under the Prospectus.

          (4) Each Registering Shareholder shall report to the Company distributions made by the Registering Shareholder of Registrable Shares pursuant to the Prospectus and, upon written notice by the Company that an event has occurred as a result of which an amendment or supplement to the Prospectus is required, the Registering Shareholder shall cease further distributions pursuant to the Prospectus until notified by the Company of the effectiveness of the amendment or supplement. Each Registering Shareholder shall distribute Registrable Shares only in accordance with the manner of distribution contemplated by the Prospectus with respect to the Registrable Shares. Each Registering Shareholder, by participating in a distribution pursuant to this Section 1, acknowledges that the remedies of the Company at law for failure by the Registering Shareholder to comply with the undertakings contained in this Section 1(f) would be inadequate and that the failure would not be adequately compensable in damages and would cause irreparable harm to the Company, and therefore agrees that undertakings made by the Registering Shareholder in this Section 1(f) may be specifically enforced.

          (5) The Company shall deliver to the Registering Shareholders, their counsel and the underwriters, if any, of Registrable Shares owned by Registering Shareholders to be distributed pursuant to such prospectus, the certificates, opinions of counsel and comfort letters that are customarily delivered in connection with underwritten public offerings.

     (g) For the purposes of this Section 1, "Prospectus" means the prospectus relating to the Registrable Shares owned by the Registering Shareholders at the time of issuance of a receipt by the applicable regulatory authorities and, in the event of any amendment or supplement to the Prospectus after the date of the Prospectus, also means (from and after date of the filing with the applicable authorities under the Securities Acts of the supplement) the Prospectus as so amended or supplemented.

     (h) The Company shall use all reasonable efforts to list or maintain the listing of the Registered Shares on The Alberta Stock Exchange or such other exchanges on which its Common Shares are listed.

2.        EXPENSES

     (a) Subject to any applicable regulatory restrictions, the Company shall bear all expenses of the following:

          (1)  preparing, printing and filing each Prospectus;

          (2) furnishing to each Registering Shareholder one executed copy of the Prospectus and the number of copies of the Prospectus that may be required by Sections 1(f)(2) and 1(f)(3) to be so furnished, together with a like number of copies of each amendment or supplement;

          (3)  performing its obligations under Section 1(f)(5);

          (4) printing and issuing share certificates, including the transfer agent's fees, in connection with each distribution;

          (5) preparing audited financial statements required by the Securities Acts and the rules and regulations thereunder to be included in the Prospectus;

          (6) internal expenses (including without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties);

          (7) listing of the Registrable Shares including fees and disbursements in connection with the listing and compliance with the requirements of the applicable listing authorities; and

          (8) fees and expenses of any special experts retained by the Company in connection with the distribution.

     (b) The Registering Shareholders shall bear all other expenses incident to the distribution by the respective Registering Shareholders of their Registrable Shares in connection with a distribution pursuant to
          Section 1, including without
          limitation the selling expenses of the Registering Shareholders, commissions, underwriting discounts, insurance, fees of counsel for the Registering Shareholders and their underwriters.

3.        INDEMNIFICATION

     (a) The Company shall indemnify and hold harmless each Registering Shareholder participating in a distribution pursuant to Section 1, each underwriter of any of the Registrable Shares owned by the Registering Shareholder to be so distributed, each partner in each Registering Shareholder, the officers and directors of the Registering Shareholder and the underwriter and each person, if any, who controls the Registering Shareholder, each partner in each Registering Shareholder or the underwriter and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Registering Shareholder and each other person indemnified pursuant to this Section 3(a) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; PROVIDED that the Company shall not be liable in any case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by any Registering Shareholder or underwriter for a Registered Shareholder specifically for use in the Prospectus.

     (b) Each Registering Shareholder, by participating in a distribution pursuant to Section 1, thereby agrees to indemnify and to hold harmless the Company and its officers and directors and each person, if any, who controls any of them and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Company and each other person indemnified pursuant to this Section 3(b) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; PROVIDED that this Section 3(b) shall apply only if (and only to the extent that) the statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by the Registering Shareholder specifically for use in the Prospectus.

     (c) If any action or proceeding (including any governmental investigation or inquiry) shall be brought or asserted against any person indemnified under this Section 3, the indemnified person shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense of the action or proceeding, including the employment of counsel satisfactory to the indemnified person and the payment of all expenses. The indemnified person shall have the right to employ separate counsel in any action or proceeding and to participate in the defense of the action or proceeding, but the fees and expenses of that counsel shall be at the expense of the indemnified person unless

          (a) the indemnifying party shall have agreed to pay those fees and expenses; or

          (b) the indemnifying party shall have failed to assume the defense of the action or proceeding or shall have failed to employ counsel reasonably satisfactory to the indemnified person in the action or proceeding; or

          (c) the named parties to the action or proceeding (including any impleaded parties) include both the indemnified person and the indemnifying party, and the indemnified person shall have been advised by counsel that there may be one or more legal defenses available to the indemnified person that are different from or additional to those available to the indemnifying party (in which case, if the indemnified person notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified person; it being understood, however, that the indemnifying party shall not, in connection with any one action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the indemnified person, which firm shall be designated in writing by the indemnified person).

          The indemnifying party shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceedings, the indemnifying party shall indemnify and hold harmless the indemnified person from and against any loss or liability by reason of the settlement or judgment.

     (d) If the indemnification provided for in this Section 3 is unavailable to an indemnified person (other than by reason of exceptions provided in this Section 3) in respect of losses, claims, damages, liabilities or expenses referred to in this Section 3, then each applicable indemnifying party, in lieu of indemnifying the indemnified person, shall contribute to the amount paid or payable by the indemnified person as a result of the losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified person on the other in connection with the statements or omissions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified person and by these persons' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a person as a result of the losses, claims, damages, liabilities and expenses shall be deemed to include any legal or other fees or expenses reasonably incurred by the person in connection with investigating or defending any action or claim. Nothing herein requires contribution to a person guilty of fraudulent misrepresentation from a person not guilty of fraudulent misrepresentation.

     (e) Each Registering Shareholder participating in a distribution pursuant to Section 1 shall cause each underwriter of any of the Registrable Shares owned by the Registering Shareholder to be distributed pursuant to the prospectus to agree in writing on terms reasonably satisfactory to the Company to indemnify and to hold harmless the Company and its officers and directors and each person, if any, who controls any of them and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse the Company and each other person indemnified pursuant to the agreement for any legal or any other expense reasonably incurred in connection with investigating or defending any claim, loss, damage, liability or action; PROVIDED that the agreement shall apply only if (and only to the extent that) the statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by the underwriter specifically for use in the Prospectus.

4.        MERGER, AMALGAMATION, EXCHANGE, ETC.

          In the event, directly or indirectly, the Company shall merge with and into, or amalgamate with any other person, and the Company shall be the surviving corporation of such merger or amalgamation and, in connection with such merger or amalgamation, all or part of the Registrable Shares shall be changed into or exchanged for stock or other securities of any other person, then, in each such case, proper provision shall be made so that such other person shall be bound by the provisions of this Agreement and the term "Company" shall thereafter be deemed to refer to such other person.

5.        OTHER AGREEMENTS

     (a) The Company, on behalf of itself and its Affiliates (other than a Registering Shareholder), agrees (1) not to effect any public sale or distribution of any securities similar to the Registrable Shares being qualified for distribution pursuant to this Agreement or any securities convertible into or exchangeable or exercisable for such Registrable Shares during the 14 days prior to, and during the 90-day period beginning on, the date of the final prospectus; (2) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any of the securities during the periods described in clause (1) of this
          Section 5(a); PROVIDED, the provisions of this Section 5(a) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities.

     (b) If and to the extent requested by the Company in the case of a non-underwritten public offering of securities of the Company and if and to the extent requested by the managing underwriter in the case of an underwritten public offering of the securities of the Company, the Registering Shareholder agrees not to effect any public sale or distribution of any securities similar to the securities being qualified by a prospectus or any securities convertible into or exchangeable or exercisable for such securities during the 14 days prior to, and during the 90-day period beginning on, the date of a final prospectus.

6.        NOTICES

          All notices, requests and other communications to any party under this Agreement shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by overnight delivery, the next day or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

7.        NO WAIVERS; REMEDIES

          No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

8.        AMENDMENTS, ETC.

          No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by a party to this Agreement from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other party to this Agreement, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

9.        SUCCESSORS AND ASSIGNS

     (a) The Shareholder may assign to any transferee of Registrable Shares its rights and delegate its obligations under this Agreement; provided that no such transferee shall have any rights hereunder unless it shall accept those rights and assume those obligations for the benefit of the Company in writing in form reasonably satisfactory to the Company. Thereafter, without any further action by any person, all references in this Agreement to the "Shareholder", and all comparable references, shall be deemed to be references to the transferee, and the Shareholder shall be released from any obligation or liability under this Agreement with respect to the Registrable Shares so transferred.

     (b) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns pursuant to Section 9(a).

10.       GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the internal laws of Alberta. All rights and obligations of the Company and the Shareholder hereunder shall be in addition to and not in limitation of those provided by applicable law.

11.       COUNTERPARTS; EFFECTIVENESS

          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

12.       SEVERABILITY OF PROVISIONS

          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

13.       HEADINGS AND REFERENCES

          Section headings in this Agreement are included for the convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to parties and sections in this Agreement are references to the parties to or the sections of this Agreement, as the case may be, unless the context shall require otherwise.

14.       SURVIVAL

          Except as otherwise specifically provided in this Agreement, each representation, warranty or covenant of each party to this Agreement contained in or made pursuant to this Agreement shall survive Closing and remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party of a related condition precedent to the performance by the other party of an obligation under this Agreement.

15.       EXCLUSIVE JURISDICTION

          Each party (1) agrees that any Action with respect to this Agreement shall be brought exclusively in the courts of the Province of Alberta, (2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any Action in those jurisdictions; PROVIDED, HOWEVER, that any party may assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may not be asserted in an original Action in the courts referred to in clause (1) above.

          IN WITNESS WHEREOF, the parties have executed and delivered this Prospectus Agreement as of the date first written above in
__________________________.


                                          SAXON PETROLEUM INC.


                                          By:_________________________________
                                             Name:
                                             Title:


                                          Address:  1700, 736 Sixth Avenue S.W.
                                                    Calgary, Alberta
                                                    T2P 3T7

                                          Telecopy: (403) 264-1517

                                          FOREST OIL CORPORATION

                                          By:_________________________________
                                             Name:
                                             Title:


                                          Address:  Suite 2200
                                                    1600 Broadway
                                                    Denver, Colorado
                                                    80202

                                          Telecopy:  (303) 812-1602

                                                                     EXHIBIT C

                                     FORM OF

                  [UNITED STATES] REGISTRATION RIGHTS AGREEMENT


            REGISTRATION RIGHTS AGREEMENT dated as of __________, 1995 between FOREST OIL CORPORATION, a New York corporation (the "COMPANY"), and Saxon Petroleum Inc., a corporation amalgamated under the laws of the Province of Alberta (the "SHAREHOLDER").

            Terms not otherwise defined herein have the meanings stated in the Purchase Agreement (as defined below).


                                    RECITALS

(A) The Shareholder and the Company are parties to the Purchase Agreement (the "PURCHASE AGREEMENT") dated as of __________, 1995, pursuant to which, among other things, on the First Closing Date, and on the Second Closing Date, the Shareholder may purchase an aggregate of __________ shares of Common Stock of the Company which are collectively referred to as the "REGISTRABLE SHARES".

(B) The Company and the Shareholder desire to enter into this Agreement providing for the registration under the SECURITIES ACT of 1933, as amended (the "SECURITIES ACT") of the disposition of the Registrable Shares.


                                    AGREEMENT

            The parties agree as follows:

1.          REGISTRATION RIGHTS

            Subject to the provisions set forth in Section 7(d)):

      (a) From and after the First Closing Date (the "EFFECTIVE DATE") and to and including the third anniversary of the Effective Date, subject to extension pursuant to Section 1(f), on one or more occasions when the Company shall have received the written request of the Shareholder, any pledgee of Registrable Shares from the Shareholder and/or holders of record of at least 500,000 Registrable Shares in the aggregate (as such number of shares may be adjusted in the event of any change in the Registrable Shares by reason of stock dividends, split-ups, reverse split-ups, mergers, recapitalizations, subdivisions, conversions, exchanges of shares or the like) that shall have been acquired directly or indirectly from the Shareholder, in each case in a transaction or series of transactions not constituting a Rule 144 Transaction (as defined in Section 1(h)) (each such person, when requesting registration under this Section 1 (whether pursuant to Section 1(a) or (b)) and thereafter in connection with any such registration, being hereinafter referred to as a "REGISTERING SHAREHOLDER"), as expeditiously as practicable the Company shall include not less than 500,000 Registrable Shares (as such number may be adjusted) specified by one or more Registering Shareholders in a Registration Statement (as defined in Section 1(h)). If the requested registration pursuant to this
            Section 1(a) shall involve an underwritten offering, the Registering Shareholders initiating a request for registration of Registrable Shares pursuant to this Section 1(a) shall select (with the consent of the Company, not to be unreasonably withheld) the managing underwriter in connection with the offering and any additional investment bankers and managers to be used in connection with the offering. Notwithstanding anything to the contrary in the foregoing:

            (1) the Company shall not be required to prepare and file pursuant to this Section 1 more than one Registration Statements if the Second Closing shall not occur and not more than two Registration Statements if the Second Closing shall occur; PROVIDED, that if 10% or more of the Registrable Shares requested to be registered by the Registering Shareholder initiating a request for registration of Registrable Shares pursuant to this Section 1(a) are excluded from any registration pursuant to paragraph (2) of Section 1(a) there shall be provided one additional registration under
                  Section 1(a);

            (2) if a requested registration pursuant to this Section 1(a) shall involve an underwritten offering, and if the managing underwriter shall advise in writing the Company and the Registering Shareholders that, in its opinion, the number of Registrable Shares of any class proposed to be included in the registration (including securities of the Company which are proposed to be offered by persons other than Registering Shareholders) exceeds the number which would have an adverse effect on the offering, including the price at which the Registrable Shares can be sold, the Company will include in the registration the maximum number of securities which it is so advised can be sold without the adverse effect, allocated as follows:

                  (A) FIRST, any shares of Common Stock requested to be included in such registration pursuant to (a) the Registration Rights Agreement between the Company and The Anschutz Corporation dated May 19, 1995 (the "ANSCHUTZ AGREEMENT") or (b) the Registration Rights Agreement between the Company and Joint Energy Development Investments Limited Partnership dated July 27, 1995 (the "JEDI AGREEMENT");

                  (B) SECOND, all Registrable Shares owned by Registering Shareholders and requested to be included in such registration (if necessary, allocated pro rata among all Registering Shareholders on the basis of the relative number of Registrable Shares each such Registering Shareholder has requested to be included in the registration);

                  (C) THIRD, any other securities proposed to be included in the registration.

      (b) From and after the Effective Date to and including the third anniversary thereof, if the Company shall determine to register or qualify by a registration statement filed under the Securities Act and under any applicable state securities laws, any offering of any Equity Securities of the Company, whether pursuant to Section 1(a) or otherwise, the Company shall give notice of such determination to each potential Registering Shareholder about which the Company has knowledge; it being understood that without prior notice to the Company, the Company shall not be deemed to have knowledge of the existence of any pledgee of Registrable Shares. The Company shall, as expeditiously as possible and in good faith, include in the registration statement such Registrable Shares (collectively, the "TRANSACTION REGISTRABLE SHARES"), as the Registering Shareholders shall specify by notice received by the Company not later than 30 days after the giving of the notice by the Company (each person so notifying the Company being hereinafter referred to as a "PIGGY-BACK SHAREHOLDER"). Notwithstanding anything in the foregoing to the contrary,

            (1) the Company shall not be required to include any shares owned by Piggy-Back Shareholders in a registration statement on Form S-4 or Form S-8 (or any successor form) or a registration statement filed in connection with an exchange offer or other offering of securities solely to the then existing shareholders of the Company;

            (2) if the registration (other than a registration pursuant to Section 1(a)) involves an underwritten offering, the Company shall select the managing underwriter for the offering and any additional investment bankers and managers to be used in connection with the offering, and if the managing underwriter advises the Company in writing that, in its opinion, the number of securities requested to be included in the registration is so great as would adversely affect the offering, including the price at which the Registrable Shares can be sold, the Company will include in the registration the maximum number of securities which it is so advised can be sold without the adverse effect, allocated as follows:

                  (A) FIRST, all securities proposed to be registered by the Company for its own account,

                  (B) SECOND, any shares of Common Stock requested to be included in such registration pursuant to (a) the Anschutz Agreement, or (b) the JEDI Agreement;

                  (C) THIRD, all Transaction Registrable Shares requested to be included in the registration under Section 1(b) of this Agreement; and

                  (D) FOURTH, any other securities proposed to be registered by the Company other than for its own account;

      (c) The Company shall prior to the effective date of the Registration Statement provide each Registering Shareholder and its representatives reasonable opportunity for reasonable due diligence in connection with each registration of Registrable Shares of the Registering Shareholder pursuant to this Section 1.

      (d) At the request of one or more of the Registering Shareholders or the Company in connection with any registration pursuant to this
            Section 1, the Company and the requesting Registering Shareholders shall enter into an appropriate underwriting agreement containing terms and provisions customary in agreements of that nature, including provisions with respect to expenses substantially the same as those set forth in Section 2 hereof and provisions with respect to indemnification and contribution substantially the same as those set forth in Section 3 hereof and the Company shall cooperate in the timely preparation and delivery of certificates to be registered in such names as the underwriters may require.

      (e) Notwithstanding anything herein to the contrary, the Company shall not be required to include in any registration pursuant to this
            Section 1 any Registrable Shares owned by a Registering Shareholder
            (1) if the Company shall deliver to the Registering Shareholder an opinion, satisfactory in form, scope and substance to the Registering Shareholder and addressed to the Registering Shareholder by legal counsel satisfactory to the Registering Shareholder, to the effect that the distribution of Registrable Shares proposed by the Registering Shareholder is exempt from registration under the Security Act or (2) if such Registering Shareholder or any underwriter of Registrable Shares shall fail to furnish to the Company the information in respect of the distribution of the shares that may be required under this Agreement to be furnished by the Registering Shareholder or the underwriter to the Company pursuant to paragraph 1(g)(1).

      (f) Upon written notice to each Registering Shareholder, the Company may postpone effecting a registration pursuant to this Section 1 on two occasions during any period of nine consecutive months, may require other holders of Registrable Shares pursuant to this Section 1 to refrain from disposing of the shares under the registration or may require Transaction Registering Shareholders to refrain from otherwise disposing of any shares of Equity Securities of the Company owned by them (whether pursuant to Rule 144 under the Securities Act or otherwise), in each case for a reasonable time specified in the notice but not exceeding 90 days (which period may not be extended or renewed), if (1) an investment banking firm of recognized national standing shall advise the Company and the Registering Shareholders in writing that effecting the registration or disposition would materially and adversely affect an offering of Equity Securities of the Company the preparation of which had then been commenced or
            (2) the Company is in possession of material non-public information concerning the Company the disclosure of which during the period specified in such notice the Company believes would not be in the best interests of the Company. The period during which the rights granted under Section 1 may be exercised by a Registering Shareholder shall be extended by one day beyond the third-anniversary of the Effective Date for each day that pursuant to this Section 1(f), the Company postpones effecting a registration, requires the Registering Shareholder to refrain from disposing of Registrable Shares under a registration or otherwise requires the Registering Shareholder to refrain from disposing of shares of Equity Securities of the Company pursuant to this Section 1(f),
            Section 1(g)(4) or Section 7(a).

      (g) In the event the registration of Registrable Shares shall be required by this Section 1:

            (1) Each Registering Shareholder shall furnish, and shall cause each underwriter of the Registrable Shares of the Registering Shareholder to be distributed pursuant to the registration to furnish, to the Company in writing promptly upon the request of the Company the additional information regarding the Registering Shareholder or the underwriter, the contemplated distribution of the Registrable Shares and the other information regarding the proposed distribution by the Registering Shareholder and the underwriter that shall be required in connection with the proposed distribution by the applicable securities laws of the United States of America and the states thereof in which the Registrable Shares are contemplated to be distributed. The information furnished by any Registering Shareholder or any underwriter shall be certified by the Registering Shareholder or the underwriter, as the case may be, and shall be stated to be specifically for use in connection with the registration. The failure of a Registering Shareholder to furnish information shall not affect the Company's obligations to other Registering Shareholders.

            (2) The Company shall prepare and file as soon as practicable with the Securities and Exchange Commission the Registration Statement, including the Prospectus (as defined in Section 1(h)), under the Securities Act and as required under any applicable state securities laws, on any form that is then required or available for use by the Company to permit each Registering Shareholder, upon the effective date of the Registration Statement, to use the Prospectus in connection with the contemplated distribution by the Registering Shareholder of the Registrable Shares so registered. The Company shall deliver to each Registering Shareholder one executed copy of the Registration Statement and each amendment thereof. If the registration shall have been initiated solely by the Company or shall not have been initiated by the Registering Shareholder, the Company shall not be obligated to prosecute the registration, and may withdraw the Registration Statement at any time prior to the effectiveness thereof, if the Company shall determine in good faith not to proceed with the offering of securities included in the Registration Statement. In the case of a Registration Statement filed pursuant to Section 1(a), the Company shall use its best efforts to cause the Registration Statement to become effective as soon as practicable and, as soon as practicable after the effectiveness thereof, shall deliver to each Registering Shareholder evidence of the effectiveness and a reasonable supply of copies of the Prospectus. In addition, if necessary for resale by the Registering Shareholders, the Company shall qualify or register in such states as may be reasonably requested by each Registering Shareholder the Registrable Shares of the Registering Shareholder that shall have been included in the Registration Statement; PROVIDED that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any state in which it is not subject to process or qualified as of the date of the request. The Company shall promptly provide the Registering Shareholder with copies of all correspondence to and from the Securities Exchange Commission, the NASDAQ National Market and other regulatory authorities having jurisdiction.

            (3) The Company shall use its best efforts to cause the Registration Statement and the Prospectus to remain current, including the filing of necessary amendments and supplements, and shall furnish copies of such amendments and supplements to the Registering Shareholders, so as to permit distributions by the Registering Shareholders during the respective contemplated periods of distribution, but in no event longer than three months from the effective date of the Registration Statement; PROVIDED that the period shall be increased by the number of days that any Registering Shareholder shall have been required by Section 1(f), Section 1(g)(4) or Section 7(d) to refrain from disposing of the Registrable Shares owned by the Registering Shareholder in the distribution. The Company will use all reasonable efforts to obtain a withdrawal of any order of suspension of effectiveness of the registration. Notwithstanding anything in the foregoing to the contrary, the Company may at any time upon notice to each Registering Shareholder terminate the effectiveness of the Registration Statement or upon notice to any Registering Shareholder withdraw from the Registration Statement the Registrable Shares of the Registering Shareholder if, in the opinion of counsel for the Company, there shall have arisen any legal impediment to the offer of the Registrable Shares made by the Prospectus or if any legal action or administrative proceeding shall have been instituted or threatened or any other claim shall have been made relating to the offer made by the Prospectus or against any of the parties involved in the offer; PROVIDED that, promptly after those matters shall be resolved to the satisfaction of counsel for the Company, pursuant to this Section 1 the Company shall cause the registration of Registrable Shares formerly covered by the Registration Statement that were removed from registration by the action of the Company.

            (4) Each Registering Shareholder shall report to the Company distributions made by the Registering Shareholder of Registrable Shares pursuant to the Prospectus and, upon written notice by the Company that an event has occurred as a result of which an amendment or supplement to the Registration Statement or the Prospectus is required, the Registering Shareholder shall cease further distributions pursuant to the Prospectus until notified by the Company of the effectiveness of the amendment or supplement. Each Registering Shareholder shall distribute Registrable Shares only in accordance with the manner of distribution contemplated by the Prospectus with respect to the Registrable Shares. Each Registering Shareholder, by participating in a registration pursuant to this Section 1, acknowledges that the remedies of the Company at law for failure by the Registering Shareholder to comply with the undertaking contained in this Section 1(g) would be inadequate and that the failure would not be adequately compensable in damages and would cause irreparable harm to the Company, and therefore agrees that undertakings made by the Registering Shareholder in this Section 1(g) may be specifically enforced.

            (5) The Company shall deliver to the Registering Shareholders, their counsel and the underwriters, if any, of Registrable Shares owned by Registering Shareholders to be distributed pursuant to such registration, the certificates, opinions of counsel and comfort letters that are customarily delivered in connection with underwritten public offerings.

      (h) For the purposes of this Section 1, the following terms shall have the following meanings:

            (1) "REGISTRATION STATEMENT" means a registration statement filed by the Company in accordance with Section 1(g)(2), including exhibits and financial statements thereto, in the form in which it shall become effective and, in the event of any amendment thereto after the effective date of the registration statement, also means (from and after the effectiveness of the amendment) the registration statement as so amended;

            (2) "RULE 144 TRANSACTION" means a transaction involving the sale of Registrable Shares to a person other than an affiliate of the Company under circumstances in which all of the applicable conditions of Rule 144 or Rule 144A (or any similar provisions then in force) under the Securities Act are satisfied.

            (3) "PROSPECTUS" means the prospectus relating to the Registrable Shares owned by the Registering Shareholders included in a Registration Statement at the time it becomes effective and, in the event of any amendment or supplement to the Prospectus after the effective date of the Registration Statement, also means (from and after the effectiveness of the amendment or the filing with the Securities and Exchange Commission of the supplement) the Prospectus as so amended or supplemented; and

2.          EXPENSES

      (a)   The Company shall bear all expenses of the following:

            (1) preparing, printing and filing each Registration Statement and Prospectus and each qualification required to be filed under the U.S. federal and state securities laws in connection with a registration pursuant to Section 1;

            (2) furnishing to each Registering Shareholder one executed copy of the related Registration Statement and the number of copies of the related Prospectus that may be required by Sections 1(g)(2) and 1(g)(3) to be so furnished, together with a like number of copies of each amendment or supplement;

            (3)   performing its obligations under Section 1(g)(5);

            (4) printing and issuing share certificates, including the transfer agent's fees, in connection with each distribution so registered;

            (5) preparing audited financial statements required by the Regulation S-X and the rules and regulations thereunder to be included in the Registration Statement and preparing audited financial statements for use in connection with the registration other than audited financial statements required by the Regulation S-X and the rules and regulations thereunder;

            (6) internal expenses (including without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties;

            (7) listing of the Registrable Shares, including fees and disbursements in connection with the listing and compliance with the requirements of the applicable listing authorities; and

            (8) fees and expenses of any counsel or special experts retained by the Company in connection with the registration.

      (b) The Registering Shareholders shall bear all other expenses incident to the distribution by the respective Registering Shareholders of their Registrable Shares in connection with a registration pursuant to Section 1, including without limitation the selling expenses of the Registering Shareholders, commissions, underwriting discounts, insurance, fees of counsel for the Registering Shareholders and their underwriters.

3.          INDEMNIFICATION

      (a) The Company shall indemnify and hold harmless each Registering Shareholder participating in a registration pursuant to Section 1, each underwriter of any of the Registrable Shares owned by the Registering Shareholder to be distributed pursuant to the registration, the officers and directors of the Registering Shareholder and the underwriter and each person, if any, who controls the Registering Shareholder, or the underwriter within the meaning of Section 15 (or any successor provision) of the Securities Act, and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Registering Shareholder and each other person indemnified pursuant to this
            Section 3(a) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; PROVIDED that the Company shall not be liable in any case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by any Registering Shareholder or underwriter for a Registered Shareholder specifically for use in the Registration Statement or the Prospectus pursuant to Section 1(g)(1).

      (b) Each Registering Shareholder, by participating in a registration pursuant to Section 1, thereby agrees to indemnify and to hold harmless the Company and its officers and directors and each person, if any, who controls any of them within the meaning of Section 15 (or any successor provision) of the Securities Act, and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse the Company and each other person indemnified pursuant to this Section 3(b) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; PROVIDED that this Section 3(b) shall apply only if (and only to the extent that) the statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by the Registering Shareholder specifically for use in the Registration Statement or the Prospectus pursuant to
            Section 1(g)(1).

      (c) If any action or proceeding (including any governmental investigation or inquiry) shall be brought or asserted against any person indemnified under this Section 3, the indemnified person shall promptly notify the indemnifying party in writing, and the indemnifying party shall assume the defense of the action or proceeding, including the employment of counsel satisfactory to the indemnified person and the payment of all expenses. The indemnified person shall have the right to employ separate counsel in any action or proceeding and to participate in the defense of the action or proceeding, but the fees and expenses of that counsel shall be at the expense of the indemnified person unless

            (1) the indemnifying party shall have agreed to pay those fees and expenses; or


            (2) the indemnifying party shall have failed to assume the defense of the action or proceeding or shall have failed to employ counsel reasonably satisfactory to the indemnified person in the action or proceeding; or

            (3) the named parties to the action or proceeding (including any impleaded parties) include both the indemnified person and the indemnifying party, and the indemnified person shall have been advised by counsel that there may be one or more legal defenses available to the indemnified person that are different from or additional to those available to the indemnifying party (in which case, if the indemnified person notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified person; it being understood, however, that the indemnifying party shall not, in connection with any one action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the indemnified person, which firm shall be designated in writing by the indemnified person).

            The indemnifying party shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceedings, the indemnifying party shall indemnify and hold harmless the indemnified person from and against any loss or liability by reason of the settlement or judgment.

      (d) If the indemnification provided for in this Section 3 is unavailable to an indemnified person (other than by reason of exceptions provided in this Section 3) in respect of losses, claims, damages, liabilities or expenses referred to in this Section 3, then each applicable indemnifying party, in lieu of indemnifying the indemnified person, shall contribute to the amount paid or payable by the indemnified person as a result of the losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified person on the other in connection with the statements or omissions which resulted in the losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified person on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified person and by these persons' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a person as a result of the losses, claims, damages, liabilities and expenses shall be deemed to include any legal or other fees or expenses reasonably incurred by the person in connection with investigating or defending any action or claim. Nothing herein requires contribution to a person guilty of fraudulent misrepresentation from a person not guilty of fraudulent misrepresentation.

      (e) Each Registering Shareholder participating in a registration pursuant to Section 1 shall cause each underwriter of any of the Registrable Shares owned by the Registering Shareholder to be distributed pursuant to the registration to agree in writing on terms reasonably satisfactory to the Company to indemnify and to hold harmless the Company and its officers and directors and each person, if any, who controls any of them within the meaning of
            Section 15 (or any successors provision) of the Securities Act, and their respective successors, against all claims, losses, damages and liabilities to third parties (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus or other document incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and to reimburse the Company and each other person indemnified pursuant to the agreement for any legal or any other expense reasonably incurred in connection with investigating or defending any claim, loss, damage, liability or action; PROVIDED that the agreement shall apply only if (and only to the extent that) the statement or omission was made in reliance upon and in conformity with information furnished to the Company in writing by the underwriter specifically for use in the Registration Statement or the Prospectus.

4.          TRANSFER RESTRICTIONS

      (a) The Shareholder acknowledges that the Company issued and sold the Registrable Shares owned by the Shareholder in reliance upon the exemption afforded by Regulation S under the SECURITIES ACT ("Regulation S"). The Shareholder represents that (1) it is not a "U.S. Person" within the meaning of Rule 902 of Regulation S; (2) it has acquired the Registrable Shares for investment and without any view toward distribution of any of the shares to any other person,
            (2) it will not sell or otherwise dispose of the Registrable Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and (3) before any sale or other disposition of any of the Registrable Shares other than in a sale registered under the Securities Act, or pursuant to Rule 144 under the Securities Act unless the Company shall have been advised by counsel that the sale does not meet the requirements of Rule 144 for the sale, it will deliver to the Company an opinion of counsel reasonably satisfactory to the Company to the effect that such registration is unnecessary.

      (b) Each certificate for Registrable Shares and any certificate issued in exchange therefor or on conversion or upon transfer, except certificates issued in connection with a sale registered under the Securities Act and except as provided below, shall bear the legends to the following effect:

            (1) "The shares represented by this certificate have not been registered under the Securities Act of 1933 and may not be offered, sold, transferred or otherwise disposed of except in compliance with said Act."

            (2) "The shares represented by this certificate are subject to the restrictions contained in the Registration Rights Agreement dated as of __________, 1995, a copy of which is on file at the office of the Secretary of the Company."

            (3) "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Forest Oil Corporation and Mellon Securities Trust Company, dated as of October 14, 1993 (the "RIGHTS AGREEMENT"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Forest Oil Corporation. Under certain circumstances, as set forth in the Rights Agreement, those Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. Forest Oil Corporation will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As described in the Rights Agreement, Rights issued to or acquired by any Acquiring Person (as defined in the Rights Agreement) shall, under certain circumstances, become null and void."

      (c) The legend stated in Section 4(b)(1) shall be removed by delivery of one or more substitute certificates without such legend if the holder thereof shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that the legend is not required for purposes of the Securities Act.

      (d) The legend stated in Section 4(b)(2) shall be removed at such time as the related securities are no longer subject to this Agreement.

5.          FILINGS

            The Company shall timely make all filings with the Securities and Exchange Commission required in order to make available to the holders of Registrable Shares the exemption from the registration requirements provided by Rule 144 (or any successor regulation) under the Securities Act.

6.          MERGER, CONSOLIDATION, EXCHANGE, ETC.

            In the event, directly or indirectly, (1) the Company shall merge with and into, or consolidate with, or consummate a share exchange pursuant to
Article 9 of the New York Business Corporation Law (or successor provisions or statutes) with, any other person, or (2) any person shall merge with and into, or consolidate, the Company and the Company shall be the surviving corporation of such merger or consolidation and, in connection with such merger or consolidation, all or part of the Registrable Shares shall be changed into or exchanged for stock or other securities of any other person, then, in each such case, proper provision shall be made so that such other person shall be bound by the provisions of this Agreement and the term "Company" shall thereafter be deemed to refer to such other person.

7.          OTHER AGREEMENTS

      (a) The Company, on behalf of itself and its Affiliates (other than a Registering Shareholder), agrees (1) not to effect any public sale or distribution of any securities similar to the Registrable Shares being registered pursuant to this Agreement or any securities convertible into or exchangeable or exercisable for such Registrable Shares during the 14 days prior to, and during the 90-day period beginning on, the effective date of the Registration Statement (as extended pursuant to the provisions of Sections 1(f),
            Section 1(g)(3), Section 1(g)(4) or Section 7(d) of this Agreement) (except (x) on Form S-4 or Form S-8 (or comparable form) or (y) as part of the Registration Statement; PROVIDED, that with respect to clause (y) in the case of a registration pursuant to Section 1(a) the Registering Shareholder initiating the registration consents to such inclusion), or the commencement of a public distribution of Registrable Shares; (2) not to enter into any agreement inconsistent with any of the priority clauses in Section 1(a)(2) and
            Section 1(b)(2) or any other provision of this Agreement; and
            (3) that any agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale or distribution of any of the securities during the periods described in clause (1) of this Section 7(b), in each case including a sale in a Rule 144 Transaction (except as part of a Registration Statement for such public sale or distribution, if permitted); PROVIDED, the provisions of this Section 7(b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities or the issuance of Common Stock in lieu of cash dividends otherwise payable in respect of the Convertible Preferred Stock.

      (b) If and to the extent requested by the Company in the case of a non-underwritten public offering by the Company and if and to the extent requested by the managing underwriter in the case of an underwritten public offering by the Company, the Shareholder agrees (except pursuant to Section 1(b)) not to effect any public sale or distribution of the Registrable Shares during the 14 days prior to, and during the

            90-day period beginning on, the effective date of a registration statement for such public offering.

      (c) The Company shall use all reasonable efforts to have the Registered Shares listed on the NASDAQ National Market or such other exchanges on which its Common Stock is listed.

      (d) The Shareholder agrees that (except pursuant to Section 1(b)) it will not effect any public sale or distribution of the Registrable Shares during the 14 days prior to, and during the 90-day period beginning on, the effective date of a registration statement, or the commencement of a public distribution of securities registered, pursuant to either the Anschutz Agreement or the JEDI Agreement.

8.          NOTICES

            All notices, requests and other communications to any party under this Agreement shall be in writing. Communications may be made by telecopy or similar medium. Each communication shall be given to the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, (2) if given by overnight delivery, the next day or (3) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

9.          NO WAIVERS; REMEDIES

            No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

10.         AMENDMENTS, ETC.

            No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by a party to this Agreement from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the other party to this Agreement, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

11.         SUCCESSORS AND ASSIGNS

      (a) The Shareholder may assign to any transferee of Registrable Shares its rights and delegate its obligations under this Agreement; provided that such transferee assignee shall accept those rights and assume those obligations for the benefit of the Company in writing in form reasonably satisfactory to the Company. Thereafter, without any

                                   -15

            further action by any person, all references in this Agreement to the "Shareholder", and all comparable references, shall be deemed to be references to the transferee, and the Shareholder shall be released from any obligation or liability under this Agreement with respect to the Registrable Shares so transferred.

      (b) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns pursuant to Section 11(a).

12.         GOVERNING LAW

            This Agreement shall be governed by and construed in accordance with the internal laws of New York. All rights and obligations of the Company and the Shareholder shall be in addition to and not in limitation of those provided by applicable law.

13.         COUNTERPARTS; EFFECTIVENESS

            This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

14.         SEVERABILITY OF PROVISIONS

            Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of the provision in any other jurisdiction.

15.         HEADINGS AND REFERENCES

            Section headings in this Agreement are included for the convenience of reference only and do not constitute a part of this Agreement for any other purpose. References to parties and sections in this Agreement are references to the parties to or the sections of this Agreement, as the case may be, unless the context shall require otherwise.

16.         ENTIRE AGREEMENT

            Except as otherwise specifically provided in the following sentence, the Transaction Documents embody the entire agreement and understanding of the respective parties and supersede all prior agreements or understandings with respect to the subject matters of those documents.

17.         SURVIVAL

            Except as otherwise specifically provided in this Agreement, each representation, warranty or covenant of each party to this Agreement contained in or made pursuant to this Agreement shall survive each Closing and remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party of a related condition precedent to the performance by the other party of an obligation under this Agreement.

18.         EXCLUSIVE JURISDICTION

            Each party (1) agrees that any Action with respect to this Agreement shall be brought exclusively in the courts of the Province of Alberta,
(2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any Action in those jurisdictions; PROVIDED, HOWEVER, that any party may assert in an Action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such Action, may not be asserted in an original Action in the courts referred to in clause (1) above.

19.         WAIVER OF JURY TRIAL

            Each party waives any right to a trial by jury in any Action to enforce or defend any right under this Agreement or any amendment, instrument, document or agreement delivered, or which in the future may be delivered, in connection with this Agreement and agrees that any Action shall be tried before a court and not before a jury.

20.         AFFILIATE

            Nothing contained in this Agreement shall constitute the Shareholder an "affiliate" of any of the Company and its Subsidiaries within the meaning of Rule 405 under the Securities Act.

            IN WITNESS WHEREOF, the parties have executed and delivered this Registration Rights Agreement as of the date first written above in
__________________________.


                                       FOREST OIL CORPORATION

                                       By:
                                            Name:
                                            Title:

                                             Address:  1600 Broadway
                                                       Denver, Colorado  80202

                                             Telecopy: (303) 812-1602


                                       SAXON PETROLEUM INC.

                                       By:
                                             Name:
                                             Title:

                                             Address:_________________________
                                                     _________________________

                                             Telecopy:________________________

                                                                       EXHIBIT D

                                     FORM OF

                                     WARRANT

                        WARRANT TO PURCHASE COMMON SHARES



Certificate Number                                               Certificate for

__________________
                                                                        Warrants

This certificate is transferable
in Calgary, Alberta



                              SAXON PETROLEUM INC.

             Incorporated under the laws of the Province of Alberta

          THIS CERTIFIES THAT, for value received, FOREST OIL CORPORATION, a New York corporation, or registered assigns, is entitled to purchase from Saxon Petroleum Inc., an Alberta corporation (the "Company"), at any time after the date of this Warrant and prior to 5:00 p.m., Calgary time, on the Expiration Date, at the purchase price of $0.55 Cdn. per share (as such price may be adjusted pursuant to Section 7, the "Warrant Price") the number of Common Shares (or at the option of the Holder Non-voting Shares), which is equal to the number of Warrants set forth above (as such number of shares may be adjusted pursuant to Section 7, the "Warrant Shares").

     SECTION 1.     TRANSFERABILITY OF WARRANTS.

          1.1 THE WARRANT REGISTER AND REGISTRATION. The Secretary of the Company shall keep or cause to be kept at the office of the Company books for the registration and transfer (the "Warrant Register") of this Warrant certificate and any other Warrant certificate issued hereunder (collectively including the initial Warrant, the "Warrants"). The Warrants shall be numbered and shall be registered in the Warrant Register as they are issued. The Company and the Secretary of the Company shall be entitled to treat a person as the owner in fact for all purposes of each Warrant registered in such person's name (each registered owner is herein referred to as a "Holder") and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with such knowledge of such facts that its participation therein amounts to bad faith.

          1.2 TRANSFER. The Warrants shall be transferable only on the Warrant Register upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, which endorsement shall be guaranteed by a bank or trust company located in Canada or by a broker or dealer that is a member of a registered national securities exchange, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of transfer by an attorney, the original power of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Secretary of the Company. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Secretary of the Company in its discretion. Upon any registration of transfer, the Company shall deliver a new Warrant or Warrants to the persons entitled thereto. The Holder may only transfer this Warrant in accordance with applicable securities laws.

          1.3 FORM OF WARRANT. The Warrants shall be executed on behalf of the Company by its Chairman of the Board, President or one of its Vice Presidents and attested to by the Secretary of the Company or an Assistant Secretary. The signature of any of such officers on the Warrants may be manual or facsimile.

     SECTION 2. EXCHANGE OF WARRANT. Each Warrant may be exchanged at the option of the Holder thereof for another Warrant or Warrants entitling the Holder thereof to purchase a like aggregate number of Warrant Shares as the Warrant or Warrants surrendered then entitle such Holder to purchase. Any Holder desiring to exchange a Warrant or Warrants shall make such request in writing delivered to the Secretary of the Company, and shall surrender, properly endorsed, which endorsement shall be guaranteed as provided in Section 1.2 hereof if the new Warrant or Warrants are to be issued other than in the name of the Holder, the Warrant or Warrants to be so exchanged at the office of the Secretary of the Company. Thereupon, a new Warrant or Warrants, as the case may be, as so requested, shall be delivered to the person entitled thereto.

     SECTION 3.     TERM OF WARRANTS; EXERCISE OF WARRANTS.

          3.1  TERM OF WARRANTS.

               (a) Each Holder shall have the right until 5:00 p.m., Calgary time, on ______________, 1998(1) (the "Expiration Date") to purchase from the Company the number of fully paid and non-assessable Warrant Shares that the Holder may at the time be entitled to purchase on exercise of such Warrants at the Warrant Price. After the Expiration Date, any previously unexercised Warrants shall be void, have no value and be of no further effect.


_______________
     (1)  The date that is 36 months after the Second Closing Date.

          3.2 EXERCISE OF WARRANTS. A Warrant may be exercised upon surrender to the Company in care of the Secretary of the Company, of the Warrant to be exercised, together with the duly completed and signed form of Election to Purchase attached hereto, and upon payment to the Company of the Warrant Price for the number of Warrant Shares in respect of which such Warrant is then exercised. Payment of the aggregate Warrant Price shall be made by wire transfer of immediately available funds in accordance with written wire transfer instructions to be provided by the Company. Subject to Section 8, upon such surrender of the Warrant and payment of the Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrants, together with cash, as provided in Section 8, in respect of any fractional Warrant Share otherwise issuable upon such surrender. Such certificates or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Warrant Price; PROVIDED, HOWEVER, that if, at the date of surrender of such Warrant and payment of such Warrant Price, the transfer books for the Warrant Shares or other class of stock purchasable upon the exercise of such Warrant shall be closed, the certificates for the Warrant Shares in respect of which such Warrant is then exercised shall be issuable as of the date on which such books shall next be opened (whether before or after the Expiration Date) and until such date the Company shall be under no duty to deliver any certificate for such Warrant Shares; PROVIDED, FURTHER that the transfer books, unless otherwise required by law, shall not be closed at any one time for a period longer than 20 days. The rights of purchase represented by the Warrant shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part. If a Warrant is exercised in respect of less than all of the Warrant Shares purchasable on such exercise at any time prior to the Expiration Date, a new Warrant evidencing the remaining Warrant Shares will be issued, and the Company shall deliver the new Warrant pursuant to the provisions of this Section.

     SECTION 4.     PAYMENT OF TAXES, LEGEND.

          4.1 PAYMENT OF TAXES. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon the exercise of the Warrant; PROVIDED, HOWEVER, that the Company shall not be required to pay any tax or taxes that may be payable in respect of any transfer involved in the issue or delivery of any Warrant or certificates for Warrant Shares in a name other than that of the registered Holder of such Warrant in respect of which such Warrant Shares are initially issued, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          4.2  LEGENDS.

               (a) Each certificate for Warrant Shares and any certificate issued in exchange therefor or on conversion or upon transfer, except certificates issued in connection with a resale qualified for distribution pursuant to a prospectus, and except as provided below, shall bear such legend as may be required by the SECURITIES ACT (Alberta), the bylaws of the Alberta Stock Exchange or other applicable regulatory authorities.

               (b) The legends referred to in Section 4.2(a) shall be removed by delivery of one or more substitute certificates without such legend if the Holder thereof shall have delivered to the Company a copy of an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that the legend is not required for purposes of the SECURITIES ACT (Alberta), the bylaws of the Alberta Stock Exchange or other applicable regulatory authorities.

     SECTION 5. MUTILATED OR MISSING WARRANTS. If any Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest; but only upon receipt of evidence reasonably satisfactory to it. An applicant for such a substitute Warrant shall also comply with such other reasonable requirements and pay such other reasonable charges as the Company may prescribe.

     SECTION 6.     RESERVATION OF WARRANT SHARES; PURCHASE OF WARRANTS.

          6.1 RESERVATION OF WARRANT SHARES. There have been reserved, and the Company shall at all times keep reserved, free from preemptive rights, out of its authorized Common Shares, the number of shares of Common Shares sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The transfer agent and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any of the rights of purchase will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of each Warrant on file with every transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. Each transfer agent for the Common Shares is hereby irrevocably authorized to cause to be issued from time to time the stock certificates required to honour outstanding Warrants upon exercise thereof in accordance with the terms hereof. The Company will supply such transfer agent with duly executed stock certificates for such purpose and will provide or otherwise make available any cash which may be payable as provided in Section 8 thereof. All Warrants surrendered in the exercise of the rights thereby evidenced shall be cancelled by the Company and retired. Promptly after the Expiration Date, the Secretary of the Company shall certify to the Company the aggregate number of Warrants then outstanding, and thereafter no Common Shares shall be subject to reservation in respect of such Warrants.

          The Company covenants that all shares issued upon exercise of the Warrants will, upon issuance in accordance with the terms hereof, be fully paid and non-assessable and free from all taxes, liens, charges and security interests created by the Company with respect to the issuance thereof.

          6.2 PURCHASE OF WARRANTS BY THE COMPANY. The Company shall have the right, except as limited by law, other agreements or herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate.

          6.3 CANCELLATION OF WARRANTS. If the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be cancelled by the Company and retired. The Company shall cancel any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part.

     SECTION 7. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF WARRANT SHARES. The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as hereinafter described.

          7.1 MECHANICAL ADJUSTMENTS. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price payable in connection therewith shall be subject to adjustment from time to time as follows:

               (a) If the Company shall at any time pay a dividend on its Common Shares in its Common Shares, subdivide its outstanding shares of Common Shares into a larger number of shares or combine its outstanding Common Shares into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately prior thereto shall be adjusted so that this Warrant shall thereafter be exercisable for the number of Warrant Shares equal to the number of Common Shares which the Holder would have held after the happening of any of the events described above had this Warrant been exercised in full immediately prior to the happening of such event. An adjustment made pursuant to this paragraph (a) shall become effective retroactively to the record date in the case of a dividend and shall become effective on the effective date in the case of a subdivision or combination.

               (b) If the Company shall issue rights or warrants to all holders of Common Shares for the purpose of entitling them (for a period not exceeding forty-five (45) days from the date of issuance) to subscribe for or purchase Common Shares at a price per share (taking into account any consideration received by the Company for such rights or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors) less than the average market price per share (determined as provided below) of the Common Shares on the declaration date for such issuance, then in each such case, the number of Warrant Shares thereafter issuable upon exercise of this Warrant after such record date shall be determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the date immediately preceding such declaration date by a fraction, the numerator of which shall be the sum of the number of Common Shares outstanding on such declaration date and the number of additional Common Shares so offered for subscription or purchase in connection with such rights or warrants, and the denominator of which shall be the sum of the number of Common Shares outstanding on such declaration date and the number of Common Shares which the aggregate offering price of the total number of shares so offered would purchase at such average market price; PROVIDED, HOWEVER, if all the Common Shares offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the exercise of such rights or warrants the number of Warrant Shares issuable upon exercise of this Warrant shall thereafter be readjusted to the number of Warrant Shares which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of Common Shares actually delivered upon the exercise of such rights or warrants rather than upon the number of Common Shares offered for subscription or purchase. Such adjustment shall be made whenever any such rights or warrants are issued, and shall become effective on the date of issuance retroactive to the record date for determination of shareholders entitled to receive such rights or warrants.

               (c) If the Company shall distribute to all the holders of Common Shares (i) any rights or warrants to subscribe for or purchase any security of the Company (other than those referred to in paragraph (b) above) or any evidence of indebtedness or other securities of the Company (other than Common Shares), or (ii) assets (other than cash) having a fair market value (as determined in a resolution adopted by the Board of Directors of the Company, which shall be conclusive evidence of such fair market value) in an amount during any 12-month period equal to more than 10% of the market capitalization (as defined below) of the Company, then in each such case the number of Warrant Shares issuable upon exercise of this Warrant shall be, after the record date for determination of the shareholders entitled to receive such distribution, determined by multiplying the number of Warrant Shares issuable upon exercise of this Warrant on the day immediately preceding the date of declaration or authorization by the Board of Directors of the Company of such distribution by a fraction, the numerator of which shall be the average market price per share (determined as provided in paragraph (e) below) of the Common Shares on such declaration date, and the denominator of which shall be such average market price per share less the then fair market value (as determined by the Board of Directors of the Company as provided above) of the portion of the assets, rights, warrants, evidences of indebtedness or other securities so distributed applicable to one Common Share. Such adjustment shall become effective retroactively immediately after the declaration date. The term "market capitalization" shall mean an amount determined by multiplying the number of Common Shares outstanding on such declaration date by the average market price per share (determined as provided in paragraph (e) below) of the Common Shares on such declaration date.

               (d) In case of any capital reorganization or any reclassification of the capital stock of the Company, or of any exchange or conversion of the Common Shares for or into securities of another corporation, or in case of the amalgamation or merger of the Company with or into any other person (other than an amalgamation or merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Common Shares) or in case of any sale or conveyance of all or substantially all of the assets of the Company, the person formed by such amalgamation or resulting from such capital reorganization, reclassification or merger or which acquires such assets, as the case may be, shall make provision such that this Warrant shall thereafter be exercisable for the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, amalgamation, merger, sale or conveyance, as the case may be, by a holder of the shares of Common Shares equal to the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to the effective date of such capital reorganization, reclassification of capital stock, amalgamation, merger, sale or conveyance, assuming (i) such holder of Common Shares of the Company is not a person with which the

Company amalgamated or into which the Company merged or which merged into the Company or to which such sale or transfer was made as the case may be ("constituent entity"), or an affiliate of a constituent entity, and (ii) such person failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, amalgamation, merger, sale or conveyance and, in any case appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the Holder, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the number of Warrant Shares issuable upon exercise of this Warrant) shall thereafter be applicable, as near as reasonably may be, in relating to any shares of stock or other securities or other property thereafter deliverable upon exercise of this Warrant.

               (e) For the purpose of any computation under this Section 7, the average market price per share of Common Shares on any date shall be the weighted average trading price at which Common Shares traded on The Alberta Stock Exchange, or if the Common Shares are not then listed on The Alberta Stock Exchange, on such stock exchange on which such shares are listed as may be selected by the board of directors of the Company, for the fifteen (15) consecutive trading days commencing twenty (20) trading days before the date of declaration or authorization by the Board of Directors of the Company of such issuance or distribution. The weighted average price of Common Shares for any period shall be determined by dividing the aggregate sales price of all Common Shares sold during the period by the total number of Common Shares so sold during such period or, if no such prices are available, the fair market value of the Common Shares as determined by good faith action of the Board of Directors of the Company.

               (f) All calculations under this Section 7 shall be made to the nearest one-thousandth of a Common Share.

               (g) Whenever the number of Warrant Shares purchasable upon the exercise of this Warrant is adjusted as herein provided, the Warrant Price payable upon exercise of this Warrant shall be adjusted by multiplying such Warrant Price immediately prior to such adjustment by a fraction, the numerator of which shall be the number of Warrant Shares purchasable upon the exercise of this Warrant immediately prior to such adjustment, and the denominator of which shall be the number of Warrant Shares so purchasable immediately thereafter.

               (h) In case of any amalgamation or merger of the Company with or into another entity (whether or not the Company is the surviving entity) or in case of any sale, transfer or lease of all or substantially all of the assets of the Company, the Company or such successor or purchasing entity, as the case may be, shall execute with the Holder an agreement that the Holder shall have the right thereafter upon payment of the Warrant Price in effect immediately prior to such action to purchase upon exercise of this Warrant the kind and amount of shares and other securities, cash and property that the Holder would have owned or would have been entitled to receive after the happening of such amalgamation, merger, sale, transfer, lease or conveyance had this Warrant been exercised in full immediately prior to such action, and if the successor or purchasing entity is not a corporation, such person shall provide appropriate tax indemnification with respect to such shares or other securities and property so that upon exercise of this Warrant, the Holder would have the same benefits it otherwise would have had if such success, or purchasing person were a corporation. Such agreement shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in Sections 7(a) through 7(h), inclusive. The provisions of this Section 7(h) shall similarly apply to successive amalgamations, mergers, sales or conveyances.

               (i) For the purpose of this Section 7, the term "Common Shares" shall mean the class of shares designated as the Common Shares of the Company at the date of this Warrant and for purposes of determining the number of Common Shares outstanding at any time all Non-voting Shares shall be deemed to have been converted into Common Shares. In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) through (d) above, the Holder shall become entitled to receive any shares of the Company other than shares of Common Shares, thereafter the number of such other shares so receivable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in paragraphs (a) through (h), inclusive, above, and the provisions of Subsections 7.2, 7.3, 7.4 and 7.5, inclusive, with respect to the Warrant Shares, shall apply on like terms to any such other shares.

               (j) Upon the expiration of any rights, options, warrants or exercise or exchange privileges the issuance of which shall have resulted in an adjustment of the Warrant Price, if any thereof shall not have been exercised, the Warrant Price shall, upon such expiration, be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) as if (1) the only Common Shares so issued were the Common Shares, if any, actually issued or sold upon the exercise of such rights, options, warrants, exchange privileges or exercise rights and (2) Common Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the consideration, if any, actually received by the Company for the issuance, sale or grant of all of such rights, options, warrants or exercise rights whether or not exercised; PROVIDED that no such readjustment shall have the effect of increasing the Warrant Price or decreasing the number of Warrant Shares purchasable upon the exercise of this Warrant by an amount in excess of the amount of the adjustment initially made in respect to the issuance, sale or grant of such rights, options, warrants or exercise rights.

          7.2 TIME OF ADJUSTMENTS. Each adjustment required by Section 7 shall be effective as and when the event requiring such adjustment occurs.

          7.3 NOTICE OF ADJUSTMENT. Whenever the number of Warrant Shares purchasable upon the exercise of each Warrant or the Warrant Price is adjusted as herein provided, the Company shall promptly mail by first class mail, postage prepaid, each Holder certificate of a firm of independent chartered accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) setting forth the number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant Price after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such certificate shall be conclusive evidence of the correctness of such adjustment.

          7.4 NO ADJUSTMENT FOR DIVIDENDS. Except as provided in subsection 7.1, no adjustment in respect of any dividends shall be made during the term of a Warrant or upon the exercise of a Warrant.

          7.5 STATEMENT ON WARRANTS. Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the initial Warrant.

     SECTION 8. FRACTIONAL INTERESTS. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares that shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, after giving effect to the provisions of this
Section 8, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall, in lieu of issuance of such fraction of a Warrant Share, calculate and pay an amount in cash equal to the closing price per Warrant Share on the trading day immediately preceding the date of exercise of the Warrant multiplied by such fraction. The closing price shall be the last reported sales price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal stock exchange on which the Common Shares is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the fair market value of the Common Shares as determined by good faith action of the Board of Directors of the Company.

     SECTION 9. NO RIGHTS AS SHAREHOLDER; NOTICES TO HOLDERS. Nothing contained in this Warrant or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote or to receive dividends or to consent or to receive notice as shareholders in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company. If, however, at any time prior to the expiration of the Warrants and prior to their exercise, any of the following events shall occur:

               (a) the Company shall declare any dividend (or any other distribution) on Common Shares, other than a cash dividend or shall declare or authorize repurchase of in excess of 10% of the then outstanding shares of Common Shares; or

               (b) the Company shall authorize the granting to all Holders of Common Shares of rights or warrants to subscribe for or purchase any shares of stock of any class or any other rights or warrants; or

               (c) The Company shall propose any capital reorganization, recapitalization, subdivision or reclassification of Common Shares (other than a subdivision or combination of the outstanding Common Shares or Shares, or a change in par value, or from par value to no par value or from no par value to par value), or any consolidation or merger to which the Company is a party for which approval of any shareholders of the Company shall be required, or the sale, transfer or lease of all or substantially all of the assets of the Company; or

               (d) the voluntary or involuntary dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets and business as an entirety) shall be proposed;

then in any one or more of said events, the Company shall give notice in writing of such event to the Holders at least 15 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholders entitled to such dividend, distribution, or subscription rights, or for the determination of shareholders entitled to vote on such proposed consolidation, merger, sale, transfer or lease of assets, dissolution, liquidation or winding up.

     SECTION 10. NOTICES. All notices, requests and other communications with respect to the Warrants shall be in writing. Communications may be made by telecopy or similar writing. Each communication shall be given to the Holder at the address in the Warrant Register and the Company at its offices in Calgary, Alberta, or at any other address as the party may specify for this purpose by notice to the other party. Each communication shall be effective (1) if given by telecopy, when the telecopy is transmitted to the proper address and the receipt of the transmission is confirmed, or (2) if given by any other means, when delivered to the proper address and a written acknowledgement of delivery is received.

     SECTION 11.    NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE.

               (a) Prior to the Expiration Date, no failure or delay by any party in exercising any right, power or privilege with respect to the Warrants shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Warrants shall be cumulative and not exclusive of any rights or remedies provided by law.

               (b) In view of the uniqueness of the Warrants, a Holder would not have an adequate remedy at law for money damages in the event that any of the obligations arising under the Warrants is not performed in accordance with its terms, and the Company therefore agrees that the Holders shall be entitled to specific enforcement of the terms of the Warrants in addition to any other remedy to which they may be entitled, at law or in equity.

     SECTION 12. AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of a Warrant, and no consent to any departure from any provision of the Warrant, shall be effective unless it shall be in writing and signed and delivered by the Company and the Holder, and then it shall be effective only in the specific instance and for the specific purpose for which it is given. The rights of the Holder and the terms and provisions of this Warrant including, without limitation, the performance of the obligations of the Company hereunder, shall not be affected in any manner whatsoever by the terms and provisions of any other agreement, whether entered into prior to or after the date of this Warrant.

     SECTION 13. GOVERNING LAW. The Warrants shall be governed by and construed in accordance with the internal laws of the Province of Alberta. All rights and obligations of the Company shall be in addition to and not in limitation of those provided by applicable law.

     SECTION 14. SEVERABILITY OF PROVISIONS. Any provision of the Warrants that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions of the Warrants or affecting the validity or enforceability of the provision in any other jurisdiction.

     SECTION 15. HEADINGS AND REFERENCES. Headings in the Warrants are included for the convenience of reference only and do not constitute a part of the Warrants for any other purpose. References to parties and sections in the Warrant are references to the parties or the sections of the Warrant, as the case may be, unless the context shall require otherwise.

     SECTION 16. EXCLUSIVE JURISDICTION. Each of the Company and the Holder, by acceptance hereof, (1) agrees that any legal action with respect to the Warrant shall be brought exclusively in the courts of the Province of Alberta,
(2) accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and (3) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of FORUM NON CONVENIENS, which it may now or hereafter have to the bringing of any legal action in those jurisdictions; PROVIDED, HOWEVER, that each of the Company and the Holder may assert in a legal action in any other jurisdiction or venue each mandatory defense, third-party claim or similar claim that, if not so asserted in such action, may not be asserted in an original legal action in the courts referred to in clause (1) above.

     SECTION 17. MERGER OR AMALGAMATION OF THE COMPANY. The Company will not merge or amalgamate with or into any other corporation unless the corporation resulting from such merger or amalgamation (if not the Company) shall expressly assume, by supplemental agreement, the due and punctual performance and observance of each and every covenant and condition of this Warrant to be performed and observed by the Company.


     THIS WARRANT is executed by the Company on the date set forth below in Calgary, Alberta.

Dated:    __________, 1995                   SAXON PETROLEUM INC.

Attest:   ______________________________     By:  ___________________________
          Name:                                   Name:
          Title:                                  Title:

                              SAXON PETROLEUM INC.

                              Election to Purchase

                                   Mail Address

__________________________________      _______________________________________

__________________________________      _______________________________________

__________________________________      _______________________________________

          The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for and to purchase thereunder, _________________ [common, Non-voting] shares provided for herein, and requests that certificates for such shares be issued in the name of

             _______________________________________________________

             _______________________________________________________
              (Please Print Name, Address and Social Security No.)

             _______________________________________________________

and, if said number of shares shall not be all the shares purchasable thereunder, that a new Warrant Certificate for the balance remaining of the shares purchasable under the within Warrant Certificate be registered in the name of the undersigned holder of this Warrant or his Assignee as below indicated and delivered to the address stated below.

Date:     _______________, 19__.

Name of holder of this Warrant or Assignee:  ____________________________
                                             (Please Print)

Address:    _____________________________________

            _____________________________________

Signature:  _____________________________________

Note:     The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular without alteration or enlargement or any change whatever unless this Warrant has been assigned.

Signature Guaranteed:    ________________________________

                                   ASSIGNMENT

                 (To be signed only upon assignment of Warrant)


          FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

[_________________________] _____________________________

_________________________________________________________
Attorney to transfer said Warrant on the books of the Company, with full power of substitution in the premises.

DATED:    ___________________, 19__.

Signature of Registered Holder:    __________________________________
Note:     The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular without alteration or enlargement or any change whatever unless this Warrant has been assigned.

Signature Guaranteed:    ______________________________

                                                                     EXHIBIT E


                        EQUITY PARTICIPATION AGREEMENT


          THIS AGREEMENT made as of the _______ day of ____________, 1995.


BETWEEN:

          SAXON PETROLEUM INC., a corporation amalgamated under the laws of the Province of Alberta (herein "SAXON")

                                     - and -

          FOREST OIL CORPORATION, a corporation incorporated under the laws of the State of New York (herein "FOREST")



          WHEREAS Saxon intends to issue to Forest Common Shares, Non-Voting Shares and Convertible Preferred Shares and Warrants pursuant to a Purchase Agreement (the "PURCHASE AGREEMENT") dated October 6, 1995;

          AND WHEREAS Forest and Saxon wish to provide terms upon which Forest would be able to acquire Equity Securities (as that term is defined herein) from time to time and upon the happening of certain events.

          NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.        DEFINITIONS

          In this Agreement, the following terms shall have the following meanings:

     (a) "COMMON SHARES" means common shares of Saxon as constituted from time to time during the term of this Agreement;

     (b) "EQUITY SECURITIES" means a security entitled to vote at meetings of shareholders of Saxon generally and includes any securities convertible into or exchangeable for securities entitled to vote at meetings of shareholders of Saxon generally and as the context may allow, includes Equivalent Equity Securities;

     (c) "EQUIVALENT EQUITY SECURITIES" means Equity Securities of the same class and entitling the holder thereof to the same rights as the applicable Equity Securities and includes securities convertible into or exchangeable for Equity Securities;

     (d) "ISSUANCE" means any issuance by Saxon of any Equity Securities at any time or from time to time whether out of treasury, by contract, operation of law conversion, exchange or otherwise, and an Issuance shall be deemed to have occurred upon the amendment of the terms of any securities previously issued and then currently outstanding, the effect of which amendment is that a security becomes an Equity Security or the voting rights attaching thereto are thereby created or enhanced;

     (e) "PROPORTIONATE NUMBER" or, sometimes herein "ITS PROPORTIONATE NUMBER" or "FOREST'S PROPORTIONATE NUMBER" means that number of Equivalent Equity Securities which when purchased by Forest would result in Forest owning the applicable percentage determined below of the total of the number of shares subject to an Issuance and the number available for purchase by Forest:


        Percentage of total issued
       Common Shares and Non-Voting
     Shares owned by Forest immediately
        before the time of Issuance          Forest's Proportionate Number
     ----------------------------------      -----------------------------
         45% or more                                      60%
         more than 30% but less than 45%                  45%
         more than 20% but less than 30%                  30%

2.        GRANT OF OPTION

2.1 Saxon hereby grants to Forest on the terms and conditions hereinafter set forth an irrevocable option (the "OPTION") to acquire at any time or from time to time during the period described in Section 2.2 all or any of the Equivalent Equity Securities which become subject to the Option from time to time, it being understood that the Option is to acquire (following the Issuance and in addition to any Equity Securities, options, rights or warrants or other securities that are being issued to Forest in connection with the Issuance)
(i) Equity Securities which are the subject of public offerings as referred to in Section 3.1, (ii) Equity Securities which are the subject of the Issuances referred to in Section 4.1, (iii) Equity Securities which are issued upon the exercise of the options, rights or warrants which are referred to in
Section 4.2, (iv) the underlying Equity Securities issued upon the exercise of employee stock options or other benefits pursuant to the Issuances referred to in Section 4.3, and (v) Equity Securities which are subject to Issuances referred to in Section 4.5. The Option hereby granted is subject to acceptance for filing of notice of the grant of the Option by The Alberta Stock Exchange, subject to official notice of issuance, in each case pursuant to its rules and by-laws and Saxon covenants to use its best efforts to obtain such acceptances from time to time as may be applicable.

2.2 Forest shall have the right to exercise the Option at any time and from time to time during the term commencing on the date hereof and expiring, at 5:00 p.m. (Calgary time) on the 5th anniversary of the date hereof (the "EXPIRY TIME").

3.        CONCERNING ISSUANCES BY WAY OF A PUBLIC OFFERING

3.1 Upon any Issuance constituting a public offering of Equity Securities by Saxon, Forest shall have the right to purchase at the price per Equity Security at which Equity Securities are being offered to the public, which price is payable in the manner provided in Section 5.5, all or any part of its Proportionate Number of such Equity Securities.

4.        CONCERNING ISSUANCES IN OTHER CIRCUMSTANCES

4.1 Other than as contemplated by Sections 4.2 or 4.3, upon any Issuance which does not constitute a public offering by Saxon or upon the issuance by Saxon to any other party or parties of any Equity Securities in any circumstances in which Forest is not provided the opportunity to acquire its Proportionate Number of Equity Securities at the same time and on the same basis as the Equity Securities issued to the other party or parties, Forest shall have the Option to acquire all or any part of its Proportionate Number of Equivalent Equity Securities and shall pay therefor in the manner provided in Section 5.5
(i) the same consideration per Equivalent Equity Security as was or is to be received by Saxon per Equity Security from such other party or parties, or
(ii) the fair equivalent of such non-cash consideration per Equivalent Equity Security as was or is to be received by Saxon per Equity Security from the other party or parties, as determined by the Board of Directors of Saxon. By way of illustration only, such Issuances may include an issuance of Equity Securities pursuant to a private placement, an amalgamation, a securities exchange take-over bid or an asset acquisition which includes all or partial consideration in the form of Equity Securities.

4.2 Upon the Issuance by Saxon to any other party or parties of any Equity Securities pursuant to the exercise of an option to such third party or parties (other than employee stock options) or the Issuance of Equity Securities pursuant to the exercise of rights (including conversion or exchange rights) or warrants to acquire Equity Securities (including for greater certainty those referred to in Sections 4.22(b)(3), (4), (5) and (6) of the Purchase Agreement), Forest shall have the Option to acquire its Proportionate Number of Equivalent Equity Securities on the same terms, including exercise price, as such options, rights or warrants were exercised and to pay therefor in the manner provided in Section 5.5 (i) the same consideration for such Equity Securities received by Saxon from such other party or parties or (ii) the fair equivalent of such non-cash consideration for such Equity Securities received by Saxon from the other party or parties, as determined by the Board of Directors of Saxon. By way of illustration only, if Equity Securities are issued upon the conversion or exchange of Saxon's securities, the fair equivalent price would be the conversion or exchange price of such securities.

4.3 In connection with the Issuance by Saxon of Equity Securities upon the exercise of employee stock options (other than an Issuance pursuant to employee stock options outstanding on October 6, 1995) or other forms of employee benefits relating to Equity Securities to the directors, officers or employees of Saxon, Forest shall be entitled to acquire, as and when the holder of such option or benefit acquires his or her Equity Securities upon his or her exercising such option or benefit from time to time, its Proportionate Number of Equivalent Equity Securities at such time, and to pay therefor in the manner provided in Section 5.5 the same consideration as was received by Saxon from such director, officer or employee.

4.4 In the event of an Issuance of the nature set out in this Clause 4, Saxon shall obtain the prior approval to the listing of the equity security to be listed as a result of the issue, inclusive of such prospective number as may be issued upon the exercise of the Option by Forest, from the applicable stock exchange or exchanges and in addition Saxon shall obtain the prior approval in respect of such Issuance from other regulatory authorities, as applicable. Forest shall file such documentation as may reasonably be required of it in connection with any such Issuance.

4.5 In the event that prior to the Second Closing Date (as defined in the Purchase Agreement) Saxon issues any Common Shares, Forest shall have the right at the Second Closing to purchase all or any part of that number of Common Shares which when purchased by Forest would result in Forest owning 60% of the total number of shares so issued (including for greater certainty those purchased by Forest) and shall pay therefore the same consideration per Common

Share Saxon received from such third party, which consideration shall be paid in cash on the Second Closing Date.



5.        NOTICE OF ISSUANCES AND METHOD OF EXERCISE

5.1 Immediately following the closing of an Issuance of Equity Securities, Saxon shall furnish to Forest a notice (the "NOTICE") setting out the terms of such Issuance including purpose, pricing, size and closing date of such Issuance.

5.2 Forest shall, within 30 calendar days of receipt of the Notice, respond in writing to Saxon (the "RESPONSE") indicating whether it intends to exercise its Option with respect to such Issuance and if so whether it intends to acquire any or all of its Proportionate Number of Equity Securities (the "FOREST ISSUANCE"), the manner in which payment shall be made under Section 5.5, the closing date of the Forest Issuance which shall not be later than 15 days after the date of the Response and particulars of the number of Common Shares and Non-Voting Shares held by Forest.

5.3 In the event that pursuant to the foregoing provisions Forest becomes entitled to purchase Common Shares of Saxon, Forest may elect in the Response to acquire Non-Voting Shares in lieu thereof on the same terms on the basis of one Non-Voting Share for each common share which it is entitled to acquire.

5.4       Payment by or on behalf of Forest in the manner provided in
Section 5.5 to Saxon at its principal office in the City of Calgary in respect of so many of the Equivalent Equity Securities as Forest shall exercise its option shall be made at the time of closing of the Forest Issuance. Upon receipt of such payment and upon compliance with applicable laws and regulations relating thereto, Saxon shall forthwith cause its registrar and transfer agent to deliver to Forest at its principal office in Denver, Colorado a definitive certificate or certificates registered in the name of Forest, or as Forest may otherwise lawfully direct in writing, representing in the aggregate such number of Equivalent Equity Securities as Forest shall have then paid for and acquired.

5.5 Forest may make payment for any Equivalent Equity Securities which it elects to acquire hereunder at its option as follows:

     (a)  by certified cheque or bank draft payable to Saxon; or

     (b) subject to Section 5.6 by issuance to Saxon of shares of Common Stock of Forest par value $0.10 per share ("COMMON STOCK") valued on the basis of the weighted average price per share of that class of shares for the 60 consecutive trading days ending on the trading day immediately prior to the Response on the Nasdaq National Market (the "FOREST SHARE PRICE").

5.6 Forest may only exercise its option to make payment in Common Stock of Forest if:

     (a) Saxon would not after such issuance hold more than 10% of the outstanding Common Stock of Forest;

     (b) such issuance of Forest Common Stock is not prohibited by or contrary to applicable stock exchange policies or applicable securities laws or regulations;

     (c) Forest does not at the time own securities of Saxon to which are attached more than 50% of the votes that may be cast to elect directors of Saxon; and

     (d)  all required regulatory approvals to such issuance have been obtained;

          If Forest issues Common Stock pursuant to this Agreement, the Company shall be granted one additional registration privilege under the Company Registration Rights Agreement for each 5,000,000 shares of Common Stock acquired by the Company hereunder and in the event that less than 5,000,000 shares of Common Stock is issued by Forest to the Company hereunder in any two year period, the Company shall have one additional registration privilege in respect of such shares of Common Stock.

6.        MARKET PURCHASES

6.1 The provisions hereof shall not prevent Forest from acquiring Equity Securities from time to time in the open market or by private contract or otherwise.

7.        REFERRAL

7.1 Saxon and Forest acknowledge that in the event that any question arises as to the Proportionate Number, a determination of the Forest Share Price or any other term or provision hereof of a fiscal nature (other than the determination by the Board of Directors of Saxon of the fair equivalent in money, referred to in Section 4 above), such question or matter shall be referred to an independent firm of chartered accountants agreed upon by Saxon and Forest, whose determination upon such fiscal matters shall be conclusive and binding upon Saxon and Forest. Any questions as to any other terms or provisions hereof, not of a fiscal nature and other than the determination by the Board of Directors of Saxon of the fair equivalent in money, referred to in
Section 4 above, shall be referred to arbitration under the ARBITRATION ACT of Alberta.

8.        NOTICES

8.1 Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if it is delivered or telecopied to the parties at their respective addresses as follows:

          If to Saxon, at:  Saxon Petroleum Inc.
                            1700, The Tower
                            736 - 6th Avenue S.W.
                            Calgary, Alberta
                            T2P 3T7

                            ATTENTION:  PRESIDENT

                            Telecopy:  (403) 264-1517

          If to Forest, at: Forest Oil Corporation
                            Suite 2200, 1600 Broadway
                            Denver, Colorado
                            80202

                            ATTENTION:  CORPORATE SECRETARY

                            Telecopy:  (303) 812-1602

Any notice so given shall be conclusively deemed to have been given and received when personally delivered or telecopied. Either party may change its address for notice hereunder by notice given in the foregoing manner.

9.        MISCELLANEOUS

9.1 Each party shall from time to time, and at all times, do all such further acts and execute and deliver all such further deeds, documents and assurances as shall reasonably be required in order to fully perform and carry out the terms of this Agreement.

9.2 The headings of the sections of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

9.3 This Agreement may not be assigned by either party hereto; provided, however, that Forest may assign any of its rights to purchase Equity Securities or Equivalent Equity Securities hereunder with respect to any particular issuance of Equity Securities, to one or more affiliates (as that term is defined in the BUSINESS CORPORATIONS ACT (Alberta)) of Forest, without the prior consent of Saxon.

9.4 This Agreement shall enure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

9.5 This Agreement shall be subject to applicable securities laws and other laws and regulations of applicable securities authorities (including without restricting the generality thereof, the respective by-laws and rules of the stock exchange or exchanges upon which the Equity Securities are listed) and in the event of any change in such laws and regulations which affects any provision of this Agreement, the parties hereto covenant and agree to use their best efforts to amend such provision and any other provisions hereof which shall require consequential amendments to the end that this Agreement would be in compliance with such laws and regulations and would provide for substantially equivalent rights to Forest and Saxon as each of them had prior to such change in laws and regulations.

9.6 This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

9.7       Time is of the essence of this Agreement.

          IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                       SAXON PETROLEUM INC.

                                       Per:__________________________________

                                       Per:__________________________________


                                       FOREST OIL CORPORATION

                                       Per:__________________________________

                                       Per:__________________________________

                                                                EXHIBIT F

                        VOTING AGREEMENT


           THIS  AGREEMENT is made the ____ day of ______________ 1995,


BETWEEN:


          ______________________________
          (the "Shareholder")

                                                       OF THE FIRST PART

                                  - and -

          FOREST OIL CORPORATION, a New York Corporation ("Forest")

                                                      OF THE SECOND PART


          WHEREAS Forest and Saxon Petroleum Inc. (the "Corporation") have entered into a Purchase Agreement dated October 6, 1995 (the "Purchase Agreement") pursuant to which Forest has agreed to acquire certain securities of the Corporation. Terms not otherwise defined herein shall have the meanings stated in the Purchase Agreement;

          AND WHEREAS approval of the Shareholders of the Corporation is required to certain of the Transactions;

          AND WHEREAS, as a condition of the willingness of Forest to enter into the Purchase Agreement, Purchaser has required that the Shareholder agree, and in order to induce Purchaser to enter into the Purchase Agreement, the Shareholder has agreed, to enter into this Agreement with respect to all Common Shares of the Corporation now owned and which may hereafter be acquired by the Shareholder;

          NOW THEREFORE this Agreement witnesses that in consideration of the sum of ten dollars ($10.00) now paid by each party to the other, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1 .       The Shareholder represents and warrants to Forest that:

    (a) the Shareholder is the registered and beneficial owner of, or has direct or indirect voting control over, not less than ______ shares (the "Existing Shares") of the Corporation;

    (b) the Shareholder has, and will have, the ability to vote or cause to be voted, all the Existing Shares in accordance with this Agreement and has not granted or appointed any proxy which is still effective with respect to such shares;

    (c) the execution, delivery and performance of this Agreement by the Shareholder will not violate, conflict with or result in a breach of any agreement to which Shareholder is a party; and

    (d) this Agreement has been duly executed and delivered by the Shareholder and assuming due authorization, execution and delivery by Forest, constitute a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder.

2.        The Shareholder covenants and agrees that:

    (a) during the term of this Agreement, the Shareholder shall vote the Existing Shares and all other shares of the Corporation in respect of which it is the owner from time to time, and all other shares over which Shareholder exercises control or direction at every annual or special meeting of Shareholders of the Corporation and at every continuation or adjournment thereof:

         (i) in favour of any resolution with respect to approval of the Transactions,

         (ii) against any (A) challenge to or modification of the Transactions not consented to by Forest; and (B) proposal for any reorganization, recapitalization, merger, consolidation, sale of assets or other business combination between the Corporation and any person other than Forest; and

         (iii) in favour of any other matter relating to consummation of the Transactions;

    (b) during the term of this Agreement, the Shareholder shall not sell, assign or otherwise transfer any of the Existing Shares or any other shares of the Corporation which the Shareholder acquires during the term of this Agreement.

3. The Shareholder acknowledges that remedies at law may be inadequate to protect Forest against any actual or threatened breach of this Agreement by the Shareholder and, without prejudice to any other rights and remedies otherwise available to Forest, the Shareholder agrees to the granting of injunctive relief in Forest's favour without proof of actual damages. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final nonappealable order that this Agreement has been breached by the Shareholder, then the Shareholder will reimburse Forest for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation.

4. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal personal representatives, successors and permitted assigns. Words importing the neuter gender shall include the masculine and feminine genders where the context or person referred to so requires.

5. This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta and the laws of Canada applicable therein.

6. This Agreement shall terminate upon the earlier of (i) completion of the Second Closing; (ii) termination of the Purchase Agreement prior to completion of the Transactions; (iii) if a Subsequent Event shall occur and the Corporation shall pay to Forest the Subsequent Event Fee, on the date of such payment; and (iv) January 31, 1996.

      IN WITNESS WHEREOF this agreement has been executed by each of the parties hereto as of the date first written above.

                                             ______________________________



                                             FOREST OIL CORPORATION


                                             By:___________________________

                        ESCROW AGREEMENT

        THIS AGREEMENT dated as of October 24, 1995.

AMONG:

               FOREST OIL CORPORATION, a New York
               corporation (the "Purchaser"),
               SAXON PETROLEUM INC., an Alberta
               corporation (the "Company") and
               McCARTHY TETRAULT, Barristers and
               Solicitors (the "Escrow Agent")


          Terms not defined herein shall have the meanings stated in the Purchase Agreement made between the Company and the Purchaser and dated as of the 6th day of October, 1995.

          WHEREAS the Company has agreed, pursuant to the aforesaid Purchase Agreement, to issue and sell 3,000,000 Redeemable Preference Shares, Series "B", to the Purchaser;

          AND WHEREAS the Purchaser requires security as collateral to the Company's promise to redeem the said shares;

          NOW THEREFORE as and for good and valuable consideration, receipt whereof is acknowledged by all parties hereto, this agreement witnesseth:

1. The Company agrees to lodge with the Escrow Agent the Forest Shares to be received by it at the First Closing and acknowledges that delivery of the Forest Shares to the Escrow Agent by the Purchaser is sufficient delivery to the Company.

2. The Company hereby assigns all its right, title and interest in and to the following lands and leases, including the wellsites thereon, to the Escrow Agent:

     (a)  Lands: Twp 51 Rge 9 W5M: Section 12 (all PNG) BPO 50%, APO 25%
          Lease: Cr# 0593110467 dated November 18, 1993
          Wellsite: LSD 16 in the aforesaid Section 12

     (b) Lands: Twp 60 Rge 17 W5M: Section 22 (to base Bluesky,Bullhead) Saxon 100%
          Lease: Ptn Cr#0178030012 dated March 8, 1978
          Wellsite: LSD 10 in the aforesaid Section 22

                             (collectively the "Lands, Leases and Wells")

3. The Escrow Agent shall take directions solely from the Company with respect to the sale of the Forest Shares, or any of them, but shall hold the proceeds (the "Proceeds") in trust as hereinafter set out.

4. Should the Second Closing occur as set out in the Purchase Agreement, the Escrow Agent shall pay any Proceeds held by it up to $1,500,000 to the Purchaser in satisfaction of the Company's cash obligation to the Purchaser set out in Article 1.2(b) of the Purchase Agreement unless the Company satisfies the Escrow Agent that it has otherwise met such obligation and the Escrow Agent shall re-assign the Lands, Leases and Wells to the Company.

5. Should the Second Closing not occur on or before December 31, 1995 and
          (a) should the Company and the Purchaser not have agreed upon an extension (or having so agreed, the extension has passed without Second Closing occurring), then the Escrow Agent shall deliver the Proceeds to the Purchaser (or so much thereof as is necessary to meet the Company's obligations set out in the redemption provisions of Exhibit "A" with respect to the Series "B" Preferred Shares);

     (b) Should the Proceeds be non-existent or insufficient, the Escrow Agent shall value the Forest Shares or so many thereof as are remaining and, in an orderly manner, dispose of such number of them as is necessary to meet the Company's obligation to the Purchaser. The

Escrow Agent shall value the aforesaid shares by reference to the then current market price of the Purchaser's common shares and revalue same from day to day during the selling period;

     (c) Should the Proceeds and the Forest Shares be insufficient to satisfy the Company's obligation to the Purchaser under Article 2.1(b) of the Purchase Agreement, then the Lands, Leases and Wells shall be valued by Fekete Associates Inc., using the current NYMEX price curve for oil and gas, Canadian basis quotes and the Canadian forward exchange curve provided by Enron or AIG and shall value only proved reserves discounted at 15%.

6. The Company and the Purchaser shall then review the Fekete Associates Inc. valuation and may, at its or their own expense obtain other engineering valuation report(s). If such report or reports is or are within 10% of the Fekete valuation, then such valuation stands. Otherwise, the matter shall be referred for determination by arbitration pursuant to the Alberta Arbitration Act or replacement legislation. Any disputes with respect to the manner of calculating the carried interest or the terms of the carried interest shall be settled by arbitration.

7. Once value of the Lands, Leases and Wells is established, the Purchaser shall be entitled to a carried interest in the Lands, Leases and Wells at a percentage which will meet the Company's obligations to the Purchaser within 3 years based on the price curve referred to in 5(c) above. The Escrow Agent shall use its best efforts to collect all revenues from the Lands, Leases and Wells and remit to the Purchaser on a monthly basis its carried interest share of the revenue from the Lands, Leases and Wells. Upon satisfaction of the Company's obligations to the Purchaser, the Purchaser's interest shall terminate.

     IN WITNESS WHEREOF the parties hereto that are corporations have affixed their corporate seals duly attested by the hands of their properly authorized officers in that behalf all on the day and year first above written. The parties that are not corporations have duly executed this Agreement and had that execution witnessed by the witness signing opposite their names.

                                   FOREST OIL CORPORATION

                                   Per: /s/ David H. Keyte
                                        -------------------------

                                   Per: -------------------------



                                   SAXON PETROLEUM INC.


                                   Per: /s/ G. A. Tarrant
                                        ------------------------

                                   Per: /s/ Bill Wylie
                                        ------------------------



                                   McCARTHY TETRAULT


/s/ Lynda S. McNie                 Per: /s/ Richard A. Wilson
----------------------------            -----------------------
Witness

                       COMMON SHARES AS NON-VOTING SHARES


          The Corporation is authorized to issue an unlimited number of Common Shares (the "Common Shares") and an unlimited number of Non-Voting Convertible Shares (the "Non-Voting Shares") and an unlimited number of Preferred Shares, issuable in series.

          The rights, privileges, restrictions and conditions attaching to the Common Shares and Non-Voting Shares shall be as follows:

1.        DIVIDENDS

1.1 The Common Shares and the Non-Voting Shares shall rank equally as to dividends and other distributions and, subject to the rights of holders of Preferred Shares, all dividends declared and distributions made in any fiscal year shall be declared and paid in equal or equivalent amounts per share on all the Common Shares and all the Non-Voting Shares at the time outstanding without preference or distinction.

2.        CONVERSION RIGHTS

2.1 Each issued and fully paid Non-Voting Share may at any time, at the option of the holder, be converted into one Common Share. The conversion privilege herein provided for may be exercised by notice in writing given to a transfer agent of the Corporation accompanied by the certificate or certificates representing the Non-Voting Shares in respect of which the holder thereof desires to exercise such right of conversion and such notice shall be signed by the person registered on the books of the Corporation as the holder of Non-Voting Shares in respect of which such right is being exercised or by the holder's duly authorized attorney and shall specify the number of Non-Voting Shares which the holder desires to have converted. The holder shall also pay any governmental or other tax imposed in respect of such transaction. Upon receipt of such notice the Corporation shall issue certificates representing fully paid Common Shares upon the basis above prescribed and in accordance with the provisions hereof to the holder of the Non-Voting Shares represented by the certificate or certificates accompanying such notice; if less than all the Non-Voting Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate for the Non-Voting Shares representing the shares comprised in the original certificate which are not to be converted.

2.2 All shares resulting from any conversion of issued and fully paid Non-Voting Shares into Common Shares as aforesaid shall be deemed to be fully paid and non-assessable.

3.        VOTING RIGHTS

3.1 Each holder of Common Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except class or series meetings of other classes of shareholders, and at all such meetings shall be entitled to one vote in respect of each Common Share held by such holder.

3.2 Subject to the Business Corporations Act (Alberta), holders of Non-Voting Shares shall not be entitled to receive notice of, attend or vote at any meetings of shareholders of the Corporation.

4.        ANTI-DILUTION PROVISIONS

4.1 If the Common Shares and/or the Non-Voting Shares are at any time subdivided, consolidated, converted (except for the conversion of Non-Voting Shares into Common Shares pursuant to paragraph 2 hereof) or exchanged for a greater or lesser number of shares of the same or another class, appropriate adjustment shall be made in the rights and conditions attached to the Common Shares and to the Non-Voting Shares so as to maintain and preserve the relative rights of the holders of the shares of each of the said classes.

5.        LIQUIDATION, DISSOLUTION OR WINDING-UP

5.1 In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, the holders of the Common Shares and the holders of the Non-Voting Shares shall be entitled, subject to the rights of holders of Preferred Shares, to share equally, share for share, in the remaining property of the Corporation.


          The rights, privileges, restrictions and conditions attaching to the Preferred Shares shall be as follows:

          [RICK WILSON TO PROVIDE EXISTING PREFERRED SHARE CONDITIONS]

                 NON-VOTING REDEEMABLE PREFERRED SHARES SERIES B


      The first series of Preferred Shares shall consist of 3,000,000 shares designated as Non-Voting Redeemable Preferred Shares Series B ("Series B Preferred Shares") and having attached thereto the following rights, privileges, restrictions and conditions:


1.    DIVIDENDS

1.1 PAYMENT OF DIVIDENDS - The holders of Series B Preferred Shares shall be entitled to receive, and the Corporation shall pay thereon, as and when declared by the board of directors out of monies of the Corporation properly applicable to the payment of dividends, fixed cumulative preferential dividends at the rate of $0.10 per share per annum (increasing to $0.125 per share per annum upon any failure by the Corporation to pay any dividend at the time and in the manner set out) payable in equal quarterly instalments on the first day of January, April, July and October in each year ("dividend payment dates") in respect of the 3 month periods ("quarters") ending on such days, respectively, the first of such dividends to be payable on the first such day occurring after the issue of the Series B Preferred Shares in respect of the period then ending and to be in an amount per share determined in accordance with section 1.2 hereof. Dividends on the Series B Preferred Shares shall accrue from the date of original issue thereof. Dividends on the Series B Preferred Shares shall, except as provided below, be paid in the form of a stock dividend. The Corporation shall on each dividend payment date issue to each holder of Series B Preferred Shares a number of common shares determined by dividing the amount of dividend which such holder is entitled to receive by the weighted average price at which common shares of the Corporation traded on The Alberta Stock Exchange, (or if the common shares are not then listed on The Alberta Stock Exchange, on such stock exchange on which such shares are listed as may be selected by the board of directors of the Corporation,) during the period commencing on the first day of the applicable dividend period and ending five days before the dividend payment date. If the common shares are not listed on a stock exchange on the dividend payment date, the dividend shall be paid in cash. Certificates representing the shares to which the holder of Series B Preferred Shares is entitled shall be mailed to the holders of such shares on the dividend payment date provided that the holder has provided to the Corporation a cheque payable to Revenue Canada for any withholding tax payable in respect of such stock dividend. In the event of:

      (a)   subdivisions, consolidations or reclassifications of common shares,

      (b) distributions to all or substantially all the holders of common shares of:

            (i) shares (other than shares distributed in lieu of dividends paid in the ordinary course),

            (ii)  rights, options or warrants,

            (iii) evidences of indebtedness or

            (iv)  assets (other than dividends paid in the ordinary course) or

      (c)   other similar changes in the share capital of the Corporation which in the opinion of the board of directors shall have or shall have had an effect on the trading price of common shares on any date during a dividend period, the board of directors, acting reasonably and in good faith, shall, on or prior to the dividend payment date, prescribe adjustments to be made to the number of common shares to be issued on the date in order to make the number of common shares to be issued on such date fully comparable with the number of common shares which would otherwise have been issuable had any of the foregoing capital changes not occurred. Fractional common shares shall not be issued on any dividend payment date but in lieu thereof the Corporation shall make payments in an amount per fractional common share otherwise issuable equal to the product of the fraction of the common share otherwise issuable and the weighted average price as determined above.

1.2 DIVIDEND FOR OTHER THAN A FULL QUARTER - The amount per share of the dividend accrued for any dividend period which is less than the full quarter in which the dividend period occurs with respect to any Series B Preferred Shares:

      (a)   which is issued or redeemed; or

      (b) where the assets of the Corporation are distributed to the holders of the Series B Preferred Shares pursuant to section 3 hereof;

shall be equal to the amount (rounded to the nearest 1-100th of 1 cent) calculated by multiplying one quarter of the applicable annual dividend per share by a fraction of which the numerator is the number of days in such quarter such share has been outstanding (excluding the date of issue or the dividend payment date at the beginning of such period and including the dividend payment date or date of redemption or distribution of assets at the end of such period) and the denominator is the number of days in such quarter (excluding the dividend payment date at the beginning thereof and including the dividend payment date at the end thereof).

2.    REDEMPTION

2.1 GENERAL - Subject to Section 5 and the provisions of the BUSINESS CORPORATIONS ACT (ALBERTA) (the "Act"), the Series B Preferred Shares shall be redeemed by the Corporation on the earlier of (i) the Second Closing Date as defined in the Purchase Agreement dated October 6, 1995 between Forest Oil Corporation and the Corporation and (ii) six months from the date of original issue (the earlier of which dates is the "redemption date"), but not otherwise.

2.2   REDEMPTION PRICE

      (a) The redemption price at which the Series B Preferred Shares are redeemable (the "redemption price") shall be $1.00 per share if such redemption is made on or within five business days after the applicable redemption date which shall (A) in the case of redemption on the date referred to in paragraph 2.1(i) be paid as to $0.50 in cash and the issue of fully paid and non-assessable common shares of the Corporation having a value of $0.50 (determined by dividing $0.50 by the weighted average price at which common shares traded on The Alberta Stock Exchange during the 30 days ending on the third day prior to the redemption date), provided that such shares are then listed on The Alberta Stock Exchange and if not so listed shall be paid in cash and (B) in the case of redemption on the date referred to in paragraph 2.1(ii) be paid in cash. The final two sentences of section 1.1 shall apply MUTATIS MUTANDIS to any such issuance of common shares on such redemption;

      (b) If the redemption price is not paid in the manner required by paragraph 2.2(a) within five business days after the applicable redemption date, the redemption price shall increase to $1.3333 per share which shall be paid in cash or at the option of the Corporation by the issuance of fully paid and non-assessable common shares of the Corporation valued on the basis of 85% of the weighted average price at which common shares traded on The Alberta Stock Exchange or, if the common shares are not then listed on The Alberta Stock Exchange, on such exchange on which such shares are listed as may be selected by the Board of Directors of the Corporation, during the 30 days ending on the third day prior to the date of payment of the redemption price, or if the common shares are not listed on any stock exchange, the common shares shall be valued on a basis determined by an independent financial adviser acceptable to the Corporation and the holder, or failing agreement appointed by a Justice of the Court of Queen's Bench of Alberta and any such determination shall be binding on the Corporation and the Holder; and

      (c) At the time of redemption the Corporation shall pay all accrued but unpaid dividends to the date of redemption provided that the holder has provided to the Corporation a cheque payable to Revenue Canada for any withholding tax payable in respect of any stock dividend or redemption of the Series B Preferred Shares.

2.3   REDEMPTION PROCEDURE

      (a) Notice of redemption of Series B Preferred Shares shall be given by the Corporation not less than two days prior to the redemption date to each holder of Series B Preferred Shares. Accidental failure or omission to give such notice to one or more of such holders shall not affect the validity of such redemption. Such notice shall set out the redemption price, the redemption date and the place of redemption.

      (b) On the redemption date the Corporation shall pay or cause to be paid the redemption price to or to the order of the holders of the Series B Preferred Shares redeemed on presentation and surrender at the place of redemption of the respective certificates representing such shares, and the holders of the Series B

            Preferred Shares shall cease to be entitled to dividends or to exercise any of the rights of holders in respect thereof unless payment of the redemption price shall not be made in accordance with the foregoing provisions, in which case the rights of the holders shall remain unimpaired.

2.4 REDEEMED REDEEMABLE PREFERRED SHARES SERIES B - Subject to the Act, Series B Preferred Shares redeemed by the Corporation shall be restored to the status of authorized but unissued Preferred Shares as a class but not as Series B Preferred Shares as a series and shall be available for division and issuance pursuant to the conditions attaching to the Preferred Shares as a class.

3.    LIQUIDATION

3.1 LIQUIDATION - In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among shareholders for the purpose of winding-up its affairs, the holders of the Series B Preferred Shares shall be entitled to an amount equal to the redemption price per share together with an amount equal to all accrued and unpaid cumulative preferential dividends to the date of such liquidation, dissolution, winding-up or other distribution before any amount shall be paid or any property or assets of the Corporation shall be distributed to the holders of any common shares, Non-Voting Shares or shares ranking junior to the Series B Preferred Shares.

3.2 FURTHER PARTICIPATION - After payment to the holders of the Series B Preferred Shares as aforesaid, such holders shall not have the right to any further participation in the distribution of the property or assets of the Corporation.

4.    RESTRICTIONS ON DIVIDENDS AND RETIREMENT OF SHARES

4.1 Except with the prior approval of the holders of the Series B Preferred Shares, so long as any of the Series B Preferred Shares are outstanding:

      (a) the Corporation shall not declare, pay or set apart for payment any dividends (other than stock dividends in shares of the Corporation ranking junior to the Series B Preferred Shares) on any shares of the Corporation ranking junior to or pari passu with the Series B Preferred Shares;

      (b) the Corporation shall not call for redemption, redeem, purchase or otherwise retire for value any shares ranking junior to or pari passu with the Series B Preferred Shares;

      (c) the Corporation shall not issue any additional Preferred Shares except those issuable pursuant to the Agreement referred to in
            Section 2.1.

5.    ISSUE PRICE

5.1 The price or consideration for which each Series B Preferred Shares shall be issued is $1.00 and upon allotment and payment of such price each such share shall be issued as fully paid and non-assessable.

6.    VOTING

6.1 Subject to the BUSINESS CORPORATION ACT (Alberta), the holders of the Series B Preferred Shares shall be entitled to receive notice of and to attend but shall not except as otherwise provided in the Act, be entitled to vote at meetings of shareholders of the Corporation.

7.    ELECTION TO RECEIVE NON-VOTING SHARES

      If the Corporation has amended its articles to create Non-Voting Shares having the rights set out in Exhibit A to the Agreement referred to in
Section 2.1(i), the holder shall be entitled to elect to receive Non-Voting Shares in lieu of common shares on the basis of one Non-Voting Share for each common share issuable, as payment of a dividend or on redemption.

8.    NOTICES AND INTERPRETATION

8.1   NOTICES

      (a) Any notice, cheque or other communication from the Corporation herein provided for shall be sufficiently given if delivered or if sent by registered mail, postage prepaid, to the holders of the Series B Preferred Shares at their respective addresses appearing on the books of the Corporation or, in the event of the address of any of such holders not so appearing, then at the last address of such holder known to the Corporation. A copy of each notice or other communication shall be sent by telecopy to the holders of Series B Preferred Shares.

      (b) If any notice, cheque or other communication from the Corporation given to a holder of Series B Preferred Shares pursuant to paragraph (a) is returned on 3 consecutive occasions because the holder cannot be found, the Corporation shall not be required to give or mail any further notices, cheques or other communications to such shareholder until the holder informs the Corporation in writing of the holder's new address.

8.2   INTERPRETATION

      (a) If any day on which any dividend on the Series B Preferred Shares is payable or on or by which any other action is required to be taken hereunder is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or before the next succeeding day that is a business day. Business day means a day other than a Saturday, a Sunday or any other day that is a statutory or civic holiday in the place where the Corporation has its head office.

      (b) All references herein to a holder of Series B Preferred Shares shall be interpreted as referring to a registered holder of the Series B Preferred Shares.

      (c) The weighted average price of common shares for any period shall be determined by dividing the aggregate sales price of all common shares sold during the period by the total number of common shares so sold during such period.

9.    TRANSFER

            The holders of Series B Preferred Shares may not sell, assign, transfer, mortgage, charge or encumber the Series B Preferred Shares.

10.   MODIFICATION

10.1 The provisions attaching to the Series B Preferred Shares may be deleted, varied, modified, amended or amplified with the prior approval of the holders of Series B Preferred Shares given in accordance with Clause 11.

11.   APPROVAL OF SERIES B PREFERRED SHARES

11.1 Any consent or approval to be given by the holders of Series B Preferred Shares shall be deemed to have been sufficiently given if it shall have been given in writing by the holders of at least 66 2/3% of the outstanding Series B Preferred Shares or by a resolution passed at a meeting of holders of Series B Preferred Shares duly called and held upon not less than 21 days notice to the holders at which the holders of at least a majority of the outstanding Series B Preferred Shares are present or are represented by proxy and carried by the affirmative vote of not less than 66 2/3% of the votes cast at such meeting. If at any such meeting the holders of a majority of the outstanding Series B Preferred Shares are not present or represented by proxy within one-half hour after the time appointed for such meeting then the meeting shall be adjourned to such date not less than 15 days thereafter and at such time and place as may be designated by the chairman, and not less than 10 days written notice shall be given of such adjourned meeting. At such adjourned meeting the holders of Series B Preferred Shares present or represented by proxy may transact the business for which the meeting was originally convened and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast at such meeting shall constitute the consent and approval of the holders of the Series B Preferred Shares. On every poll taken at every meeting every holder of Series B Preferred Shares shall be entitled to one vote in respect of each Series B Preferred Shares held. Subject to the foregoing, the formalities to be observed in respect of the giving or waiving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed in the Act and the bylaws of the Corporation.